Exhibit 10-10

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
dated as of November 6, 2021
by and among
FIRSTENERGY CORP.,
FIRSTENERGY TRANSMISSION, LLC
NORTH AMERICAN TRANSMISSION COMPANY II LLC,
BROOKFIELD SUPER-CORE INFRASTRUCTURE PARTNERS L.P.,
BROOKFIELD SUPER-CORE INFRASTRUCTURE PARTNERS (NUS) L.P.
and
BROOKFIELD SUPER-CORE INFRASTRUCTURE PARTNERS (ER) SCSP

Section 2.16 Environmental Matters...............................................................................…15

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(continued)

Section 8.1 Non-Survival of Representations and Warranties and Certain Covenants;
Certain Waivers....................................................................................................................    37
Section 8.2 Contractual Nature; No Additional Representations or Warranties;

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(continued)

Exhibit

Exhibit A – Form of Operating Agreement

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of November 6, 2021 (this “Agreement”), is entered into by and among FirstEnergy Corp., an Ohio corporation (“Parent”), FirstEnergy Transmission, LLC, a Delaware limited liability company (the “Company”), North American Transmission Company II LLC, a Delaware limited liability company (“Investor”), Brookfield Super-Core Infrastructure Partners L.P., a limited partnership organized under the laws of Ontario, Brookfield Super-Core Infrastructure Partners (NUS) L.P., a limited partnership organized under the laws of Ontario and Brookfield Super-Core Infrastructure Partners (ER) SCSp, a special limited partnership organized under the laws of Luxemburg (each, a “Guarantor” and collectively, the “Guarantors”), solely for the purposes of Sections 5.5, 5.6(c) and 8.1(a) and Article X. The Company, Parent, Investor and Guarantors are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”. Defined terms used herein and not otherwise defined herein have the respective meanings set forth in Section 10.17.
W I T N E S S E T H
WHEREAS, Parent owns all of the issued and outstanding membership interests (“Membership Interests”) of the Company; and
    WHEREAS, on the terms and subject to the conditions set forth herein, the Company wishes to issue and sell to Investor, and Investor wishes to purchase from the Company, certain newly issued Membership Interests such that, after giving effect to the transactions contemplated hereby, Investor will own 19.9% of the Membership Interests (such Membership Interests, the “Purchased Interests”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

PURCHASE AND SALE TRANSACTION; PURCHASE PRICE; THE CLOSING
Section 1.1Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Investor shall purchase from the Company, and the Company shall sell to Investor, the Purchased Interests, free and clear of all Liens other than (a) those created pursuant to Contracts to which Investor or any of its Affiliates is a party and (b) those that may be deemed to exist pursuant to securities Laws of general applicability.
Section 1.2Purchase Price.
(a)The aggregate purchase price to be paid by Investor for the Purchased Interests is an amount equal to the sum of (i) $2,375,000,000 (the “Base Purchase Price”), plus (ii) the Additional Capital Contribution Amount (the amount equal to such sum, the “Purchase Price”).
(b)Not later than ten Business Days prior to the Closing Date, the Company shall provide Investor with a written statement (the “Statement”) reflecting the calculation of the

Purchase Price by reference to the total Additional Capital Contribution Amount, based upon the accounting books and records of the Company and its Subsidiaries and in accordance with the definitions contained in this Agreement.
Section 1.3Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents (and shall be deemed to be held at the offices of Jones Day, 901 Lakeside Avenue E., Cleveland, Ohio 44114) at 10:00 a.m., New York City time, as soon as reasonably practicable following (and in no event later than the fifth Business Day following) the satisfaction or waiver (by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms or nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on or at such other date, time or place as is agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 1.4The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:
(a)Investor shall pay, or cause to be paid, to the Company the Purchase Price, by wire transfer of immediately available funds to an account designated in writing to Investor prior to the Closing by the Company;
(b)the Company shall issue to Investor the Purchased Interests (which shall be uncertificated and recorded in the books and records of the Company, including Schedule A to the Operating Agreement) such that after giving effect to such issuance, Investor shall own all right, title and interest to a number of Membership Interests constituting a 19.9% ownership interest in the Company;
(c)the Company shall deliver, or cause to be delivered, to each of Parent and Investor, a copy of the Operating Agreement, duly executed by an authorized representative of the Company, (i) evidencing, effective as of the Closing, the addition of Investor as a member of the Company and (ii) constituting the issuance of the Purchased Interests;
(d)Parent shall deliver, or caused to be delivered, to each of the Company and Investor, a counterpart copy of the Operating Agreement, duly executed by an authorized representative of Parent;
(e)Investor shall deliver, or caused to be delivered, to each of the Company and Parent, a counterpart copy of the Operating Agreement, duly executed by an authorized representative of Investor;
(f)Parent shall deliver, or cause to be delivered, to Investor, a counterpart copy of the document referred to in Schedule 1.4, in substantially the form set forth thereon, duly executed by an authorized representative of Parent;
(g)Investor shall deliver, or cause to be delivered, to Parent, a counterpart copy of the document referred to in Schedule 1.4, in substantially the form set forth thereon, duly executed by an authorized representative of Investor; and

(h)the Company, Parent and Investor shall make such other deliveries as are required by Article VI.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules of Parent and the Company attached to this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), subject to Section 10.10, or as disclosed in the Parent SEC Reports (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general or cautionary in nature), the Company represents and warrants to Investor that as of the date of this Agreement and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):
Section 2.1Formation and Power; Authorization.
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company and each of its Subsidiaries has all requisite power and authority necessary to own, lease and operate its properties and to carry on its business as now conducted.
(b)The Company and each of its Subsidiaries is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)Complete and correct copies of the Organizational Documents of the Company and its Subsidiaries, in each case as in effect as of the date of this Agreement, have been made available to Investor.
(d)The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action by the Company, and no other company proceedings on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement by the Company. This Agreement has been duly and validly executed and delivered by the Company, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity (the “Bankruptcy and Equity Exception”).
Section 2.2Subsidiaries.
(a)Schedule 2.5(a) sets forth each Person in which the Company, directly or indirectly, owns any Equity Interests, including (i) the name of such Person, (ii) such Person’s jurisdiction of organization and (iii) the name and amount of each such Equity Interests owned, directly or indirectly, by the Company. Other than the Subsidiaries of the Company, each of which are set forth on Schedule 2.5(a), the Company does not, directly or indirectly, own beneficially or of record, or hold the right to acquire, any Equity Interests in any Person.
(b)Each of the Company’s Subsidiaries is duly organized, incorporated or formed (as applicable) and validly existing under the Laws of its jurisdiction of organization, incorporation, formation and operation (as applicable).
Section 2.3No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 2.4 are made, given or obtained (as applicable), (y) the Regulatory Approvals are obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not (a) violate, conflict with or breach the Organizational Documents of the Company or any of its Subsidiaries, (b) result in the imposition or creation of any Lien on the Membership Interests, (c) violate or breach any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (d) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create (or, with notice or lapse of time or both, would create) in any party thereto the right to accelerate, amend, terminate or cancel, require any consent under, or give rise to the creation of any Lien (other than a Permitted Lien) on any property or asset of the Company or any of its Subsidiaries under, any Material Contract or Lease (or any Interim Period Contract) or (e) violate, breach, contravene or conflict with the DPA, except, with respect to clauses (c) and (d) above, for any such violations, breaches, defaults or other occurrences that are not material to the Company and its Subsidiaries taken as a whole.
Section 2.4Governmental Bodies; Consents. Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, Order, Permit, filing or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, (i) is not material to the Company and its Subsidiaries taken as a whole, and (ii) would not reasonably be expected to prevent the consummation of transactions contemplated hereby prior to the Outside Date, (d) as may be necessary as a result of any facts or circumstances relating to Investor or any of its Affiliates, and (e) notices and filings required to be made or given after the Closing.
Section 2.5Equity Interests.
(a)All of the outstanding Equity Interests of the Company and each of its Subsidiaries are owned legally and beneficially and of record by Parent, the Company or a Subsidiary of the Company as set forth on Schedule 2.5(a), free and clear of all Liens other than (i) those created pursuant to Contracts to which Investor or any of its Affiliates is a party, and (ii) those that may be deemed to exist pursuant to securities Laws of general applicability. The

Membership Interests (which, prior to the Closing, exclude the Purchased Interests) constitute all of the issued and outstanding Equity Interests of the Company, and all of the outstanding Equity Interests of the Company and its Subsidiaries have been duly authorized and validly issued, in compliance with all applicable securities Laws and not in violation of the Organizational Documents of the Company or any of its Subsidiaries or any subscription rights, purchase options, call options, rights of first refusal or other similar rights of any Person, and (to the extent such concepts are applicable to such Equity Interests) are fully paid and nonassessable. Except as set forth in the Organizational Documents of the Company and except for this Agreement and the transactions contemplated hereby, there are no outstanding options, warrants, subscriptions, rights (including preemptive rights), purchase rights, calls or Contracts of any character relating to, or requiring, the issuance, transfer, acquisition, redemption, repurchase, delivery or sale of any issued or unissued shares of capital stock or other Equity Interests, convertible or exchangeable securities (including securities that upon conversion or exchange would require the issuance of any Equity Interest), “phantom” equity rights, equity appreciation rights, equity-based performance units, rights to subscribe, purchase rights, calls or commitments made by the Company or any of its Subsidiaries or similar rights relating to the issuance, purchase, sale or repurchase of any Equity Interests issued by the Company or any of its Subsidiaries containing any equity features, or Contracts by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to any Equity Interests of the Company or any of its Subsidiaries.
(b)Upon consummation of the issuance and sale of the Purchased Interests by the Company to Investor, (i) Investor will hold good and valid title to all of the Purchased Interests free and clear of all Liens other than those created pursuant to Contracts to which Investor or any of its Affiliates is a party, and (ii) the Purchased Interests will constitute a 19.9% ownership interest in the Company.
Section 2.6Financial Statements; No Undisclosed Liabilities.
(a)Schedule 2.6(a) sets forth true, correct and complete copies of the Company’s and the Subsidiaries of the Company’s (a) unaudited consolidated balance sheet as of June 30, 2021 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the 6-month period then ended (the “Unaudited Financial Statements”) and (b) audited consolidated balance sheets and related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal years ended 2020, 2019 and 2018 (together with the Unaudited Financial Statements, the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such Financial Statements and except that Unaudited Financial Statements may not contain footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of Unaudited Financial Statements, to the absence of notes and normal year-end audit adjustments. The books and records of the Company and its Subsidiaries have been kept and maintained in all material respects in accordance applicable Laws.
(b)The Company and its Subsidiaries do not have any liabilities or obligations, whether accrued, contingent, absolute or otherwise (“Liabilities”), except (i) Liabilities accrued on or reserved against, or otherwise expressly identified, in the Financial Statements, (ii) Liabilities that have arisen since the Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities arising after the date of this Agreement in connection with the transactions contemplated hereby, (iv) any executory obligations under Contracts (not including Liabilities arising from a breach thereof or default thereunder), and (v) other Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(c)The Company and each of its Subsidiaries maintains, and at all times since January 1, 2019, has maintained, a system of internal controls over financial reporting sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting related to the Company and its Subsidiaries and the preparation of the Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and disposition of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements.
Section 2.7Absence of Certain Developments.
(a)Since the Balance Sheet Date, (i) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business in all material respects.
(b)Without limiting the generality of Section 2.7(a), from the Balance Sheet Date until the date of this Agreement, neither the Company nor any of its Subsidiaries has:
(i)amended or modified its Organizational Documents;
(ii)adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(iii)(A) acquired (whether by merger, stock or asset purchase or otherwise) any assets for consideration in excess of $25,000,000 in the aggregate (excluding any capital expenditures or purchases of raw materials or other similar assets, in each case in the Ordinary Course of Business) or (B) sold, leased, licensed, abandoned, permitted to lapse, assigned to an unrelated third party, transferred or otherwise disposed of any of its tangible or intangible assets with a market value in excess of $25,000,000 in the aggregate, other than (1) purchases of equipment and sales of products of their respective business, or sales of services, in each case in the Ordinary Course of Business, and (2) the disposal of obsolete assets in the Ordinary Course of Business;
(iv)had any of its material properties suffer any casualty loss in excess of $10,000,000 (whether or not covered by insurance) or become subject to any condemnation proceedings;
(v)taken any of the other actions specified in Section 5.1(b)(i), (ii), (iii), (v), (vi) or (vii) that, if taken after the date of this Agreement, would require Investor’s consent; or
(vi)agreed or committed in writing to do any of the foregoing.
Section 2.8Real Property.
(a)Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has good, valid, indefeasible and marketable fee title to, or a valid and binding leasehold interest in (or has analogous property rights under applicable Law), all Owned Real Property, Leased Real Property and Ancillary Real Property, as the case may be, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has (1) leased or otherwise granted to any Person rights to use or occupy any of the Owned Real Property or the Leased Real Property that impairs or would reasonably be expected to impair in any material respect the value, use or occupancy of the Owned Real Property or the Leased Real Property by the Company or any of its Subsidiaries and (2) any option to acquire any real property or interest therein with respect to the business of the Company or any of its Subsidiaries.
(b)Each of the Leases and Ancillary Real Property Agreements in effect as of the date of this Agreement and each Lease and Ancillary Real Property Agreement executed during the Interim Period in accordance with the terms of this Agreement (if any), is a legal, valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except (i) as limited by the Bankruptcy and Equity Exception and (ii) where such failure to be valid, binding, enforceable or in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in breach or violation of any Lease or Ancillary Real Property Agreement in effect as of the date of this Agreement or executed during the Interim Period in accordance with the terms of this Agreement, and, to the knowledge of the Company, no third party to any such Lease or Ancillary Real Property Agreement is in breach or violation of any such Lease or Ancillary Real Property Agreement, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any Lease or Ancillary Real Property Agreement, except in each case for any such breaches or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)As of the date of this Agreement, there are no Contracts, options or rights of first refusal or rights of first offer or similar rights in favor of a third party to purchase any parcel of Owned Real Property or any portion of or interest in it.
(d)Neither the Company nor any of its Subsidiaries or Affiliates has received written notice of an existing or pending condemnation, eminent domain or similar proceeding affecting any of the Owned Real Property or the Leased Real Property that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)To the knowledge of the Company, there is no existing structural or other physical defect or deficiency in the condition of any Owned Real Property, or any component or portion thereof, and that has not been corrected in the Ordinary Course of Business, except, in each case, as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)To the knowledge of the Company, current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting any Owned Real Property permit the use and operation of such Owned Real Property for its current use, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Affiliates has at any time in the three years prior to the date of this Agreement received written notice of any violation of Law or pending or threatened proceedings for the rezoning of any Owned Real Property or Leased Real Property or any portion thereof, or the taking of any other action by Governmental Bodies concerning such Owned Real Property and Leased Real Property that would materially hinder or prevent the use thereof for its current use, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)The Company and its Subsidiaries each has good, valid and marketable title to, a valid leasehold interest in or a valid right to use all of its tangible assets and properties, other than Owned Real Property, Leased Real Property and Ancillary Real Property, free and clear of all Liens except Permitted Liens, other than any failure to own or hold such tangible property that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such tangible property is in normal operating condition in all material respects for similar facilities of a similar age and in a state of reasonable maintenance and repair suitable for the purposes for which it is being used in the conduct of the business of the Company and its Subsidiaries, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.9Tax Matters.
(a)The Company and each of its Subsidiaries have duly and timely filed with the appropriate Tax authority all material Tax Returns that are required to be filed by them pursuant to applicable Laws, all such Tax Returns are true and complete in all material respects, and the Company and each of its Subsidiaries have timely paid all material Taxes due and payable by them regardless of whether shown as due and owing on a Tax Return, other than Taxes that are being contested in good faith through appropriate proceedings so long as adequate reserves are maintained in accordance with GAAP. Any material income Taxes due and payable by any consolidated, combined, unitary or similar income tax group of which Parent is the common parent have been timely paid.
(b)All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing (including any interest, expenses or fees) to any Person have been deducted, withheld, and timely paid to the appropriate Governmental Body.
(c)No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed in writing by any Governmental Body against the Company or any of its Subsidiaries.
(d)Neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Body, which extension is still in effect, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business.
(e)There are no ongoing or pending Tax audits, examinations or other proceedings by any Governmental Body against the Company or any of its Subsidiaries, and no such dispute, audit, examination, claim or proceeding has been threatened in writing.
(f)Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) as a transferee or successor or (ii) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law (other than with respect to the U.S. federal consolidated income tax group of which Parent is the common parent).
(g)Neither the Company nor any of its Subsidiaries has been subject to any claim made in writing by any Governmental Body in a jurisdiction where such Company or Subsidiary does not file a particular type of Tax Return or has not paid a particular type of Tax to the effect that such Company or Subsidiary is required to file such Tax Return or pay such type of Tax in that jurisdiction.
(h)There are no Liens for Taxes (other than Permitted Liens of the type described in clause (a) of the definition of Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.
(i)Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4.
(j)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior three years.
(k)Neither the Company nor any of its Subsidiaries has executed or entered into any closing agreement pursuant to Section 7121 of the Code or is bound by any “private letter ruling” issued by the IRS.”

(l)Neither the Company nor any of its Subsidiaries has any material liability for escheat or unclaimed property obligations.
(m)Neither the Company nor any of its Subsidiaries is, or has ever been, subject to Tax in a jurisdiction outside the country of its organization.
(n)Neither the Company nor any of its Subsidiaries is a party to, bound by, or has any obligation to any other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (other than any such agreement entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes and other than the Intercompany Income Tax Allocation Agreement, dated as of January 31, 2017, among Parent and the other parties thereto).
(o)Neither the Company nor any of its Subsidiaries (nor any predecessor of the Company or any of its Subsidiaries) has waived any statute of limitations in respect of Taxes, nor has any request been made in writing for any such waiver.
(p)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Body (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Law) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing.
Section 2.10Contracts.
(a)Except as set forth on Schedule 2.10 and other than (x) the Leases and (y) the Benefit Plans, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any:
(i)Contract relating to any acquisition by the Company or such Subsidiary of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction, in each case, pursuant to which the Company or such Subsidiary has an outstanding obligation to make any payment in excess of $50,000,000 thereunder;
(ii)Contract relating to any disposition by the Company or such Subsidiary of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction, in each case, pursuant to which the Company or such Subsidiary has any outstanding or contingent liabilities in excess of $50,000,000 thereunder;
(iii)Contract that requires the Company or such Subsidiary to post any fidelity or surety bond, completion bond, guarantee, letter of credit or other collateral or credit support obligation, in each case for an amount in excess of $25,000,000;
(iv)Contract under which the Company or such Subsidiary has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed

Indebtedness or Liabilities of others (other than (A) intercompany Indebtedness solely among the Company and its Subsidiaries, (B) intercompany guarantees of Indebtedness of the Company or any of its Subsidiaries or (C) purchases of equipment or materials made under conditional sales Contracts entered into in the Ordinary Course of Business), in each case, having an outstanding principal amount in excess of $50,000,000;
(v)Contract that by its express terms would limit or restrict or otherwise adversely affect the ability of the Company or its Subsidiaries to pay dividends or distributions;
(vi)Contract that contains a non-compete, right of first refusal, right of first offer or most favored nations obligation or restriction binding on the Company or such Subsidiary or that would be binding on Investor, except for (A) any such Contract that can be terminated without material penalty by the Company or such Subsidiary upon notice of 90 days or less, and (B) any such restrictions that constitute only a de minimis restraint on the conduct of the business of the Company and its Subsidiaries;
(vii)interest rate or currency swap, exchange, option or hedging Contract which has (A) a notional amount on or after the date hereof in excess of $50,000,000 or (B) a term extending for a period of longer than one year after the date hereof;
(viii)Contract relating to any partnership, joint venture or other similar arrangement in which the Company or such Subsidiary holds equity interests;
(ix)Contract involving the resolution or settlement of any actual or threatened actions, suits or proceedings against or by the Company or such Subsidiary in an amount greater than $25,000,000 in the aggregate that has not been fully performed by the Company or such Subsidiary or otherwise imposes continuing conduct obligations on the Company or such Subsidiary;
(x)Contract to which any Governmental Body is a party providing for payments by or to the Company or any of its Subsidiaries in excess of $10,000,000 per year or that otherwise impose material obligations on the Company or any of its Subsidiaries (excluding any (A) rights-of-ways, easements or similar Contracts entered into in the Ordinary Course of Business, and (B) Contracts relating to purchase or sale of services in the Ordinary Course of Business and that are immaterial to the Company and its Subsidiaries, taken as whole);
(xi)Contract relating to any outstanding commitment for capital expenditures in excess of either (A) $50,000,000 in the aggregate in the current (or any future) fiscal year, or (B) $100,000,000 over the remaining life of such Contract;
(xii)Contract not addressed in clauses (i) through (xi) of this Section 2.10(a) providing for payments by or to the Company or such Subsidiary (A) in excess of $100,000,000 in the aggregate during the term thereof or (B) in excess of $50,000,000 in any fiscal year, except for any such Contract that can be terminated without material penalty by the Company or such Subsidiary upon notice of 90 days or less; or
(xiii)Contract to enter into any of the foregoing.

(b)Each of the Contracts listed or required to be listed on Schedule 2.10 (a “Material Contract”) and each Interim Period Contract (if any) is valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, on each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where such failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. True and complete copies of each Material Contract has been made available to Investor in the Data Room. Neither the Company nor any of its Subsidiaries is in breach or violation of (or, with notice or lapse of time or both, would become in violation of) any Material Contract or any Interim Period Contract and, to the knowledge of the Company, no third party to any such Contract is in breach or violation of any such Contract, except in either case for any such breaches or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, none of the Company or its Subsidiaries or Affiliates (as applicable) has received a written notice from the counterparty to any Material Contract of its intention to (i) terminate such Contract, (ii) modify such Contract in a manner adverse to the Company or any of its Subsidiaries, or (iii) make a claim of force majeure (except for (x) in each such case, such notices as have been withdrawn or otherwise resolved prior to the date hereof, and (y) in the case of clauses (ii) and (iii), as would not be material to the Company and its Subsidiaries, taken as a whole).
Section 2.11Intellectual Property; IT; Data Security.
(a)The Company and its Subsidiaries own or have the licenses or rights to use all Intellectual Property that is used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own or have the right to use that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
(b)To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the Company’s nor any of its Subsidiaries’ respective businesses infringes, misappropriates or otherwise violates any Intellectual Property of any other Person, except where such infringement, misappropriation or violation is not material to the Company and its Subsidiaries taken as a whole.
(c)To the knowledge of the Company, no third party infringes, misappropriates or otherwise violates any material Intellectual Property owned by the Company or any of its Subsidiaries.
(d)To the knowledge of the Company, all of the issued patents and registered trademarks that constitute Intellectual Property to which the Company and its Subsidiaries have rights are valid, subsisting and enforceable.
(e)The material IT Systems used in the operation of the business of the Company and its Subsidiaries are adequate in all material respects for their intended use and for the operation of the business of the Company and its Subsidiaries as currently conducted, and, to the knowledge of the Company, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that, in any case, would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems.
(f)Except as would not be reasonably expected to result, individually or in the aggregate, in liability that would be material to the Company and its Subsidiaries, taken as a whole, during the past three years, to the knowledge of the Company, the Company and its Subsidiaries have not experienced any actual or alleged Security Incident or have been required under applicable Law to give notice to any Governmental Body of a Security Incident. The data, privacy, and security practices of the Company and its Subsidiaries are, and during the past three years, have been, in compliance, in all material respects, with applicable Laws. In the past three years neither the Company nor any of its Subsidiaries has received any written complaint concerning the collection, use or disclosure of any Personal Data, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been the subject of any investigation or proceeding by any Governmental Body in respect thereof.
Section 2.12Litigation. There are no actions, suits or proceedings pending against or by, or to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, other than any action, suit, or proceeding where no injunctive or equitable relief (which, if granted, would be material to the operation of the business of the Company or of any of its Subsidiaries) is sought and where, if adversely determined would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially impair the ability of the Company to consummate the Closing. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, other than any such Order that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or prevent or materially impair the ability of the Company to consummate the Closing.
Section 2.13Employees.
(a)None of the Company or any of its Subsidiaries have, nor within the past six (6) years have had, any employees or directly engaged any individuals as consultants.
(b)The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council.
(c)With respect to each individual who directly or indirectly provides services to the Company or any of its Subsidiaries (including the provision of services to the Company and its Subsidiaries by employees of other Affiliates of Parent) (individually, a “Company Service Provider”, and collectively, the “Company Service Providers”), the Company is in compliance with all applicable Laws relating to the employment of labor, except to the extent any non-compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, each current and former Company Service Provider has been properly classified as an employee or independent contractor under all applicable Laws with respect to services provided to the

Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no administrative charges or court complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any other Governmental Body concerning alleged employment discrimination or any other matters relating to the employment or engagement of labor.
(d)Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no actions, suits or proceedings pending against, or to the knowledge of the Company, threatened by, any current or former Company Service Provider against the Company or any of its Subsidiaries, at law or in equity, or before any Governmental Body.
Section 2.14Employee Benefit Plans.
(a)Neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to (or is required to contribute to) any Benefit Plan. Neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates currently maintains or contributes to, or has at any time in the six years prior to the date of this Agreement maintained or contributed to or been obligated to contribute to any plan, program or arrangement covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, in each case that would result in Liability to the Company or its Subsidiaries after the Closing. Neither the Company nor any of its Subsidiaries has any Liabilities under Title IV of ERISA.
(b)The consummation of the transactions contemplated hereby, either alone or in combination with any other event, will not (i) result in any payment or benefit becoming due or payable, or required to be provided, to any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries; (ii) increase the amount or value of compensation or benefits due or payable to any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries or accelerate the time of payment, vesting or funding of any such benefit or compensation; or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.
Section 2.15Insurance. With respect to each material insurance policy currently in effect as of the date of this Agreement maintained by or for the benefit of the Company or any of its Subsidiaries on their properties, assets, products, businesses or personnel (true and complete copies of which have been made available to Investor) and each material insurance policy bound during the Interim Period in accordance with the terms of this Agreement: (a) the policy is legal, valid, binding, enforceable and in full force and effect, and all premiums due and payable with respect thereto have been paid in full, and no notice of cancellation, termination, reservation of rights or dispute or denial of coverage for any material claim has been received with respect to any such insurance policy; (b) the Company and its Subsidiaries are not in breach or default of any of the terms or conditions of the policy; (c) none of the Company or its Subsidiaries have received a notice of non-renewal from any of the insurers and there has been no lapse in coverage; (d) the Company, its Subsidiaries, and their respective assets and properties are insured in amounts no less than as required by applicable Law or any Material Contract; and (e) there is no material claim pending or, to the knowledge of the Company, threatened under any such insurance policy that relates to the Company or the Subsidiaries and in respect of which coverage has been questioned, denied or disputed, or had rights reserved, by the underwriter of such policy. Except as would not reasonably be expected to (x) prevent or materially impede the consummation of the transactions set forth herein or (y) be materially adverse to the Company and its Subsidiaries (taken as a whole), the transactions set forth herein shall not result in a violation under any of such insurance policies and shall not give rise to any right of termination or cancellation in connection therewith.
Section 2.16Environmental Matters.
(a)Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries and their operations are, and, except for matters that have been fully resolved, have been for the past three years, in compliance with all applicable Environmental Laws.
(b)Neither the Company nor any of its Subsidiaries is, or has during the prior three years been, subject to any pending or, to the knowledge of the Company, threatened claim regarding any actual or alleged violation of or liability under any Environmental Laws that is material to the Company and its Subsidiaries taken as a whole or that has not been cured without further obligations that would be material to the Company and its Subsidiaries, taken as a whole.
(c)Except as would not be material to the Company and its Subsidiaries taken as a whole, no Hazardous Substances are present in or have been Released at, in, on or under any real property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, or, to the knowledge of the Company, at any other location where Hazardous Substances generated by the Company have been transported or disposed of, in each case above, such that the Company or any of its Subsidiaries is obligated to take investigative or remedial action with respect to such Releases of such Hazardous Substances pursuant to any Environmental Law or any Contract entered into with any other Person. Neither the Company nor any of its Subsidiaries are conducting any remedial action that is material to the Company and its Subsidiaries taken as a whole relating to any Release of Hazardous Substances pursuant to the requirements of any applicable Environmental Law or Permit or Contract, and there are no other such remedial actions at or affecting any of the operations or assets of the Company or any of its Subsidiaries.
(d)Except as would not be material to the Company or its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has entered into or agreed to any outstanding consent Order, or is subject to any outstanding Order, relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.
(e)Except as would not be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has assumed any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.
(f)To the knowledge of the Company, the Company has made available to Investor a copy of all material environmental assessment (including Phase I and Phase II) reports in the possession or control of the Company or any of its Affiliates relating to the Owned Real Property or Leased Real Property that have been issued at any point during the five years preceding the date hereof and, in each case, that is material to the Company and its Affiliates taken as whole.
Section 2.17Permits; Compliance with Laws.
(a)Each of the Company and its Subsidiaries holds and is (and has been during the past three years) in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations, waivers, exemptions and other authorizations that are material to the Company or any of its Subsidiaries and required for the use, ownership and operation of the assets of the Company and its Subsidiaries and the conduct of their business under applicable Laws (the “Permits”). All of the Permits are valid and in full force and effect and, during the prior three years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by, any Governmental Body with respect to, any material violation of, or any obligation to take material remedial action under, any Permits (other than any such violations that have been fully cured).
(b)The Company and its Subsidiaries are, and have been during the prior three years, in compliance, in all material respects, with all applicable Laws that are, in each case, material to the Company or any of its Subsidiaries, and during the prior three years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of any action or proceeding against it alleging any failure to comply in any material respect with any such applicable Laws. No investigation by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and during the prior three years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of any such investigation, except, in each case, for any such investigation that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
Section 2.18Affiliated Transactions.
    (a)    Schedule 2.18(a) sets forth a complete and correct list of the Company affiliate transaction guidelines and cost allocation methodologies as of the date of this Agreement (the “Affiliate Guidelines”), other than those included in the Affiliate Contracts.
(b)    Since the Balance Sheet Date, all transactions, charges, services, transfers, payments, accruals and other business or obligations between any member of the Parent Group (not including, for the avoidance of doubt, the Company), on the one hand, and the Company or any of its Subsidiaries, on the other hand, were in compliance in all material respects with the terms of the Affiliate Guidelines.
Section 2.19Regulatory Matters.
(a)The Company and its Subsidiaries are in compliance in all material respects with the Orders and rules of each of the Governmental Bodies set forth on Schedule 10.17(c), except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby.

(b)To the Company’s knowledge, neither the Company nor any of its Subsidiaries is the subject of any non-public investigation or audit by the Governmental Bodies listed in Schedule 10.17(c), except for any non-public investigation or audit that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby.
(c)The Company is not regulated as a “public utility” under the Federal Power Act (“FPA”). The Company is a “holding company” under the Public Utility Holding Company Act of 2005. Except as set forth on Schedule 2.19(c), none of the Company’s Subsidiaries is regulated as a “public utility” under the FPA. Solely as a result of the execution, delivery and performance of this Agreement, Investor will not become subject to regulation as a “public utility” under the FPA.
Section 2.20Anti-Corruption and Anti-Money Laundering Laws.
(a)Neither the Company nor any of its Subsidiaries, or, to the knowledge of the Company, any Representative acting for or on behalf of the Company or any of its Subsidiaries, (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or resident in a country or territory that is, or whose government is, a Sanctioned Entity, or (iv) engages in (or during the past three years has engaged in) any dealings or transactions, or is (or during the past three years has been) otherwise associated, with any such Sanctioned Person or Sanctioned Entity in violation of any Sanctions.
(b)The Company and each of its Subsidiaries and, to the knowledge of the Company, any Representative acting for or on behalf of the Company or any of its Subsidiaries, is (and for the past three years have been) in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.
(c)To the knowledge of the Company, neither the Company nor any of its Affiliates is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under any anti-terrorism Laws, Anti-Corruption Laws or Anti-Money Laundering Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the knowledge of the Company, has been threatened in writing.
(d)The Company and each of its Subsidiaries are subject to, and in compliance with in all material respects, policies and procedures instituted and maintained by an Affiliate thereof that are designed in accordance with applicable Laws to promote and achieve compliance by such Persons, and any Representatives acting on their behalf, with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
Section 2.21Broker Fees. There is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any Subsidiary thereof, that is or would be entitled to a fee or commission in connection with the transactions contemplated hereby from the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the Disclosure Schedules, subject to Section 10.10, or as disclosed in the Parent SEC Reports (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general or cautionary in nature), Parent represents and warrants to Investor that as of the date of this Agreement and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):
Section 3.1Formation and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
Section 3.2Authorization. The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action by Parent, and no other company proceedings on the part of Parent is necessary to authorize the execution, delivery or performance of this Agreement by Parent. This Agreement has been duly and validly executed and delivered by Parent, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.
Section 3.3No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 3.4 are made, given or obtained (as applicable), (y) the Regulatory Approvals are obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not (a) violate, conflict with or breach the Organizational Documents of Parent, (b) result in the imposition or creation of any Lien on the Membership Interests, (c) violate or breach any Law applicable to Parent, or by which any of its properties or assets are bound, (d) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which Parent is a party or by which any of Parent’s assets are bound or (e) violate, breach, contravene or conflict with the DPA, except, with respect to clauses (c) and (d) above, for any such violations, breaches, defaults or other occurrences which would not reasonably be expected to prevent or materially delay the ability of Parent to consummate the transactions contemplated hereby.
Section 3.4Consents. Except as set forth on Schedule 3.4, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Body or any other Person (other than the Parties, their equity holders or their Affiliates) is required in connection with the execution and delivery by Parent of this Agreement, the performance of Parent’s obligations hereunder or the consummation of the transactions contemplated hereby, except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby, (d) as may be necessary as a result of any facts or circumstances relating to Investor or any of its Affiliates or (e) notices and filings required to be made or given after the Closing.
Section 3.5Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent, before or by any Governmental Body, that would reasonably be expected to prevent or otherwise adversely affect Parent’s performance of its covenants and obligations set forth in this Agreement or to otherwise prevent or materially impair the ability of Parent to consummate the Closing. There are no bankruptcy proceedings pending or, to the knowledge of Parent, threatened against Parent.
Section 3.6Anti-Corruption and Anti-Money Laundering Laws.
(a)None of Parent or any of its Affiliates, nor any of their respective officers, directors, or employees, (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or resident in a country or territory that is, or the government of which is, a Sanctioned Entity, or (iv) engages in (or during the past three years has engaged in) any dealings or transactions, or is (or during the past three years has been) otherwise associated, with any such Sanctioned Person or Sanctioned Entity in violation of any Sanctions.
(b)Parent and each of its Affiliates are (and for the past three years have been) in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.
(c)To the knowledge of Parent, neither Parent nor any of its Affiliates is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under any anti-terrorism or Anti-Corruption Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the knowledge of Parent, has been threatened in writing.
(d)Parent and its Affiliates have been and are in compliance with, and shall comply in all respects with, all relevant terms of the DPA. The execution, delivery and performance by Parent of this Agreement is not intended to, and will not, circumvent or frustrate the enforcement purposes of the DPA.
Section 3.7Broker Fees. Except as set forth on Schedule 3.7, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, Parent or any of its Affiliates, that is entitled to a fee or commission in connection with the transactions contemplated hereby from the Company or any of its Subsidiaries.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR
Except as set forth in the disclosure schedule of Investor attached to this Agreement (the “Investor Disclosure Schedule”), Investor hereby represents and warrants to the Company that as of the date of this Agreement and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):
Section 4.1Organization and Power. Investor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
Section 4.2Authorization. The execution, delivery and performance of this Agreement by Investor and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action by Investor, and no other proceedings on the part of Investor are necessary to authorize the execution, delivery or performance of this Agreement by Investor. This Agreement has been duly and validly executed and delivered by Investor, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.
Section 4.3No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, permits or consents described in Section 4.4 are made, given or obtained (as applicable), (y) the Regulatory Approvals have been obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby, do not (a) violate, conflict with or breach its Organizational Documents, (b) violate any applicable Law to which Investor is subject or by which any of its assets are bound, or (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which Investor is a party or by which any of its assets are bound, except, with respect to clauses (b) and (c) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Investor to consummate the transactions contemplated hereby.
Section 4.4Consents. No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Body or any other Person (other than the Parties, their equity holders or their Affiliates) is required in connection with the execution and delivery by Investor of this Agreement, the performance of Investor’s obligations hereunder or the consummation of the transactions contemplated hereby, except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Investor to consummate the transactions contemplated hereby, (d) as may be necessary as a result of any facts or circumstances relating to Parent, the Company or any of their respective Affiliates, or (e) notices and filings required to be made or given after the Closing.
Section 4.5Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Investor, threatened against or affecting Investor, before or by any Governmental Body, that would reasonably be expected to prevent or otherwise adversely affect Investor’s performance of its covenants and obligations set forth in this Agreement or prevent or materially impair the ability of Investor or any of its Affiliates to consummate the transactions contemplated hereby. There are no bankruptcy proceedings pending or, to the knowledge of Investor, threatened against Investor or any of its Affiliates contemplated to be involved in the transactions contemplated hereby.
Section 4.6Broker Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of Investor or any of its Affiliates, that is entitled to any fee or commission in connection with the transactions contemplated hereby from Investor or any Affiliate thereof.
Section 4.7Investment Representation; Investigation. Investor is acquiring the Purchased Interests for its own account with the present intention of holding the Purchased Interests for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any applicable securities Laws. Investor is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. Investor is knowledgeable about the industries in which the Company and its Subsidiaries operate, is capable of evaluating the merits and risks of the transactions contemplated hereby and is able to bear the substantial economic risk of such investment for an indefinite period of time. Investor has been afforded full access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries.
Section 4.8Financial Capability. Guarantors have access to, and Guarantors and Investor will have at the Closing, sufficient immediately available funds to pay in full all amounts required to be paid by Investor under this Agreement, including (a) the amounts payable pursuant to Article I and (b) all of the fees, costs and expenses of Investor arising from or related to this Agreement or the consummation of the transactions contemplated hereby, and to otherwise consummate the transactions contemplated hereby in accordance with the terms hereof. Investor acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Investor or the Company or any of its Subsidiaries obtain financing for or related to any of the transactions contemplated hereby.
Section 4.9No Fraudulent Conveyance. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.
Section 4.10Anti-Corruption and Anti-Money Laundering Laws.
(a)None of Investor or its Affiliates, nor any of their respective officers, directors, or employees, (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or resident in a country or territory that is, or the government of which is, a Sanctioned Entity, or (iv) engages in any dealings or transactions, or is otherwise associated, with any such Sanctioned Person or Sanctioned Entity in violation of any Sanctions.
(b)Investor and each of its Affiliates are in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.

(c)To the knowledge of Investor, neither Investor nor any of its Affiliates is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under any anti-terrorism or Anti-Corruption Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the knowledge of Investor, has been threatened in writing.
Section 4.11Regulatory.
(a)Except as set forth on the Investor Disclosure Schedule, neither Investor nor any of its Affiliates has an interest greater than five percent in a Person that owns, manages, controls or operates any electricity transmission business operating in the United States.
(b)Investor is not a “public utility” as defined in the Federal Power Act.
ARTICLE V

COVENANTS
Section 5.1Conduct of the Business.
(a)From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1 (the “Interim Period”), except as (i) otherwise expressly contemplated or expressly permitted by this Agreement, (ii) set forth on Schedule 5.1(a), (iii) consented to in writing by Investor (such consent not to be unreasonably withheld, delayed or conditioned), (iv) required by any Lease or Contract to which the Company or any of its Subsidiaries is a party that is disclosed in the Disclosure Schedules and made available to Investor or required by applicable Law, or (v) in connection with any Extraordinary Event Response, Parent shall cause the Company and each of the Company’s Subsidiaries to use its commercially reasonable efforts to conduct its respective business in the Ordinary Course of Business (including with respect to the Company’s and its Subsidiaries’ management of their respective levels of working capital, levels of cash and cash equivalents, and capital expenditures, in each case in the Ordinary Course of Business), and Parent shall cause the Company and each of the Company’s Subsidiaries to use their respective commercially reasonable efforts to (A) preserve in all material respects the goodwill, reputation and present relationships with suppliers, customers, Governmental Bodies and others having significant business relationships with the Company or any of its Subsidiaries, and (B) maintain and renew in the Ordinary Course of Business their respective insurance policies (or obtain replacement or substitute insurance policies providing substantially similar coverage) and material Permits. The failure to take any action prohibited by Section 5.1(b) shall be deemed not a breach by Parent of this Section 5.1(a).
(b)During the Interim Period, except as (w) otherwise expressly contemplated or expressly permitted by this Agreement, (x) set forth on Schedule 5.1(b), (y) consented to in writing by Investor (such consent not to be unreasonably withheld, delayed or conditioned) or (z) required by applicable Law, Parent shall cause the Company and each of the Company’s Subsidiaries not to:
(i)amend or modify any of its Organizational Documents in a manner that would reasonably be expected to be adverse to Investor, the Company or any of its Subsidiaries;

(ii)create, issue, acquire, reclassify, combine, split, subdivide, redeem, sell, pledge, encumber or otherwise dispose of any of its Equity Interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, phantom equity, equity appreciation rights, calls or commitments with respect to its Equity Interests;
(iii)other than in the Ordinary Course of Business consistent with the Company’s financing plan made available to Investor, create, incur, assume or guarantee any Indebtedness other than, in each case, (A) in connection with any Extraordinary Event Response, (B) Existing Indebtedness and guarantees under Existing Indebtedness or (C) intercompany Indebtedness solely among the Company and its Subsidiaries or intercompany guarantees of Indebtedness of the Company or any of its Subsidiaries;
(iv)merge or consolidate with any other Person or adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(v)(A) employ or retain any individual as an employee or consultant of the Company or any of its Subsidiaries, (B) adopt, enter into, or become required to contribute to, any Benefit Plan, (C) become subject to any collective bargaining agreement or (D) accelerate the vesting, funding or payment of any compensation or benefits, or materially increase the compensation payable to, any Company Service Provider;
(vi)(A) acquire (whether by merger, stock or asset purchase or otherwise) any assets for consideration in excess of $25,000,000 in the aggregate (excluding any capital expenditures incurred in the Ordinary Course of Business) or (B) sell, lease, sublease, license, encumber, grant any purchase options or rights with respect to, or otherwise dispose of, any of its assets with a market value in excess of $25,000,000 in the aggregate, other than purchases of equipment and sales of products of their respective business, or sales of services, in each case in the Ordinary Course of Business;
(vii)make, change or revoke any material Tax election, settle or compromise any Tax claim or liability or claim for a refund of Taxes, change (or request any Governmental Body to change) any aspect of its method of accounting for Tax purposes, change its annual Tax accounting period, enter into any closing agreement or other binding written agreement relating to Taxes with any Governmental Body, file any amended Tax Return, surrender any claim for a refund of Taxes, file any Tax Return other than one prepared in a manner consistent with past practice, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the Ordinary Course of Business); provided, however, that the foregoing limitations shall not apply with respect to any action (i) in respect of a consolidated, combined, unitary or similar income tax group of which Parent is the common parent or (ii) that would not reasonably be expected to have a material adverse impact on Investor as compared to the other members of the Company;
(viii)declare or pay any dividend or distribution to the holders of any Equity Interests in such entity (other than to the Company or a Subsidiary of the Company);
(ix)take any other action that would require consent from Investor Member or Investor Director (in each case, as such terms are defined in the Operating Agreement) under the Operating Agreement if the Operating Agreement were in effect as of the date of this Agreement; or

(x)agree or commit to any of the foregoing.
(c)Notwithstanding the foregoing, Parent may cause or permit the Company during the Interim Period to take, and cause or permit the Company’s Subsidiaries to take, reasonable actions in accordance with Good Industry Practice, as reasonably necessary (i) in connection with any Emergency Situations, and (ii) to undertake any Extraordinary Event Response; provided, that Parent shall, upon the occurrence of any of the circumstances described above, as promptly as reasonably practicable, inform Investor in writing of such occurrence. No such actions under this Section 5.1(c) taken in compliance with the foregoing shall be deemed to violate or breach this Agreement in any way, or serve as a basis for Investor to terminate this Agreement pursuant to Article VII or assert that any of the conditions to the Closing set forth in Article VI have not been satisfied.
(d)To the extent Parent requests consent from Investor pursuant to Section 5.1(a) or Section 5.1(b) and Investor has not responded within five Business Days of Investor receiving written notice of such request, Investor shall be deemed to have consented for the relevant matter.
Section 5.2Access.
(a)During the Interim Period, upon reasonable advance notice and subject to compliance with all applicable regulatory rules and regulations and other applicable Laws, Parent and the Company shall provide Investor and its authorized Advisors and Representatives with reasonable access during regular business hours to the properties, offices, assets, members of senior management of Parent or its Affiliates (to the extent related to the business of the Company or any of its Subsidiaries), facilities and books and records of the Company and its Subsidiaries; provided, that (i) such access does not unreasonably interfere with the normal operations of Parent, the Company or any of their respective Affiliates, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated hereby, (iii) such access shall be subject to reasonable health and safety conditions and to reasonable limitations relating to the properties, offices and facilities, of the Company, as may be imposed by Parent, (iv) all requests for access shall be directed to such Person(s) as the Company may designate in writing from time to time, and (v) nothing herein shall require the Company or any of its Subsidiaries to provide access to, or to disclose any information to, Investor if such access or disclosure (A) would require the Company or any of its Subsidiaries to disclose any financial or proprietary information of or regarding the Affiliates of the Company or any of its Subsidiaries or otherwise disclose information regarding the Affiliates of the Company that the Company or any of its Subsidiaries reasonably deems to be commercially sensitive, (B) upon the written advice of counsel would waive any legal privilege or (C) would be in violation of applicable Laws or the provisions of any Contract to which Parent, the Company or any of its Subsidiaries is a party (provided, that Parent shall promptly notify Investor in writing if any information is withheld by reason of the exception under this clause (C), including a description of the general nature of such information and the reason for it being withheld, and Parent shall cause the Company or its applicable Subsidiary to use its reasonable best efforts to obtain the required consent of such third party to disclose such document or information). Notwithstanding anything to the contrary contained in this Agreement, none of the Parent, the Company or any of its Subsidiaries shall be required to (x) disclose to any Person any Tax information or Tax Return that does not relate solely to the

Company or any of its Subsidiaries or (y) provide any information regarding the Company or any of its Subsidiaries in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the Company’s or any of its Subsidiaries’ business, assets, financial performance or condition or operations. For the avoidance of doubt, nothing in this Section 5.2 shall be construed to permit Investor or any of its Advisors to have access to any files, records, agreements, communications or documents of Parent to the extent related to Parent or any of its Affiliates (other than the Company and its Subsidiaries), including any bids or offers received by Parent or any of its Affiliates for the sale of any Membership Interests, it being agreed that all such bids or offers shall be the sole property of Parent. No investigation by Investor or other information received by Investor shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company or Parent in this Agreement.
(b)Investor agrees to indemnify, defend and hold harmless the Parent Group from and against any and all actual losses, damages, Liabilities, claims, demands, causes of action, legal proceedings, Orders, remedies, obligations, assessments, awards, payments, costs and expenses, interest, penalties, fines, judgments and settlements (collectively, “Losses”) (including for loss or injury to or death of any Representative of Investor, and for any loss or damage to or destruction of any property owned by any member of the Parent Group or others (including for loss of use of any property)) resulting directly or indirectly from the action or inaction of Investor or any of its Representatives during any visit to the business or property sites of the Company or any of its Subsidiaries prior to the Closing Date, whether pursuant to this Section 5.2 or otherwise, except to the extent caused by the gross negligence or willful misconduct of the Company or its Affiliates or Representatives. During any visit to the business or property sites of the Company or any of its Subsidiaries, Investor shall, and shall cause its Affiliates and direct its other Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s or such Subsidiary’s safety and security procedures and conduct itself in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or such Subsidiary. Neither Investor nor any of its Representatives shall conduct any environmental testing or sampling of soil, surface water, groundwater, indoor or outdoor air, soil, gas, surface or subsurface strata, sediments, other environmental media or building materials on any of the business or property sites of the Company or any of its Subsidiaries without the prior written consent of the Company which may be granted or denied in the Company’s sole discretion.

Section 5.3Regulatory Filings.
(a)The Parties shall as promptly as practicable and no later than 45 Business Days following the date of this Agreement, make the filings with the applicable regulatory authorities for the transactions contemplated hereby to obtain the Regulatory Approvals. Each of the Parties will furnish to each other’s counsel such necessary information related to such Party or any of its Affiliates and reasonable assistance as a Party may reasonably request in connection with its preparation of any filing or submission that is necessary in connection with the Regulatory Approvals, including by timely providing any additional or supplemental information or documentation (in either case related to such Party or any of its Affiliates) requested by the relevant Governmental Body in connection therewith; provided, that materials provided by a

Party to the other Parties’ counsel may be redacted and/or subject to a confidentiality agreement (i) to remove and/or protect references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, including concerns related to protecting personal identifying information or business confidential information. Subject to the terms of this Section 5.3, each of the Parties will comply as promptly as practicable with any reasonable requests made by any Party, or any requests made by any Governmental Body, for any additional information related to such Party or any of its Affiliates in connection with such filings. Investor will be responsible for all filing fees payable in connection with such filings. Otherwise, each Party shall pay its own costs and expenses associated with the Regulatory Approvals.
(b)In furtherance and not in limitation of their obligations under this Agreement, the Parties shall, and shall cause their Affiliates (in the case of Investor, limited to its Restricted Affiliates) to, use their respective reasonable best efforts to promptly obtain any clearance, consent or Order of any Governmental Body that may be, or become, required in connection with the Regulatory Approvals or otherwise necessary for the consummation of this Agreement and the transactions contemplated hereby prior to the Outside Date, and to avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order that would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby or that would cause the Closing not to occur prior to the Outside Date. In furtherance of the foregoing, Investor shall take, and not refrain from taking, and shall cause its Restricted Affiliates to take and to not refrain from taking, any and all steps necessary to avoid or eliminate each and every impediment in connection with the Regulatory Approvals that may be asserted by any Governmental Body so as to enable the Parties to consummate the transactions contemplated hereby as expeditiously as practicable (and in any event prior to the Outside Date), including (i) with the consent of the Company, opposing (including through litigation on the merits) any motion or action for a temporary, preliminary or permanent injunction or Order against or preventing or delaying the consummation of the transactions contemplated hereby, (ii) promptly complying with any requests for additional information or documentation in respect of Investor or any of its Affiliates (including promptly making available any such information and personnel that may be requested by a Governmental Body), (iii) proposing, negotiating, committing to, entering into a consent decree, consent agreement or other agreement or arrangement containing Investor’s or its Restricted Affiliates’ agreement to hold separate, license, sell or divest (pursuant to such terms as may be required by any Governmental Body) such assets or businesses of the Company, Investor and their respective Affiliates (in the case of Investor, limited to its Restricted Affiliates) and effecting such holding separate, license, sale or divestiture sufficiently prior to the Outside Date to permit the Closing to occur on the terms of this Agreement prior to the Outside Date, effective as of the Closing (including proposing, committing to, and/or entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), (iv) subject to Section 5.3(g), making amendments or modifications to this Agreement and the other transaction documents contemplated hereby to the extent required by a Governmental Body (it being understood no such amendments or modifications will be effective against any Party prior to the Closing, and none of them will detrimentally impact the benefits (including economic benefits) contemplated to be received by any Party in connection with the transactions contemplated hereby), and (v) agreeing to such limitations on conduct or actions of members of Investor and its Restricted Affiliates or the Company and its Subsidiaries effective as of the Closing, in each case, as may be required in order to obtain satisfaction of the closing conditions set forth in Section 6.1(a) prior to the Outside Date; provided, however, that any action contemplated by clauses (i), (iii), and (v) above is conditioned upon consummation of the transactions contemplated hereby.
(c)The Parties shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising in connection with the Regulatory Approvals as promptly as practicable. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep the other Party’s counsel appropriately and reasonably informed of material communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with the other Party’s counsel regarding appropriate material contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations, in each case in connection with the transactions contemplated by this Agreement. Unless prohibited by applicable Law or by the applicable Governmental Body, and to the extent reasonably practicable, no Party shall participate in any substantive meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other Parties prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion. In the event any Party or its Representatives are prohibited by applicable Law or by the applicable Governmental Body from participating in or attending any such meeting or engaging in any such discussion, such Party shall keep the other Parties reasonably and promptly apprised with respect thereto. To the extent reasonably practicable, each Party shall provide the other Parties with copies of all material correspondence, filings and communications between it and its Subsidiaries and Affiliates and their respective Representatives, on the one hand, and any Governmental Body, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each Party will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers, economic analysis or other written materials to be submitted by the other Party or Parties to any Governmental Body in advance of any such submission. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable. No Party shall withdraw its filing or extend the waiting period in connection with the Regulatory Approvals without the prior written consent of the other Parties.
(d)The Parties shall as promptly as practicable and no later than 45 Business Days following the date of this Agreement, submit either (A) a draft joint voluntary notice regarding the transactions contemplated hereby to CFIUS in accordance with the CFIUS Regulations (the “Draft Voluntary Notice”) or (B) a declaration regarding the transactions contemplated hereby to CFIUS in accordance with the CFIUS Regulations (the “Declaration”). Promptly after the date hereof, the Parties shall consult with each other in good faith in respect of whether to file the Draft Voluntary Notice or the Declaration, provided that Parent shall be entitled to make the final determination in its sole discretion after reasonably considering the facts and circumstances, such determination to be made not later than seven days after the date hereof. Promptly after receipt of (A) written notification (including by e-mail) from CFIUS that, based on its assessment of the Declaration, CFIUS requests the parties file a notice of the transactions contemplated hereby pursuant to 31 C.F.R. 800.407(a)(1) or (B) comments from CFIUS on the Draft Voluntary

Notice, the Parties shall prepare and submit a final joint voluntary notice of the transactions contemplated hereby to CFIUS in accordance with the CFIUS Regulations (the “Final Notice”). Following submission of the Declaration and/or Final Notice, the Company and the Investor shall cooperate in all respects (to the extent permitted by Law) to obtain CFIUS Clearance, including by (A) providing any additional or supplemental information or documentation requested by CFIUS or any other branch or agency of the U.S. government during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS, (B) promptly informing each other of any communication received by Investor or the Company, or given by Investor or the Company to, CFIUS by promptly providing copies to the other party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi), information otherwise requested by CFIUS to remain confidential or information reasonably determined by Investor or the Company to be business confidential information and (C) permitting each other to review in advance any written or oral communication that Investor or the Company gives to CFIUS, and consult with the Company in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give each other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS. Without limiting the Parties’ respective obligations with respect to obtaining Regulatory Approvals set forth in the other provisions of this Agreement, Investor shall take, and not refrain from taking, and shall cause its Affiliates to take and to not refrain from taking, any and all steps necessary to obtain the CFIUS Clearance so as to enable the Parties to consummate the transactions contemplated hereby as expeditiously as practicable (and in any event prior to the Outside Date), including by the provision of all such assurances as may be requested or required by CFIUS, including entering into a mitigation agreement, letter of assurance, national security agreement, proxy agreement, trust agreement or other similar arrangement or agreement, in relation to the Company and its Subsidiaries.
(e)During the Interim Period, Investor shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, licenses, rights, operations or businesses of any Person, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation in the United States would be reasonably expected to impose any material delay in the obtaining of, or increase in any material respect the risk of not obtaining the Regulatory Approvals or increase in any material respect the risk of entry of a Restraint or any other Order prohibiting the consummation of the transactions contemplated hereby.
(f)Each of the Parties further agrees that it shall, and shall cause its Affiliates to, comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment control reporting or similar Law of any Governmental Body with competent jurisdiction.
(g)For the avoidance of doubt, except as otherwise expressly provided in this Section 5.3, nothing in this Section 5.3 shall limit the generality of the Parties’ covenants and agreements set forth in Section 5.4. The Parties expressly acknowledge that a Governmental Body may place conditions on a Regulatory Approval that may affect, impair or otherwise implicate the Parties’ rights and obligations under the Operating Agreement and require amendment thereto.

Without limiting the other provisions set forth in this Section 5.3 or in Section 5.4 (and assuming that any Party seeking to enforce this Section 5.3(g) has complied therewith), the Parties shall use their respective reasonable best efforts to negotiate mutually acceptable and reasonable amendments to the form of the Operating Agreement to permit the consummation of the transactions contemplated hereby; provided that no Party shall be required to agree to any amendment to the Operating Agreement that would materially and adversely impact, or would otherwise materially impair, the benefits (including economic benefits) contemplated to be received by such Party in connection with the transactions contemplated hereby. Other than pursuant to the immediately preceding sentence of this Section 5.3(g), and notwithstanding anything else to the contrary in this Agreement, in no event shall Parent or the Company be required to agree to any requirement or condition in connection with any Regulatory Approval that would adversely impact or otherwise impair the benefits (including economic benefits) contemplated to be received by Parent or the Company in connection with the transactions contemplated hereby, including for the avoidance of doubt any adverse impact on the businesses, financial condition or operating results (present or future) of the Company or any of its Subsidiaries.

Section 5.4Efforts to Achieve Closing. Subject to, and not in limitation of, the other terms of this Agreement (including the separate obligations of Investor under Section 5.3), during the Interim Period, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to the Closing set forth in Article VI and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (a) obtaining consents, waivers or approvals of any third parties necessary under applicable Law to consummate the transactions contemplated hereby, (b) defending any lawsuits or other legal proceedings, whether judicial or administrative, initiated by a third party challenging this Agreement or any matter contemplated hereby, and (c) executing and delivering such instruments, and taking such other actions, as any other Party may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, no Party shall, and no Party shall permit any of its Affiliates or Advisors to, take any action designed to prevent, impede or delay the Closing. For purposes of this Agreement, except as otherwise expressly contemplated by this Agreement, the “reasonable best efforts” of a Party shall not require such Party to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to modify any Lease or Contract, to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to obtain any consent required for the consummation of the transactions contemplated hereby, to waive or forego any right, remedy or condition hereunder or to provide financing to any other Party or any of its Affiliates for the consummation of the transactions contemplated hereby.

Section 5.5Investor Guaranty. Guarantors hereby unconditionally and irrevocably guarantee to the Company and Parent, until the earlier of (x) the valid termination of this Agreement in accordance with its terms or (y) the occurrence of the Closing and the complete consummation of the transactions contemplated hereby to occur at or substantially contemporaneously with the Closing, the due and punctual payment and performance by Investor (and any permitted assignees thereof) of Investor’s obligations and liabilities under this Agreement, including to pay the Purchase Price and other amounts payable pursuant to this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and irrevocable guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. Should Investor default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of Guarantors hereunder shall, upon the Company’s or Parent’s demand, become immediately due and, if applicable, payable; provided, that notwithstanding anything to the contrary in this Agreement, Guarantors shall retain all defenses under this Agreement available to Investor. Each Guarantor represents and warrants to the Company as follows: (a) Guarantor is duly organized and validly existing under the Laws of the jurisdiction recited in the Preamble hereto and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by Guarantor have been duly authorized by all requisite action by Guarantor, and no other proceedings on the part of Guarantor are necessary therefor; (c) this Agreement constitutes a valid and binding obligation of Guarantor, and is enforceable against Guarantor in accordance with its terms, except as limited by the Bankruptcy and Equity Exception; (d) none of the execution, delivery or performance by Guarantor of this Agreement will result in a violation of any Laws to which Guarantor is subject or bound, and there is no action, suit, proceeding pending or, to its knowledge, threatened against it or affecting it with respect to any of the transactions contemplated by this Section 5.5; (e) it will have at the Closing sufficient funds immediately available to pay and perform all of its obligations under this Section 5.5; and (f) it is not relying upon, and will not rely upon, any representation or warranty, expressed or implied, at law or in equity, made by any Person in respect of the Company or any of its Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise). Except for the Express Representations, neither Parent nor the Company nor any other Person on behalf of Parent or the Company makes any representation, warranty or statement of any kind or nature (whether in written, electronic or oral form) with respect to the Company, any of its Subsidiaries, Parent or otherwise, including any representation or warranty as to the quality, merchantability, fitness for a particular purpose or condition of the Company’s or its Subsidiaries’ businesses, operations, assets, Liabilities, prospects or any portion thereof. Except for the Express Representations, all representations, warranties and statements of any kind or nature (whether in written, electronic or oral form) are, in each case, specifically disclaimed by the Parent on behalf of themselves and the Parent Group. Neither the Parent nor the Company or any other Person shall have or be subject to any liability whatsoever to Guarantors or any other Person resulting from the distribution to any Person, or any Person’s use of or reliance on, any information (whether in written, electronic or oral form) provided by or on behalf of the Parent other than the Express Representations, including in the Projections or otherwise in expectation of the transactions contemplated hereby or any discussions with respect to any of the foregoing information.
Section 5.6Company’s Obligations in Respect of Financing.
(a)Subject to Section 5.6(b), prior to the Closing, Parent and the Company shall use their respective commercially reasonable efforts to provide to Investor such customary cooperation that is reasonably requested by Investor in connection with any effort by Investor to obtain debt financing, the proceeds of which will be used to consummate the transactions contemplated hereby (provided, that such requests shall not unreasonably interfere with the ongoing operations of the Parent and the Company and their respective Subsidiaries) (the “Debt Financing”), including (i) participation by senior management of Parent and the Company in, and assistance with, the preparation of customary rating agency presentations and up to two meetings with each of the main rating agencies, at times and locations to be mutually agreed and upon reasonable notice; (ii) delivery to Investor of the Financing Information; and (iii) assisting in the preparation of schedules to the definitive loan documentation, as may be reasonably requested.
(b)Notwithstanding anything in Section 5.6(a) or this Agreement to the contrary, the cooperation requested by Investor pursuant to Section 5.6(a) shall not (i) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, or (ii) require any of Parent or any of its Subsidiaries to (A) pay any commitment or other similar fee, (B) have or incur any liability or obligation in connection with the Debt Financing, including under any agreement or any document related to the Debt Financing, (C) commit to taking any action (including entering into any Contract) whether or not contingent upon the Closing or to otherwise execute any document, agreement, certificate or instrument in connection with any Debt Financing, (D) take any action that would conflict with, violate or breach or result in a violation or breach of or default under any Organizational Documents of Parent or any of its Affiliates, any Contract, this Agreement or any other document contemplated hereby or any Law, (E) take any action that could subject any director, manager, officer or employee of Parent or any of its Affiliates to any actual or potential personal liability, (F) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Affiliates, (G) reimburse any expenses or provide any indemnities, (H) make any representation, warranty or certification, (I) adopt resolutions or otherwise approve agreements, documents or instruments in connection with the Debt Financing or (J) provide any cooperation or information that does not pertain to the Company or its Subsidiaries. In no event shall Parent or the Company be in breach of Section 5.6(a) because of its failure to deliver any financial or other information that is not currently readily prepared in the Ordinary Course of Business at the time requested by Investor or for the failure to obtain review of any financial or other information by its accountants. Investor shall promptly reimburse Parent or the Company (as applicable) for all reasonable and documented out-of-pocket cost and expenses incurred by Parent, the Company or any of their Subsidiaries in connection with the cooperation contemplated by Section 5.6(a), including (i) reasonable and documented attorneys’ fee and (ii) expenses of the Company’s accounting firms engaged to assistance in connection with the Debt Financing. Investor shall indemnify and hold harmless Parent, the Company and its Subsidiaries, and their respective Representatives, from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (except to the extent such Losses result from such Person’s gross negligence or willful misconduct). In no event shall any failure on the part of Parent or the Company to comply with its obligations under Section 5.6(a) give rise to the failure of a condition set forth in Article VI or be grounds for termination of this Agreement under Article VII.
(c)For the avoidance of doubt, receipt of any third party financing (including any Debt Financing) is not a condition precedent to the Closing, to a grant of specific performance as contemplated in Section 10.12, to the full and timely performance of the Guaranteed Obligations by Guarantors, or to any other matter hereunder, and, subject to the express terms and conditions of this Agreement, Investor hereby affirms its obligation to effect the Closing and the other transactions contemplated by this Agreement regardless of whether Investor obtains any third party financing (including any Debt Financing).
(d)Any information provided pursuant to this Section 5.6 shall be subject to the Confidentiality Agreement.
Section 5.7Permitted Transactions. Notwithstanding anything to the contrary set forth in this Agreement, the members of the Parent Group shall be permitted to take such actions and make such modifications as may be necessary or advisable to effectuate the purposes of and otherwise implement the transactions set forth on Schedule 5.7 (such transactions, the “Permitted Transactions”). In furtherance of the foregoing, the Company shall have the right to amend Schedule 5.7 to reflect the implementation of the Permitted Transactions contemplated thereon as of the date of this Agreement without the consent of Investor.
Section 5.8Capital Contributions. During the Interim Period, Parent may not make any capital contributions to, or investments of any additional capital in, the Company other than as may be determined by the Company (acting reasonably) to be necessary (a) in response to an Emergency Situation, (b) to undertake any Extraordinary Event Response, (c) for the operations of the Company and its Subsidiaries, or (d) as may be required by any applicable Law or Order.
Section 5.9Affiliate Transactions. Investor acknowledges and agrees that each of the Affiliate Contracts will continue in accordance with their terms after the Closing except as set forth on Schedule 5.9.
Section 5.10Further Assurances. From and after the Closing, from time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated hereby.
Section 5.11Provision Respecting Representation. Investor hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, that (a) Jones Day has been retained by, and may serve as counsel to, Parent and its respective Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (b) that Jones Day has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that no other Party has the status of a client of Jones Day for conflict of interest or any other purposes as a result thereof and (c) that, following consummation of the transactions contemplated hereby, Jones Day (or any successor) may serve as counsel to Parent or any director, member, partner, manager, officer, employee or Affiliate of Parent or any of its respective Affiliates (including the Company and its Subsidiaries), in connection with any litigation, claim, action, suit, proceeding or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries,

Investor (on its own behalf and on behalf of its Affiliates) hereby consents thereto and waives any conflict of interest arising therefrom, and Investor shall cause its Affiliates to consent to waive any conflict of interest arising from such representation. Investor and Parent hereby agree that, in the event that a dispute arises after the Closing between Investor or its Affiliates, on the one hand, and any member of Parent Group, on the other hand, Jones Day may represent such member in such dispute even though the interests of such member may be directly adverse to Investor or its Affiliates, and even though Jones Day may have represented, or may be handling ongoing matters for, Investor or its Affiliates. Investor agrees that (x) all communications among any member of the Parent Group, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or Advisors, on the one hand, and Jones Day, on the other hand, that relate in any way to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of Equity Interests in the Company or the transactions contemplated hereby (the “Protected Parent Communications”), shall be deemed to be privileged and confidential communications, (y) all rights to such Protected Parent Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and shall be retained by the Parent Group and (z) to the extent Investor or any of its Affiliates should discover in its possession after the Closing any Protected Parent Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Parent, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected Parent Communications prior to the Closing Date, Investor, together with any of its respective Affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected Parent Communications in any action against or involving the Parent Group or Jones Day after the Closing. The Protected Parent Communications may be used by the Parent Group in connection with any dispute that relates in any way to this Agreement or the transactions contemplated hereby.
Section 5.12R&W Insurance Policy
. In the event that Investor or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, an “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Investor or such Affiliate, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry), and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation against any member of the Parent Group or any of their respective Affiliates, except in the event of Fraud. Parent and the Company shall reasonably cooperate with Investor with respect to the underwriting of any such R&W Insurance Policy at the sole cost of Investor.
Section 5.13Tax Classification. Notwithstanding anything herein to the contrary, the Company will elect prior to the Closing to be treated as an association taxable as a corporation for U.S. federal income tax purposes (which election shall be effective at least one Business Day prior to the Closing) and will be properly treated as an association taxable as a corporation for U.S. federal income tax purposes as of the Closing. The Company shall provide a copy of IRS Form 8832 electing such status in accordance with the foregoing, along with proof of filing, to Investor reasonably promptly after filing such form.
ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1Conditions to All of the Parties’ Obligations. The respective obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions at or prior to the Closing:
(a)the Regulatory Approvals shall have been retained, and shall not, as of the Closing, have been rescinded; and
(b)there shall not have been issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Closing, in each case by a Governmental Body of competent jurisdiction (a “Restraint”).
Section 6.2Conditions to Investor’s Obligations. The obligation of Investor to consummate the Closing is subject to the satisfaction (or waiver by Investor in writing, which may be given or withheld at Investor’s sole discretion) of the following conditions at or prior to the Closing:
(a)the representations and warranties set forth in Articles II and III shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” (other than the use of “Material Adverse Effect” in Section 2.7(a)(i)) and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that speak to a specified date or period need be true and correct only with respect to such specified date or period), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that the Fundamental Representations set forth in Article II and Article III shall be true and correct in all respects (except where the failure of such Fundamental Representations to be true and correct is de minimis in nature); provided, further, that the representation and warranty set forth in Section 2.7(a)(i) shall be true and correct in all respects;
(b)the Company and Parent shall have each performed in all material respects all of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing; provided, that the Company shall have performed the covenants and agreements set forth in Section 5.13 in all respects at or prior to the Closing;
(c)the Company shall have delivered to Investor a properly completed and executed IRS Form W-9; and

(d)the Company and Parent shall have delivered to Investor a certificate of the Company and Parent signed by an authorized officer of each of the Company and Parent and dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3Conditions to Parent’s and the Company’s Obligations. The obligation of Parent and the Company to consummate the Closing is subject to the satisfaction (or waiver by Parent or the Company, as applicable, in writing, which may be given or withheld at such Party’s sole discretion) of the following conditions at or prior to the Closing:
(a)the representations and warranties set forth in Article IV shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that speak to a specified date or period need be true and correct only with respect to such specified date or period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Investor to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that the Fundamental Representations set forth in Article IV shall be true and correct in all respects (except where the failure of such Fundamental Representations to be true and correct is de minimis in nature);
(b)Investor shall have performed in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)Investor shall have delivered to the Company a properly completed and executed IRS Form W-9 or IRS Form W-8, as applicable; and
(d)Investor shall have delivered to Parent and the Company a certificate signed by an authorized representative of Investor and dated as of the Closing Date, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.
Section 6.4Waiver of Conditions. None of the Parties may rely, as a basis for not consummating the Closing, on the failure of any condition set forth in this Article VI (excluding the conditions set forth in Section 6.1(a)) to be satisfied if such failure was caused by the failure of such Party to perform any of its obligations under this Agreement.
ARTICLE VII
TERMINATION

Section 7.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as set forth in this Article VII and in no other manner:
(a)by the mutual written consent of Parent, Investor and the Company;
(b)by Parent, by Investor or by the Company:
(i)if the Closing shall not have occurred on or before the date which is nine (9) months after the date of this Agreement (as such date may be extended pursuant to the terms of this Agreement, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a

Party if the failure to consummate the Closing on or before the Outside Date was caused by the failure of such Party to perform any of its obligations under this Agreement; or
(ii)if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was caused by the failure of such Party to perform any of its obligations under this Agreement;
(c)by Investor, if the Company or Parent shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively, and (ii) cannot be cured such that the failure of the applicable condition set forth in Section 6.1 or Section 6.2 in respect thereof would be resolved or, if capable of being so cured, has not been so cured by the earlier of (A) 30 days following receipt of written notice from Investor stating Investor’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination and (B) the Outside Date; provided, that Investor shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder;
(d)by Investor, if (i) the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be first satisfied at the Closing) have been satisfied or waived, (ii) the conditions set forth in Section 6.2 have been first satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived by Investor and (iii) Parent or the Company fails to effect the Closing within two Business Days after the date on which the Closing was required to have occurred pursuant to Section 1.2 (or, if earlier, the Outside Date) (a “Company Closing Failure”).
(e)by the Company if Investor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3, respectively, and (ii) cannot be cured such that the failure of the applicable condition set forth in Section 6.1 or Section 6.3 in respect thereof would be resolved or, if capable of being so cured, has not been so cured by the earlier of (A) 30 days following receipt of written notice from the Company stating its intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach of any representation, warranty, covenant or other agreement hereunder; or
(f)by the Company, if (i) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be first satisfied at the Closing) have been satisfied or waived, (ii) the conditions set forth in Section 6.3 have been first satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived by the Company, and (iii) Investor fails to effect the Closing within two Business Days after the date on which the Closing was required to have occurred pursuant to Section 1.2 (or, if earlier, the Outside Date) (an “Investor Closing Failure”).

Section 7.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given by the terminating Party to the other Party or Parties (except in the event of a termination pursuant to Section 7.1(a)), specifying the provision hereof pursuant to which such termination is made, and, thereafter, this Agreement shall forthwith become null and void (other than this Section 7.2, Section 8.2 and Article X (excluding Section 10.12 except in relation to enforcement of any Surviving Provision), and Investor’s indemnification obligations under Section 5.2(b) (collectively, the “Surviving Provisions”), all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Party under this Agreement other than in respect of the Surviving Provisions; provided, however, that no Party shall be relieved or released from any Losses (which the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket expenses, and, in the case of Liabilities or damages payable by Investor, would include the benefits of the transactions contemplated hereby lost by the Company and Parent (taking into consideration all relevant matters, including other investment opportunities and the time value of money)) arising out of any Fraud or Willful Breach of this Agreement by such Party. Nothing in this Article VII shall prohibit any Party from seeking specific performance of the terms of this Agreement prior to the termination of this Agreement pursuant to, and on the terms and conditions of, Section 10.12.
ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS
Section 8.1Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers.
(a)Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by a Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby (other than the Operating Agreement), or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing, other than in respect of Fraud. In no event shall any Person be liable for the Fraud of any other Person, and a claim for Fraud may only be asserted against the Person that committed such Fraud.
(b)Each covenant and agreement that explicitly contemplates performance at or after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for 20 years following the Closing Date, and nothing in this Section 8.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (it being understood that nothing herein will limit or affect Investor’s or any of its Affiliates’ liability, or Guarantors’ liability, as the case may be, for the failure to pay the full Purchase Price and to pay any other amounts payable by it or them at or prior to the Closing as and when required by this Agreement). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.1 shall affect or otherwise limit any claim made or available under an R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the right of any Party with respect to any claims or remedies of a Party for Fraud.
(c)Investor and Parent acknowledge and agree, on their own behalf and on behalf of the Investor Group or the Parent Group, as the case may be, that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 8.1, none of the Parties would enter into this Agreement.

Section 8.2No Additional Representations or Warranties; No Outside Reliance.
(a)Investor acknowledges and agrees, on behalf of itself and the Investor Group, that (i) the representations and warranties regarding the Company and its Subsidiaries expressly contained in Article II and regarding Parent expressly contained in Article III (collectively, the “Express Representations”) are the sole and exclusive representations, warranties and statements of any kind or nature made to Investor, any member of the Investor Group or any other Person related to them, (ii) except for the Express Representations, (A) none of Parent, the Company or any other Person on behalf of Parent or the Company makes, and neither Investor nor any member of the Investor Group has relied on or is relying on the accuracy or completeness of, or any other matter with respect to, any representation, warranty or statement of any kind or nature (whether in written, electronic or oral form) with respect to the Company, any of its Subsidiaries, Parent or otherwise, including any representation or warranty as to the quality, merchantability, fitness for a particular purpose or condition of the Company’s or its Subsidiaries’ businesses, operations, assets, liabilities, prospects or any portion thereof, (iii) except for the Express Representations, all representations, warranties and statements of any kind or nature (whether in written, electronic or oral form) are, in each case, specifically disclaimed by Parent and the Company on behalf of themselves and the Parent Group and (iv) none of Parent, the Company or any other Person shall have or be subject to any liability whatsoever to Investor or any other Person resulting from the distribution to any member of the Investor Group of, or any member of the Investor Group’s use of or purported reliance on, any information (whether in written, electronic or oral form) provided by or on behalf of Parent other than the Express Representations, including the financial model, CIM, any information, statements, disclosures, documents or other materials made available in the Data Room, any projections, forward-looking statements or other forecasts (including in the financial model, CIM, Data Room, management meetings and similar items) (collectively, “Projections”) or otherwise in expectation of the transactions contemplated hereby or any discussions with respect to any of the foregoing information.
(b)Investor acknowledges and agrees, on behalf of itself and the Investor Group, that (i) Investor has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, Liabilities, properties, Contracts and prospects of the Company and its Subsidiaries and (ii) in making its determination to proceed with the transactions contemplated hereby, Investor and the Investor Group have relied solely on the results of the Investor Group’s own independent investigation and verification, and have not relied on and are not relying on any member of the Parent Group, the CIM, any information, statements, disclosures, documents or other materials made available in the Data Room, the Projections or any other information (whether in written, electronic or oral form), except for the Express Representations. Without limiting the generality of the foregoing, Investor acknowledges and agrees, on its own behalf and on behalf of the Investor Group, that (A) the Projections are being provided solely for the convenience of Investor to facilitate its own independent investigation of the Company and its Subsidiaries, (B) there are uncertainties inherent in attempting to make such Projections, (C) Investor is familiar with such uncertainties and (D) Investor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).
(c)Except for the representations and warranties expressly contained in Article IV, each of the Company and Parent acknowledges and agrees, on behalf of itself and the Parent Group, that neither Investor nor any other Person on behalf of Investor makes, and none of the Company, Parent or any member of the Parent Group has relied on or is relying on the accuracy or completeness of, any other express or implied representation, warranty or statement of any kind or nature with respect to Investor or any Affiliate of Investor or with respect to any other information provided to the Company and Parent by Investor or any of its Affiliates.

ARTICLE IX
CERTAIN TAX MATTERS

Section 9.1Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer Taxes, real property transfer Taxes, sales Taxes, use Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the sale of the Purchased Interests hereunder (collectively, “Transfer Taxes”) shall be borne and paid by Investor. Investor shall prepare all necessary documentation and Tax Returns with respect to such Transfer Taxes, and Parent and the Company shall reasonably cooperate with Investor in the preparation and filing of such Tax Returns.
ARTICLE X
MISCELLANEOUS
Section 10.1     Press Releases and Communications. No press release or public announcement related to this Agreement (including any of the terms of this Agreement) or the transactions contemplated hereby (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) shall be issued or made without the approval of each of the Parties, unless required by Law or stock exchange rules or regulations, in which case the other Parties shall have the right to review and comment on such press release or announcement prior to publication.
Section 10.2    Confidentiality. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms, and upon the Closing, the Confidentiality Agreement shall terminate in accordance with its terms.
Section 10.3 Expenses. Whether or not the Closing takes place, except as otherwise expressly provided herein (including Sections 5.3(a) and 9.1), each Party shall bear its own fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the evaluation of the transactions contemplated hereby and with the negotiation of this

Agreement and the other agreements contemplated hereby; provided, that Parent shall be responsible for all Company Transaction Expenses.
Section 10.4 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below in which case such notice shall be deemed to have been given when the recipient transmits manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt, (c) sent by internationally-recognized courier, in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Investor:

North American Transmission Company II LLC c/o Brookfield Infrastructure Group 1200 Smith Street, Suite 640 Houston, Texas 77002 Attention: Fred Day Email: fred.day@brookfield.com with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP 1000 Louisiana, Suite 6800 Houston, Texas 77002 Attention: Eric Otness Email: eric.otness@skadden.com

Notices to Parent or the Company:

FirstEnergy Corp.
76 South Main St.
Akron, Ohio 44308
Attention: David W. Pinter
Email:    dpinter@firstenergycorp.com

with copies to (which shall not constitute notice):

Jones Day
901 Lakeside Ave.
Cleveland, Ohio 44114
Attention: Peter Izanec, George Hunter
Email: peizanec@jonesday.com, ghunter@jonesday.com

Section 10.5    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that (i) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated without the prior written consent of all of the Parties, and (ii) this Agreement shall not be assignable unless such prior written consent is so obtained, and any attempted or purported assignment hereof in the absence of such prior written consent shall be void ab initio.
Section 10.6    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be (a) amended only in a writing signed by the Company, Investor and Parent or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary contained herein, Sections 5.6, 10.7, 10.12(b), 10.14(b), 10.14(c) and this sentence of Section 10.6 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such provision) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.
Section 10.7    Third Party Beneficiaries; Non-Recourse.
(a)Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except that the Financing Sources, if any, shall be express third party beneficiaries of Sections 10.7, 10.12(b), 10.14(b), 10.14(c) and the last sentence of Section 10.6, in each case, to the extent contemplated thereby.
(b)This Agreement may only be enforced against, and any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party, the Company or any Subsidiary of the Company shall have any liability (whether in contract, tort, equity or otherwise or by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, undercapitalization or any other attempt to avoid or disregard the entity form of any Person not a Party) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties or for any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement.

Section 10.8    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.
Section 10.9    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 10.10    Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement. Any item or matter disclosed in any section or subsection of the Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of the Disclosure Schedules to the extent that the relevance of such item or matter to such other section or subsection is reasonably apparent on the face of such disclosure. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules shall be deemed to broaden in any way the scope of the Parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item to the extent made available to Investor. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 10.11    Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Purchased Interests and the transactions contemplated hereby and supersedes all prior agreements among the Parties respecting the sale and purchase of the Purchased Interests.

Section 10.12    Specific Performance; No Recovery of Judgment Against Financing Sources.
(a)The Parties agree that irreparable damage, for which monetary relief, even if available, may not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any Party fails to take any action required of it hereunder to consummate the transactions contemplated hereby. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated hereby, and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 10.12 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.13, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall, solely for the benefit of the Party or Parties seeking relief and not for the benefit of the other Parties, automatically be extended (i) for the period during which such action is pending, plus 10 Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be. The Parties further agree that nothing set forth in this Section 10.12 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.12 prior or as a condition to exercising any termination right under Article VII (and pursuing available remedies, including damages, after such termination).
(b)In no event shall Parent or the Company be entitled to seek or obtain any recovery or judgment against the Financing Sources, including for any type of damage relating to this Agreement or the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature under this Agreement.

Section 10.13    Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns shall be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such claim, action, suit, proceeding or investigation arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no Party shall file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non conveniens. The Parties irrevocably agree that venue would be proper in any of the courts in Delaware described above, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Law.
Section 10.14    Governing Law; Waiver of Jury Trial.
(a)This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
(b)Notwithstanding anything herein to the contrary and without limiting Section 10.12(b), each Seller Related Party and each of the other Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in Contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt

Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY, PROCEEDING, COUNTERCLAIM OR ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.
Section 10.15    No Right of Set-Off. Each Party, on its own behalf and on behalf of its successors and permitted assigns, hereby waives any rights of set-off, retention, netting, offset, recoupment or similar rights that such Party or any of its respective successors and permitted assigns has or may have with respect to any payments to be made by such Party pursuant to this Agreement or any other document or instrument delivered by or on behalf of such Party in connection herewith.
Section 10.16    Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement, and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transmitted signatures.
Section 10.17     Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Additional Capital Contribution Amount” means an amount that is equal to the product of (a) 19.9% multiplied by (b) the aggregate amount of any capital contributions to, or investments of any additional capital in, the Company made by Parent on or after the date of this Agreement and prior to the Closing in accordance with Section 5.8 in excess of the capital contributions set forth on Schedule 5.8.
“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers or other representatives of such Person.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
    “Affiliate Contract” means any Contract between the Company or one of its Subsidiaries, on the one hand, and Parent or any Affiliate of Parent (other than the Company or one of its Subsidiaries), on the other hand.
“Affiliate Guidelines” has the meaning set forth in Section 2.18(a).
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Real Property” means all real property to which the Company or any of its Subsidiaries has rights pursuant to an easement, right of way, license, crossing agreement or other similar Contract for real property rights that are material to the Company or any of its Subsidiaries and their respective businesses.
“Ancillary Real Property Agreement” means each Contract pursuant to which rights in Ancillary Real Property are granted or otherwise provided to the Company or any of its Subsidiaries, together with all amendments, supplements and modifications relating thereto.
“Anti-Corruption Laws” means any Law concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Body.
“Anti-Money Laundering Laws” means any Law concerning or relating to money laundering, any predicate crime to money laundering or any record keeping, disclosure or reporting requirements related to money laundering imposed, administered or enforced by any Governmental Body.
“Balance Sheet Date” has the meaning set forth in Section 2.6(a).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.1(d).
“Base Purchase Price” has the meaning set forth in Section 1.2(a).
“Benefit Plan” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and (b) all plans, contracts, agreements, programs or arrangements of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) providing for workers’ compensation, supplemental unemployment benefits, severance, terms of employment, salary continuation, retention, retirement, pension, life, health, disability or accident benefits or for deferred compensation, bonuses, stock options, stock appreciation rights, phantom stock or other forms of incentive compensation, profit sharing or post retirement insurance, compensation or benefits.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are closed generally.
“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency.
“CFIUS Clearance” means, after submission of a filing by the parties with respect to the transactions contemplated hereby in accordance with the requirements of the CFIUS Regulations: (a) that the parties shall have received written notice from CFIUS that the transactions contemplated hereby are not a “covered transaction” within the meaning of the CFIUS Regulations, (b) the parties shall have received written notice from CFIUS that it has concluded its review or investigation, as applicable, of the transactions contemplated hereby, determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby, and concluded all action under the CFIUS Regulations, (c) that CFIUS is not able to complete action under section 721 and has notified the Parent, the Company, and Investor that they may file a written notice under 31 C.F.R. Part 800 or (d) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the transactions contemplated hereby, either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or (ii) the time permitted under the CFIUS Regulations for the President to take action to suspend or prohibit the transactions contemplated hereby has lapsed.
“CFIUS Regulations” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all applicable rules and regulations issued and effective thereunder.
“CIM” means the Confidential Information Memorandum prepared by or on behalf of Parent.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Closing Failure” has the meaning set forth in Section 7.1(d).
“Company Transaction Expenses” means, the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred by the Company or any of its Subsidiaries (whether accrued or otherwise) in connection with the transactions contemplated by this Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement between Parent and Brookfield Infrastructure Group LLC, dated as of July 31, 2021.

“Contract” means any written agreement, arrangement, commitment, indenture, instrument, purchase order, license or other binding agreement.
“Data Room” means that certain “Project Aether” datasite administered by Intralinks, Inc., which has been made available to Investor.
“Debt Financing” has the meaning set forth in Section 5.6(a).
“Declaration” has the meaning set forth in Section 5.3(d).
“Disclosure Schedules” has the meaning set forth in Article II.
“DPA” means the three-year Deferred Prosecution Agreement entered into by Parent with the Southern District of Ohio arising out of certain political contributions it made between approximately March 2017 and March 2020.
“Emergency Situation” means, with respect to the business of the Company and its Subsidiaries, any abnormal system condition or abnormal situation requiring immediate action to maintain system frequency, loading within acceptable limits or voltage or to prevent loss of firm load, material equipment damage or tripping of system elements that would reasonably be expected to materially and adversely affect reliability of an electric system or any other occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to the safety of Persons or the operational integrity of the assets and business of the Company or its Subsidiaries or any other condition or occurrence requiring prompt implementation of emergency procedures as defined by the applicable transmission grid operator or transmitting utility.
“Environmental Laws” means all applicable Laws concerning (a) the presence, use, production, generation, handling, labeling, transportation, treatment, recycling, storage, disposal, emission, discharge, Release, threatened Release, control or cleanup of Hazardous Substances, (b) public or worker/occupational health and safety (in each case to the extent related to exposure to Hazardous Substances), (c) pollution or (d) the preservation or protection of the environment or natural resources.
“Equity Interest” means any stock, partnership interest, membership interest, joint venture interest or other equity ownership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any other Person that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA that includes or included the first Person, or any Person that is, or was at the relevant time, a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.
“Existing Indebtedness” means the Indebtedness set forth on Schedule 10.17(b).
“Express Representations” has the meaning set forth in Section 8.2(a).
“Extraordinary Event Response” means any action otherwise prohibited by Section 5.1 to the extent determined in good faith by the Company or such Subsidiary to be reasonably necessary to avoid or mitigate a material risk of immediate physical injury to any human Person, or to otherwise address COVID-19.
“Final Notice” has the meaning set forth in Section 5.3(d).
“Financing Information” means all information with respect to the business, operations, financial condition, projections and prospects of the Company or any of its Subsidiaries as may be reasonably required by the Financing Sources, including (a) financial statements, and (b) such other information relating to the Company and its subsidiaries as is reasonably requested in connection with the Debt Financing, in each case, to enable the Investor to prepare pro forma financial statements to the extent customary and reasonably required pursuant to the Debt Financing and to the extent reasonably available and prepared in past practice.
“Financing Sources” means the agents, arrangers, lenders and other entities that may commit to provide or arrange or otherwise enter into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns. For the avoidance of doubt, in no event will any Party hereto be deemed to constitute a “Financing Source,” it being understood that the provisions herein referring to Financing Sources (or to their Affiliates or other related persons) shall not apply in any way to the Parties.
“Financial Statements” has the meaning set forth in Section 2.6(a).
“FPA” has the meaning set forth in Section 2.19(c).
“Fraud” means an act, committed by a Person, with intent to deceive another Person, or to induce such Person to enter into this Agreement, or otherwise act or refrain from acting, and requires (a) the making of a false Express Representation in Article II (in the case of the Company), or Article III (in the case of Parent) or Article IV (in the case of Investor), in the Disclosure Schedules or in any certificate delivered pursuant to this Agreement by the applicable Party; (b) with knowledge that such Express Representation is false; (c) with an intention to induce reliance by the Party to whom such Express Representation is made; and (d) justifiable reliance by the Party to whom the representation is made on such Express Representation; provided, however, that any reckless or similar misrepresentation of a material fact will not be deemed “Fraud” for purposes of this Agreement or any other agreements, instruments or certificates to be entered into or delivered by the Parties pursuant to the terms of this Agreement, it being the intention of the Parties that “reckless fraud” and other forms of constructive fraud shall not constitute “Fraud” for any purpose under this Agreement.
“Fundamental Representations” means the representations and warranties set forth in Section 2.1(a) (Formation and Power), Section 2.2 (Subsidiaries), Section 2.5 (Equity Interests), Section 2.21 (Broker Fees), Section 3.1 (Formation and Power), Section 3.2 (Authorization), Section 3.7 (Broker Fees), Section 4.1 (Organization and Power), Section 4.2 (Authorization), Section 4.6 (Broker Fees), Section 4.8 (Financial Capability) and Section 4.9 (No Fraudulent Conveyance).

“GAAP” has the meaning set forth in Section 2.6(a).
“Good Industry Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electricity transmission industry operating in the United States during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with applicable Law, good business practices, reliability, safety and expedience. Good Industry Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the United States of the performance of such practice, method or act.
“Governmental Body” means any national, foreign, federal, state, local, municipal or other governmental authority of any nature (including any division, department, agency, commission or other regulatory body thereof) and any court or arbitral tribunal.
“Guaranteed Obligations” has the meaning set forth in Section 5.5.
“Guarantor” has the meaning set forth in the Preamble.
“Hazardous Substances” means any pollutant, contaminant or hazardous or toxic substance, material or waste, including petroleum, petroleum byproducts and all derivatives thereof, asbestos, per- or polyfluoroalkyl substances, polychlorinated biphenyls, explosive substances or pesticides, regulated by, defined under or that would reasonably be expected to give rise to liability under Environmental Laws.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money or in respect of any loans or advances, (b) all other indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities (excluding trade account payables constituting short term Liabilities under GAAP), (c) any obligation of such Person evidenced by any letter of credit or bankers’ acceptance (whether or not drawn), (d) any accrued interest, premiums, penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other obligations relating to the foregoing and (e) all indebtedness of others referred to in clause (a) through (d) above guaranteed directly or indirectly in any manner by such Person.
“Intellectual Property” means all of the following: (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights; (d) registrations and applications for any of the foregoing; (e) trade secrets; (f) computer software; (g) drawings, schematics and other technical plans; and (h) all other intellectual property.
“Interim Period” has the meaning set forth in Section 5.1(a).
“Interim Period Contract” means any Contract entered into by the Company or any of its Subsidiaries during the Interim Period that would have been required to be set forth on Schedule 2.10 had such Contract been entered into as of the date of this Agreement.

“Investor” has the meaning set forth in the Preamble.
“Investor Closing Failure” has the meaning set forth in Section 7.1(f).
“Investor Disclosure Schedule” has the meaning set forth in Article IV.
“Investor Group” means Investor and Brookfield Super-Core Infrastructure Partners L.P., together with its controlled investment vehicles (excluding, for the avoidance of doubt, after the Closing, the Company and its Subsidiaries) and each of their respective former, current or future officers, directors, employees, partners, members, managers, agents, successors or permitted assigns.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all material information systems, including material electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) to the extent used by or on behalf of the Company or any of its Subsidiaries in the conduct of the business of the Company or any of its Subsidiaries.
“knowledge of Investor” means the actual knowledge (as opposed to any constructive or imputed knowledge) of Eduardo Salgado and Natalie Hadad, in each case after reasonable due inquiry.
“knowledge of Parent” means the actual knowledge (as opposed to any constructive or imputed knowledge) of Samuel Belcher, Robert Mattiuz Jr. and Carl Bridenbaugh, in each case after reasonable due inquiry.
“knowledge of the Company” means the actual knowledge (as opposed to any constructive or imputed knowledge) of Milorad Pokrajac, Robert Mattiuz Jr. and Carl Bridenbaugh, in each case after reasonable due inquiry.
“Law” means any law (statutory, common or otherwise), rule, regulation, code or ordinance enacted, adopted, promulgated or applied by any Governmental Body.
“Leased Real Property” means all land, buildings, structures, improvements or other real property material to the Company or any of its Subsidiaries and their respective businesses, other than Ancillary Real Property or Owned Real Property, which the Company or any of its Subsidiaries has the right to use pursuant to leases, subleases or other similar Contracts.
“Leases” means any Contract pursuant to which any Leased Real Property is leased, subleased, licensed or occupied, together with all modifications, amendments, extensions, guarantees, assignments and supplement thereto, other than Ancillary Real Property Agreements.
“Liabilities” has the meaning set forth in Section 2.6(b).
“Liens” means all liens, encumbrances, mortgages, deeds of trust, leases, subleases, licenses, sublicenses, pledges, security interests, hypothecations, options, right-of-way, servitude, easements, encroachments, conditional or contingent sales or other title retention agreements, defects in title, charges, claims, proxy, voting trust or transfer restrictions, including rights of first refusal, rights of first offer or preemptive rights, under any stockholder or similar agreement or Organizational Document, and in each case, including any contract to give any of the foregoing in the future.
“Losses” has the meaning set forth in Section 5.2(b).
“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate, with any such other changes, circumstances, developments, states of facts, effects or conditions, is or would reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition or operating results of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, either alone or taken together with other changes, circumstances, developments, states of facts, effects or conditions, shall constitute, or be taken into account in determining whether there has been or would be expected to be, a Material Adverse Effect: (a) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which Parent, the Company and its Subsidiaries operate; (b) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by any country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon any country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of any country; (c) changes in, or effects arising from or relating to, financial, banking or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index and (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (d) changes in, or effects arising from or relating to changes in, GAAP; (e) changes in, or effects arising from or relating to changes in, Laws, Orders or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body (including any such items related to Section 5.3); (f) changes or effects arising from or relating to (i) the taking of any action expressly permitted or expressly contemplated by this Agreement (including Section 5.1) or at the written request of Investor or its Affiliates, (ii) the failure to take any action if such action is expressly prohibited by this Agreement or (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Investor, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers, vendors or other commercial partners; (g) strikes, work stoppages or other labor disputes; (h) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (but not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); (i) the effect of any action taken by Investor or its Affiliates with respect to the transactions contemplated hereby; (j) the matters expressly set forth on the Disclosure Schedules; or (k) any effects or consequences of, or Extraordinary Event Response to, any epidemic, pandemic or disease outbreak (including any coronavirus) or any civil protests, riots or other civil unrest, except in the case of the foregoing clause (a), (b), (c), (d) or (e), to the extent such changes or effects have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other market participants engaged in the same industry and geographic region.
“Material Contract” has the meaning set forth in Section 2.10(b).
“Membership Interests” has the meaning set forth in the Recitals.
“Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, by and among the Company, Parent and Investor, to be executed, subject to the terms and conditions hereof, on the Closing Date, substantially in the form attached hereto as Exhibit A (as such form may be modified from time to time (without requiring any separate amendment to this Agreement) pursuant to the mutual agreement of the Parties as contemplated in Section 5.3(f)).
“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body.
“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice (including, for the avoidance of doubt, past practice concerning the effects of any responses to COVID-19).
“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles of association, articles of organization or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing, in each case, including any member agreements, shareholders agreements, voting agreements or documents of similar substance relating to ownership or governance matters.
“Outside Date” has the meaning set forth in Section 7.1(b)(i).
“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Group” means Parent, any Affiliate of Parent (excluding, for the avoidance of doubt, the Company and its Subsidiaries) and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.
“Parent SEC Reports” means the forms, reports, schedules, statements and other documents required to be filed or furnished under the U.S. Securities Exchange Act of 1934 filed or furnished with the U.S. Securities and Exchange Commission by Parent since January 1, 2020.
“Parties” or “Party” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 2.17(a).
“Permitted Liens” means (a) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings so long as adequate reserves are maintained in accordance with GAAP, (b) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees to the extent arising under and in accordance with the terms of the disclosed Leases arising or incurred in the Ordinary Course of Business, (c) Liens arising under the Existing Indebtedness, (d) mechanics Liens and similar Liens for labor, materials, or supplies relating to obligations as to which there is no breach or default on the part of the Company or any of its Subsidiaries, as the case may be, or the validity or amount of which is being contested in good faith through appropriate proceedings so long as adequate reserves are maintained on the Financial Statements in accordance with GAAP, (e) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property, in each case that do not adversely impact in any material respect the current use, occupancy or operation of the Owned Real Property or the Leased Real Property, and are not violated by the current use, occupancy or activity conducted thereon by the Company or any of its Subsidiaries, as applicable, which does not in any material respect affect the value or current use thereof, (f) easements, servitudes, covenants, conditions, restrictions, and other similar matters of record affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not or would not reasonably be expected to, individually or in the aggregate, materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries, (g) all matters set forth on title policies or surveys made available by or on behalf of the Parent Group to Investor other than those Liens that, individually or in the aggregate, impair in any material respect the current use or occupancy of the subject real property to which they relate, and (h) Liens arising under Laws of general applicability, other than to the extent such Liens arise from or relate to any applicable Person’s failure to comply with any such Law.
“Permitted Transactions” has the meaning set forth in Section 5.7.
“Personal Data” means any data or other information that, alone or in combination with other data or information, can be reasonably used to identify (directly or indirectly) an individual, household, computer or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, and government issued identifier.
“Persons” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Projections” has the meaning set forth in Section 8.2(b).
“Protected Parent Communications” has the meaning set forth in Section 5.11.
“Purchase Price” has the meaning set forth in Section 1.2(a).
“Purchased Interests” has the meaning set forth in the Recitals.
“R&W Insurance Policy” has the meaning set forth in Section 5.12.

“Regulatory Approvals” means the CFIUS Clearance and each consent, approval or authorization of, permit or license issued or granted by, Order, waiver or exemption by, negative clearance from, or the expiration or early termination of any waiting period imposed by, any Governmental Body, in each case with respect to the Laws (or, as applicable, the Governmental Bodies) set forth on Schedule 10.17(c).
“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating or other release of any Hazardous Substance into the environment.
“Representatives” means the directors, officers, employees, agents and Advisors of a Party.
“Restraint” has the meaning set forth in Section 6.1(c).
“Restricted Affiliate” means Brookfield Super-Core Infrastructure Partners L.P., together with its controlled investment vehicles (excluding, for the avoidance of doubt, after the Closing, the Company and its Subsidiaries).
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned 50% or more or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, comprehensive Sanctions, including a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or individual.
“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list of designated Persons maintained by an applicable Governmental Body described in the definition of “Sanctions.”
“Sanctions” means any sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union or any agency or subdivision of any of the foregoing, including any regulations, rules and executive orders issued in connection therewith.
“Schedule” has the meaning set forth in Article II.
“Security Incident” means an occurrence that materially impairs the confidentiality, integrity or availability of any of the IT Systems or any material information that the IT Systems process, store or transmit.
“Seller Related Party” shall mean Parent, the Company and each of their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives.
“Statement” has the meaning set forth in Section 1.2(b).

“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.
“Surviving Provisions” has the meaning set forth in Section 7.2.
“Tax” or “Taxes” means (a) any federal, state, local, foreign or other income, gross receipts, capital stock, capital gains, franchise, profits, withholding, payroll, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, excise, escheat, unclaimed property, transfer, value added, import, export, alternative minimum, estimated or other tax, duty, assessment or governmental charge of any kind whatsoever, including any interest, penalty or addition thereto and (b) any amount described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 or otherwise.
“Tax Return” means any return, claim for refund, report, election, form, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Transfer Taxes” has the meaning set forth in Section 9.1.
“Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).
“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a Party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement. For the avoidance of doubt, “Willful Breach” includes an Investor Closing Failure and a Company Closing Failure.

Section 10.18     Other Definitional Provisions. The following shall apply to this Agreement, the Disclosure Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a)Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.
(b)The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(d)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.
(e)Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(f)The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.
(g)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(h)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(i)Any document or item shall be deemed “delivered”, “provided” or “made available” by Parent within the meaning of this Agreement and the Disclosure Schedules if such document or item (i) is included in the Data Room as of the close of business on November 4, 2021 immediately preceding the date hereof, or (ii) actually delivered or provided to Investor or any of its Advisors prior to the close of business on the Business Day immediately preceding the date hereof.
(j)Any reference to any Contract shall be a reference to such Contract, as amended, amended and restated, modified, supplemented or waived.
(k)Any reference to any particular Code section or any Law shall be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided, that, for the purposes of the representations and warranties contained herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.
[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

FIRSTENERGY CORP.

By:     /s/ K. Jon Taylor
Name:    K. Jon Taylor
Title:     Senior Vice President and Chief Financial Officer
[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

THE COMPANY:

FIRSTENERGY TRANSMISSION, LLC

By:     /s/ Samuel L. Belcher
Name:    Samuel L. Belcher
Title:     President

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

INVESTOR:
NORTH AMERICAN TRANSMISSION COMPANY II LLC

By:     /s/ Fred Day
Name: Fred Day
Title:     President

GUARANTORS:

BROOKFIELD SUPER-CORE INFRASTRUCTURE PARTNERS L.P.
By: Brookfield Super-Core Infrastructure Partners GP LLC, its general partner
By: Brookfield Super-Core Infrastructure Partners GP of GP LLC, its manager
By:    /s/ Fred Day    ________________________
    Name:    Fred Day
    Title:    Vice President
BROOKFIELD SUPER-CORE INFRASTRUCTURE PARTNERS (NUS) L.P.
By: Brookfield Super-Core Infrastructure Partners GP LLC, its general partner
By: Brookfield Super-Core Infrastructure Partners GP of GP LLC, its manager
By:    /s/ Fred Day    ________________________
    Name:    Fred Day
    Title:    Vice President
BROOKFIELD SUPER-CORE INFRASTRUCTURE PARTNERS (ER) SCSP
By: BSIP GP, S.À R.L., its general partner
By:    /s/ Carolina Parisi______________________
    Name:    Carolina Parisi
    Title:    Manager
By:    /s/ Luc Leroi     ______________________
    Name:    Luc Leroi
    Title:    Manager

[Signature Page to Purchase and Sale Agreement]

Exhibit A
Form of Operating Agreement

FINAL FORM

FORM
OF
THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIRSTENERGY TRANSMISSION, LLC

NAI-1522649744v4

Page

NAI-1522649744v4	-i-

(continued)
Page

    ii

(continued)
Page

Schedules

Schedule 1 – Schedule of Members
Schedule 2 – Prohibited Competitors

    iii

THIRD AMENDED & RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
This THIRD AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of FirstEnergy Transmission, LLC (the “Company”) is made and entered into as of [●] (the “Effective Date”), by and among the Company, FirstEnergy Corp., an Ohio corporation (the “FE Member”), and North American Transmission Company II LLC, a Delaware limited liability company (the “Investor Member”). The Company, the FE Member and the Investor Member are each sometimes referred to herein as a “Party” and, together, as the “Parties”.
RECITALS
1.Immediately prior to the execution and delivery hereof, the FE Member was the owner of 100% of the Membership Interests.
2.On November 6, 2021, the Company, the FE Member, the Investor Member and, solely for the purposes of Sections 5.5, 5.6(c) and 8.1(a) and Article X thereof, the Guarantors (as defined therein) entered into the PSA, pursuant to which the Company has, concurrently with the execution and delivery of this Agreement, issued to the Investor Member Membership Interests constituting a 19.9% Percentage Interest.
3.Upon the execution and delivery hereof, and in connection with the closing of the transactions contemplated by the PSA, the FE Member will be the owner of Membership Interests constituting an 80.1% Percentage Interest, and the Parties collectively will be the owners of 100% of the Membership Interests.
4.The Parties desire to, and by the execution and delivery of this Agreement hereby do, amend and restate in its entirety the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 9, 2014, in order to provide for, among other things, the admission of the Investor Member as a Member, the rights and responsibilities of the Parties with respect to the governance, financing and operation of the Company, and certain other matters relating to the business arrangements between the Parties with respect to the Company.
Therefore, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valid consideration the receipt of which is hereby acknowledged by each Party, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
GENERAL MATTERS
Section 1.1Formation. The FE Member formed the Company as a limited liability company pursuant to the Act.
Section 1.2Name. The name of the Company is “FirstEnergy Transmission, LLC”.
Section 1.3Purpose.

NAI-1522649744v4	1

(a)The purpose of the Company is to engage in all lawful business for which limited liability companies may be formed under the Act and the Laws of the State of Delaware in furtherance of the following activities (the “Company Business”):
(i)making direct or indirect investments in, or directly or indirectly developing, constructing, commercializing, operating, maintaining or owning, electric transmission assets and facilities (including ownership of the Company’s Subsidiaries);
(ii)undertaking any business activities presently conducted by the Company;
(iii)other activities that are eligible to earn recovery through cost-based transmission rates approved by FERC; and
(iv)engaging in such other activities as the Board deems necessary, convenient or incidental to the conduct, promotion or attainment of the activities described in the foregoing sub-clauses (i), (ii) and (iii).
(b)The Company shall not engage in any activity or conduct inconsistent with the Company Business or any reasonable extensions thereof.
Section 1.4Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
Section 1.5Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
Section 1.6Members.
(a)Each of the FE Member and the Investor Member is hereby or was heretofore admitted to the Company as a Member, and hereby continues as such. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, in fact or for any other purpose, a Member.
(b)No Member shall have any right to withdraw from the Company except as expressly set forth herein. No Membership Interest is redeemable or repurchasable by the Company at the option of a Member. Except as expressly set forth in this Agreement, no event affecting a Member (including dissolution, bankruptcy or insolvency) shall affect its obligations under this Agreement or affect the Company.
(c)The Members’ names, addresses and Percentage Interests are set forth on the Schedule of Members attached to this Agreement as Schedule 1.
(d)No Member, acting in its capacity as a Member, shall be entitled to vote on any matter relating to the Company other than as specifically required by the Act or as expressly set forth in this Agreement.
(e)Except as otherwise expressly set forth in this Agreement, any matter requiring the action, consent, vote or other approval of the Members hereunder shall require action,
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consent, vote or approval of the Members owning at least a majority of the Membership Interests.
(f)A Member shall automatically cease to be a Member upon Transfer of all of such Member’s Membership Interests made pursuant to and in accordance with the terms of this Agreement. Immediately upon any such permissible Transfer, the Company shall cause such Member to be removed from Schedule 1 to this Agreement and to be substituted by the transferee or transferees in such Transfer, and, except as otherwise expressly provided for herein, such transferee or transferees shall be deemed to be a “Party” for all purposes hereunder and all references to the FE Member or the Investor Member, as the case may be, shall be deemed to be references to such transferee or transferees (notwithstanding, in the case that more than one Person is a transferee of such Membership Interests, that such defined terms as used herein are singular in number).
Section 1.7Powers. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the purposes described in Section 1.3, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the Laws of the State of Delaware.
Section 1.8Limited Liability Company Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for the purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.
Section 1.9Issuance of Additional Membership Interests. Except for (a) the issuance of any Excluded Membership Interests or (b) the issuance of Membership Interests made pursuant to and in accordance with Section 5.1(c) or Article VII, the Company shall not issue any new Membership Interests, or any securities convertible into Membership Interests or other equity interests of the Company, to any Third Party or to the Members other than in accordance with their respective Percentage Interests or pursuant to and in accordance with Section 5.1(c) or Article VII.
ARTICLE II
MANAGEMENT
Section 2.1Directors. Subject to the provisions of the Act and any limitations in this Agreement as to action required to be authorized or approved by the Members, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of a board of directors (the “Board” and each duly appointed and continuing member thereof from time to time, a “Director”), and no Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or any actual or apparent authority to enter into Contracts on behalf of, or to otherwise bind, the Company. Without prejudice to such general powers, but subject to the same limitations, the Board shall be empowered to conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefor not inconsistent with applicable Law
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or this Agreement, as the Board shall deem to be in the best interest of the Company. Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101 of the Act.
Section 2.2Number of Directors; Proportional Appointment Rights.
(a)The authorized number of Directors constituting the Board shall be five Directors, subject to any increase effected pursuant to Section 2.2(e) (the “Total Number of Directors”).
(b)The Investor Member shall, as of the Effective Date, be entitled to appoint one Director, and the Investor Member shall retain the right to appoint at least one Director for so long as it holds at least a 9.9% Percentage Interest. In the event that the Investor Member’s Percentage Interest is reduced below 9.9%, the Investor Member shall cease to be entitled to appoint any Investor Directors. Directors appointed by the Investor Member are referred to herein as “Investor Directors”. From and after the Effective Date, the Investor Member shall be entitled to appoint such number of Investor Directors so that the total number of Investor Directors on the Board is equal to the product of the Investor Member’s Percentage Interest (at any applicable time) multiplied by the Total Number of Directors, in each case rounded up to the next whole number; provided, however, that the appointment of any particular proposed Investor Director shall be subject to the FE Member’s prior written consent of the identity of such individual prior to his or her appointment to the Board (such consent not to be unreasonably withheld, delayed or conditioned); provided, further, that the FE Member shall not have any such consent right over the appointment of any proposed Investor Director that is a Qualified Designee.
(c)In the event that the Investor Member’s Percentage Interest decreases such that the Investor Member would be entitled to appoint a number of Investor Directors that is less than the number of Investor Directors then serving on the Board, the Investor Member will, concurrently with such decrease, designate (in the Investor Member’s sole discretion) one or more Investor Directors for removal from the Board, such that the number of Investor Directors serving on the Board is equal to the number of Investor Directors that the Investor Member is entitled to appoint at such time pursuant to Section 2.2(b), such removal or removals being effective immediately upon such designation. If the Investor Member fails to so designate Investor Directors concurrently with such decrease in the Investor Member’s Percentage Interest, then the FE Member may designate (in the FE Member’s sole discretion) for removal the number of Investor Directors required to be removed from the Board pursuant to the immediately foregoing sentence, such removal or removals being effective immediately upon such designation.
(d)The FE Member shall be entitled to appoint all of the remaining Total Number of Directors that the Investor Member is not entitled to appoint pursuant to Section 2.2(b). Directors appointed by the FE Member are referred to herein as “FE Directors”. The FE Member shall further be entitled to designate an FE Director to serve as the chairperson of the Board.
(e)In the event that the Investor Member’s Percentage Interest increases such that the Investor Member would be entitled to appoint a number of Investor Directors that is greater than the number of Investor Directors then serving on the Board, the FE Member will,
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concurrently with such increase, elect (such election to be made in the FE Member’s sole discretion) to either (i) designate (in the FE Member’s sole discretion) one or more FE Directors for removal from the Board, such that the number of directorships available for Investor Directors is equal to the number of Investor Directors that the Investor Member is entitled to appoint at such time pursuant to Section 2.2(b), such removal or removals being effective immediately upon such designation, or (ii) increase the Total Number of Directors to create a number of new vacancies on the Board such that the number of directorships available for Investor Directors is equal to the number of Investor Directors that the Investor Member is entitled to appoint at such time pursuant to Section 2.2(b). If the FE Member fails to so act concurrently with such increase in the Investor Member’s Percentage Interest, then the Investor Member may designate (in the Investor Member’s sole discretion) for removal the number of FE Directors required to be removed from the Board had the FE Member elected the actions set forth in clause (i) of the immediately foregoing sentence, such removal or removals being effective immediately upon such designation.
(f)For so long as the Investor Member is entitled to appoint an Investor Director, the Investor Member shall be further entitled to identify an individual (the “Designated Alternate”) who is authorized to attend meetings of the Board (or meetings of Board committees) in lieu of the Investor Director in the event that the Investor Director is unable to attend such meeting. The Designated Alternate will be entitled to exercise the powers of the Investor Director at such meetings, and will be subject to all of the responsibilities of an Investor Director hereunder at such meeting as if they were the Investor Director. The appointment of such Designated Alternate shall be subject to the same approval right of the FE Member applicable to Investor Directors under Section 2.2(b). If the Designated Alternate is serving in lieu of the Investor Director at any Board or committee meeting, the Investor Member shall provide notice to the FE Member of this fact prior to the commencement of such meeting (which notice may be in the form of written notice, including by way of an email to the FE Directors, or an oral announcement by the Designated Alternate of such fact at the commencement of such meeting), and such notice shall be recorded in the minutes of such meeting. For the avoidance of doubt, (i) the Investor Director and the Designated Alternate may not both function as a Director at any meeting of the Board (or committee thereof), and (ii) any references to approval or notice by the Investor Director in this Agreement will be deemed to refer to the Investor Director, and not the Designated Alternate, except in respect of the voting on matters presented at the meeting at which the Designated Alternate is attending. In the event that the Designated Alternate is also a Board Observer, at any Board or committee meeting in which he or she is serving as the Investor Director pursuant to this Section 2.2(f), he or she shall be deemed to be serving only as an Investor Director and not as a Board Observer at such meeting.
Section 2.3Removal of Directors. Any one or more Directors may be removed at any time, with or without cause, by the Member that appointed such Director, and except as provided in Section 2.2(c) and Section 2.2(e), may not be removed by any other means. If a Director is convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction), or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude, then the Member that appointed such Director shall, unless consented to by the other Member, promptly remove such Director. Delivery of a
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written notice to the Company by a Member designating for removal a Director appointed by such Member shall conclusively and with immediate effect constitute the removal of such Director, without the necessity of further action by the Company, the Board, or by the applicable removed Director. Each Director duly appointed by a Member pursuant to and in accordance with the provisions of Section 2.2 shall hold office until his or her resignation, death, permanent disability, removal pursuant to and in accordance with Section 2.2 or with this Section 2.3, or until a successor Director is duly appointed by the Member that appointed (and continues to be entitled to appoint) such Director.
Section 2.4Vacancies. A vacancy shall be deemed to exist in case of the resignation, death, permanent disability or removal of any Director, or pursuant to an increase in the Total Number of Directors pursuant to and in accordance with the provisions of Section 2.2(e). The Member entitled to appoint a Director to the vacant directorship may appoint or elect a Director thereto to take office (a) immediately, (b) effective upon the departure of the vacating Director, in the case of a resignation, or (c) at such other later time as may be determined by such Member.
Section 2.5Acts of the Board. Except as otherwise expressly set forth in this Agreement (including Sections 8.1 and 8.2), a vote of a majority of the Directors present at a duly called and noticed meeting of the Board at which a quorum is present shall be required to authorize or approve any action of the Board. Every act of or decision taken or made by the Directors pursuant to the vote required by this Section 2.5 shall be conclusively regarded as an act of the Board.
Section 2.6Compensation of Directors. The Board shall have the authority to fix the compensation of Directors for their service to the Company, if any. The Board shall also have the authority (but not the obligation) to reimburse Directors for expenses incurred for attendance at meetings of the Board or otherwise in connection with their respective service on the Board. Nothing herein shall be construed to preclude any Director from serving the Company in any other capacity and receiving compensation therefor. If approved by the Board, the Board Observer may be entitled to reimbursement for expenses incurred for attendance at meetings of the Board to the same extent as if he or she were a Director.
Section 2.7Meetings of Directors; Notice. Except as provided pursuant to Section 2.10, meetings of the Board, both regular and special, for any purpose or purposes may be called at any time by the Board or by any Director, by providing at least seven calendar days’ written notice to each Director unless the chairperson of the Board determines, acting reasonably, that there is a significant and time sensitive matter that requires shorter notice to be given, in which case a meeting of the Board may be called by giving at least 48 hours’ written notice to each Director. Each notice shall state the purpose(s) of and agenda for the meeting and include all required information, including dial-in numbers or other applicable access information, in order to participate in the meeting by telephonic means, over the internet or by means of any other customary electronic communications equipment. Unless otherwise agreed by unanimous consent of the Board, no proposal shall be put to a vote of the Board unless it has been listed on the agenda for such meeting. Notice of the time and place of meetings shall be delivered personally or by telephone to each Director, or sent by e-mail to any e-mail address of the Director in the records of the Company. Any notice given personally or by telephone shall be communicated to the applicable Director. A Director may waive the notice requirement set forth
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in this Section 2.7 by any means reasonable in the circumstances, including by communication to one or more other Directors, and the presence of a Director at a meeting or the approval by a Director of the minutes thereof shall conclusively constitute a waiver by such Director of such notice requirement.
Section 2.8Quorum.
(a)Except as otherwise expressly set forth herein, the presence (whether physical, telephonic, over the internet or by means of other customary electronic communications equipment) of a majority of the number of Directors then serving on the Board (without regard to the Total Number of Directors), including at least one Investor Director, at a meeting of the Board shall constitute a quorum of the Board for the transaction of all business thereat; provided, that if quorum fails at an attempted meeting that is called with proper notice due to the failure of the Investor Director(s) to attend, then at the next attempted meeting only a majority of the number of Directors then serving on the Board (without regard to the Total Number of Directors or the attendance of the Investor Director(s)) must be present in person, by telephone or other electronic means or by proxy in order to constitute a quorum for the transaction of business for purposes of considering only those matters that were included on the agenda for the attempted meeting immediately preceding such meeting.
(b)If a quorum is not present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting, without notice other than announcement at the meeting, and the Board or Director that called for the meeting shall attempt to reschedule such meeting until a quorum is present.
Section 2.9Place and Method of Meetings.
(a)Meetings of the Board may be held at any place, whether within or outside the State of Delaware or the State of Ohio, and meetings may be held, in whole or in part, by telephonic means, over the internet or by means of any other customary electronic communications equipment. The place at which (or, if applicable, the electronic communication methods by which) a meeting will be held may be specified in the applicable notice of the meeting; provided, that in the absence of such specification, or in the event that any Director objects to the place or electronic communication methods (if any) specified in the applicable notice, then the applicable meeting shall be held solely in physical presence at the principal executive office of the Company, it being understood that a Director may participate in the applicable meeting in accordance with Section 2.9(b).
(b)The Directors may participate in meetings of the Board by telephonic means, over the internet or by means of any other customary electronic communications equipment, and, to the fullest extent permitted by applicable Law, shall be deemed to be present at such meeting for all purposes, including for purposes of determining quorum and of voting.
Section 2.10Action by the Board Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if a number of Directors the vote of whom would be minimally necessary to approve such action at a meeting of the Board shall individually or collectively consent in writing to such action; provided, however, that, if (i) one or more Investor Directors are serving on the Board at the time of such written action, (ii) the
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subject matter of such written action had not previously been addressed during a duly called and noticed meeting of the Board at which quorum was present, and (iii) no Investor Director joins such written action, then, in such case, the written action shall not be effective until 48 hours after the Secretary of the Company has notified all then-serving Investor Directors of such action, it being understood that, during such 48-hour period, any Investor Director shall be entitled to call a special meeting of the Board (to be held within such period and solely telephonically, over the internet or by means of other customary electronic communications equipment) for purposes of discussing with the Board the subject matter of such written action (without regard, for purpose of such discussion, to whether a quorum is present to constitute a duly convened meeting of the Board). Notwithstanding the foregoing, no action set forth in Section 8.1 or Section 8.2 that requires the consent of the Investor Member shall be effected by written action entered into pursuant to this Section 2.10 without the Investor Member’s consent. Any written actions of the Board may be in counterparts and transmitted by e-mail and shall be filed with the minutes of the proceedings of the Board. Such written actions shall have the same force and effect as a vote of the Board.
Section 2.11Duties of Directors. Each member of the Board shall have fiduciary duties identical to those of directors of a business corporation organized under the General Corporation Law of the State of Delaware; provided, however, that the Members acknowledge and agree that the enforcement or exercise by the Investor Member of any of its rights under Section 8.1 or Section 8.2 shall in no event constitute a violation of the fiduciary duties of the Investor Director or the Investor Member, which are hereby disclaimed in all respects with respect thereto. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Board, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Board.
Section 2.12Committees. The Board may create one or more committees of the Board, delegate responsibilities, duties and powers to such one or more committees, and appoint Directors to serve thereon; provided, that, for so long as the Investor Member is entitled to appoint at least one Investor Director, at least one Investor Director shall be entitled to be a member of any such committee(s). Each Director appointed to serve on any such committee shall serve at the pleasure of the Board, or otherwise in accordance with the terms of the resolution designating the applicable committee. Section 2.4, Section 2.7, Section 2.8, Section 2.9 and Section 2.10 shall each apply to any committee of the Board with the same terms applicable to the Board, mutatis mutandis.
Section 2.13Investor Member Board Observer. The Investor Member shall be entitled to appoint one Person (which shall be an individual) to serve as an observer of the Board (the “Board Observer”) for so long as the Investor Member’s Percentage Interest is greater than 5%, which individual shall be a Representative of the Investor Member and the identity of whom shall be subject to the prior written consent of the FE Member (such consent not to be unreasonably withheld, delayed or conditioned); provided, that the FE Member shall not have any such consent right over the appointment of any proposed Board Observer that is a Qualified Designee. The Board Observer shall have the right to receive notice of, attend and participate in all meetings of the Board (and any committee thereof) and to receive all information provided to Directors at the same time and in the same manner as provided to such Directors; provided,
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however, that the Company and the Board will be entitled to withhold access to any portion of the information and to exclude the Board Observer from any portion of any meeting of the Board (or any committee thereof) if the Company or the Board determines in good faith in reliance upon the advice of counsel that access to such information or attendance at such meeting (i) is reasonably necessary to preserve an attorney-client privilege of the Company or the Board or (ii) otherwise implicates any conflict of interest between the Investor Member and a particular matter or transaction under consideration by the Board; provided, however, that the Investor Member shall be notified of any intent to exclude the Board Observer in reliance on clause (ii) above in advance of any meeting from which the Board Observer is to be excluded; provided, further, that, any Board Observer that is excluded shall only be excluded for such portion of the meeting during which such matter or transaction is being discussed. For the avoidance of doubt, the Board Observer shall not have any voting rights with respect to any matter brought before the Board and shall not be counted in any manner with respect to whether a quorum is present at a meeting of the Board, and (without limiting the Company’s obligations to provide the Board Observer with notice of meetings of the Board and any committee thereof as set forth in this Section 2.13) no defect in the provision of notice to the Board Observer of any meeting of the Board shall be construed to constitute a defect in the provision of notice to Directors. In the event that the Board Observer is also the Designated Alternate and, in such capacity, he or she is serving at a Board or committee meeting as the Investor Director pursuant to Section 2.2(f), the Investor Member shall not be entitled to appoint an additional individual to serve as a replacement Board Observer to exercise the rights and duties of a Board Observer for that meeting. The Board Observer shall be bound by the same confidentiality obligations as the Directors as set forth in Section 9.4. The Investor Member may cause the Board Observer to resign or appoint a replacement Board Observer from time to time by giving written notice to the Company. In the event that the Investor Member’s Percentage Interest becomes less than 5%, the Investor Member’s rights under this Section 2.13 shall immediately cease. For the avoidance of doubt, the sole purpose of this Section 2.13 is to provide observation rights (subject to the limitations and conditions set forth in this Section 2.13) to an individual Representative of the Investor Member, and in no event will any Board Observer be construed to be a third-party beneficiary of this Agreement, an agent of the Company of any kind or for any purpose, or have any other claim against the Company or the Members in relation to any matter whatsoever.
Section 2.14Related Party Matters.
(a)Subject to the final sentence of this Section 2.14(a), all transactions (including corporate allocations) between any member of the FE Outside Group, on the one hand, and the Company Group, on the other hand (such transactions, “Affiliate Transactions”), shall be (i) entered into and carried out in a manner that, except as may be required by any applicable Law or Order, is (A) consistent with past practices and the corporate allocation and affiliate transaction policies of the FE Outside Group and the Company Group in effect at such time and (B) on terms and conditions that are commercially reasonable with respect to the subject matter thereof (it being understood that transactions undertaken pursuant to the corporate allocation policies and intercompany service agreements of the FE Outside Group as of such time to the extent that they are non-discriminatory against the Company and its Subsidiaries and are generally consistent with the corporate allocation policies and intercompany service agreements of comparable publicly traded utilities, shall be deemed to be commercially
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reasonable), and (ii) entered into and carried out in accordance with the requirements of any applicable Law or Order (including, for the avoidance of doubt, on such terms and conditions as may be required to obtain the approval of the applicable Governmental Body in respect of such transaction). Notwithstanding anything to the contrary in this Agreement, except as required by applicable Law, the FE Member shall ensure during the term of this Agreement that any methodologies used to allocate costs to the Company Group (A) are and will be consistently applied to other members of the FE Outside Group in a manner that does not have a disproportionate adverse impact on the Company or any of its Subsidiaries as compared to any member of the FE Outside Group and (B) would not result in any fines or penalties that are imposed on any member of the FE Outside Group being allocated to the Company or any of its Subsidiaries.
(b)The Investor Member acknowledges and agrees that (i) the Company Group and the FE Outside Group has prior to the Effective Date engaged in Affiliate Transactions, and will, pursuant to and in accordance with the provisions of Section 2.14(a), from and after the Effective Date engage in Affiliate Transactions, subject to the Investor Member’s approval rights under Sections 8.1 and 8.2 (if applicable to any such Affiliate Transactions), (ii) all services provided by any member of the FE Outside Group to any member of the Company Group as of the Effective Date, including services provided pursuant to (A) that certain Service Agreement among FirstEnergy Service Company, certain other members of the FE Outside Group and the Company, dated February 25, 2011, (B) that certain Service Agreement among certain members of the FE Outside Group and certain Subsidiaries of the Company, dated January 31, 2017, and (C) that certain Revised Amended and Restated Mutual Assistance Agreement among certain members of the FE Outside Group and certain Subsidiaries of the Company, dated January 31, 2017, will continue in the ordinary course of business, and (iii) the promissory note issued by the Company, dated [●], payable to the FE Member, shall remain outstanding and be payable by the Company to the FE Member, and shall in fact be so paid upon maturity, in each case in accordance with its terms.
(c)To ensure corporate separateness from the FE Member and other members of the FE Outside Group, the Company, together with its Directors and officers, shall take or refrain from taking, as the case may be, and cause the Company’s Subsidiaries to take or refrain from taking, as the case may be, the following actions (in each case, in a manner and to the extent consistent with the Company Group’s and the FE Outside Group’s respective past practices and to the extent consistent with applicable Law and Orders):
(i)at all times hold itself out to the public and other Persons as a legal entity separate from the FE Member and the other members of the FE Outside Group;
(ii)correct any known material misunderstanding regarding its identity as an entity separate from any FE Outside Group member;
(iii)observe appropriate organizational procedures and formalities;
(iv)maintain accurate books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of the FE Member and the other members of the FE Outside Group;
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(v)maintain its books, financial records and accounts in a manner such that it would not be difficult or costly to segregate, ascertain or otherwise identify the Company Group’s assets and liabilities from those of the FE Outside Group;
(vi)not enter into any pledge, encumbrance or guaranty, or otherwise become intentionally liable for, or pledge or encumber its assets to secure the liability, debts or obligations of the FE Member or any other member of the FE Outside Group;
(vii)not hold out its credit as being available to satisfy the debts or obligations of the FE Member or any other member of the FE Outside Group;
(viii)(A) pay its own liabilities, expenses and losses only from its own assets, and (B) compensate all Advisors and other agents from its own funds for services provided to it by such Advisors and other agents;
(ix)cause its Representatives to (A) hold themselves out to Third Parties as being the Representatives, as the case may be, of the Company or the applicable member of the Company Group (it being understood that the Company Group need not have its own dedicated employees), and (B) refrain from holding themselves out as Representatives of any member of the FE Outside Group (in connection with any duties performed for, or otherwise in relation to, any member of the Company Group);
(x)maintain separate annual financial statements for the Company Group, showing the Company Group’s (or its respective members’) assets and liabilities separate and distinct from those of any member of the FE Outside Group (it being understood that nothing herein shall prohibit the consolidation of such financial statements with the “affiliated group” (as defined in Section 1504(a) of the Code) of which the FE Member is the common parent); and
(xi)pay or bear the cost of the preparation of its financial statements, and have such financial statements audited by an independent certified public accounting firm.
(d)In the event the Company and/or the FE Member becomes aware of any material breach or material default (it being understood that, for purposes of this clause (d), a breach or default will be deemed to be “material” if (x) the reasonably expected amount of damages that would be sustained by the Company and its Affiliates as a result of such breach or default, or series of related breaches or defaults, would exceed $30,000,000 in the aggregate or (y) the breach or default would otherwise be material to the Company and its Subsidiaries, taken as a whole) by any member of the Company Group or FE Outside Group under any Affiliate Transaction (an “Affiliate Transaction Default”), the Company and/or the FE Member, as applicable, shall promptly, but in any event within 10 Business Days after becoming aware of such Affiliate Transaction Default, send a written notice (a “Default Notice”) to the Company and the Investor Member setting forth in reasonable detail the nature of such Affiliate Transaction Default and the reasonable estimate of the current and future anticipated losses associated with such Affiliate Transaction Default (to the extent feasible to make a reasonable estimate at such time). After delivery of such Default Notice to the Investor Member, the Company (and, if the Company did not provide the Default Notice, the FE Member) shall promptly provide the Investor Member with any additional information reasonably requested by the Investor Member relating to such Affiliate Transaction Default. The defaulting party under such Affiliate Transaction shall have (i) 10
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Business Days following the expiration of the applicable cure period in respect of such Affiliate Transaction, to fully cure any monetary Affiliate Transaction Default, and (ii) 60 days following the expiration of the applicable cure period in respect of such Affiliate Transaction, to fully cure any non-monetary Affiliate Transaction Default, subject to and consistent with applicable Law and Orders. In the event that any material alleged Affiliate Transaction Default is not timely cured in accordance with the preceding sentence, the Investor Member shall have the sole right to cause the Company and its Subsidiaries to take, or refrain from taking, any actions in connection with the enforcement of or compliance with the rights or obligations of the Company or any of its Subsidiaries under the terms of the applicable Affiliate Transaction, including the commencement of any litigation, proceeding or other action on behalf of the Company or any of its Subsidiaries against the applicable member(s) of the FE Outside Group.
ARTICLE III
OFFICERS
Section 3.1Appointment and Tenure.
(a)The Board may, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.
(b)The officers of the Company shall be comprised of one or more individuals designated from time to time by the Board. Each officer shall hold his or her office for such term and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Board. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers shall be fixed from time to time by the Directors.
(c)The officers of the Company may consist of a president, a secretary and a treasurer. The Board may also designate one or more vice presidents, assistant secretaries and assistant treasurers. The Board may designate such other officers and assistant officers and agents as the Board may deem necessary or appropriate.
Section 3.2Removal. Any officer may be removed as such at any time by the Board, either with or without cause, in its discretion.
Section 3.3President. The president, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Board, and shall be authorized and directed to implement all actions, resolutions, initiatives and business plans adopted by the Board.
Section 3.4Vice Presidents. The vice presidents, if any are designated, in the order of their election, unless otherwise determined by the Board, shall, in the absence or disability of the president, perform the duties and have the authority and exercise the powers of the president. They shall perform such other duties and have such other authority and powers as the Board may from time to time prescribe.
Section 3.5Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Board may from time to time prescribe. The assistant secretaries, if any are designated, and unless otherwise determined by the Board, shall, in the
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absence or disability of the secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Board may from time to time prescribe.
Section 3.6Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Board. The treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render the president and the Board, when so directed, an account of all of his or her transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Board may from time to time prescribe. If required by the Board, the treasurer shall give the Company a bond of such type, character and amount as the Board may require. The assistant treasurers, if any are designated, unless otherwise determined by the Board, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Board may from time to time prescribe.
ARTICLE IV
DEFAULT; DISSOLUTION
Section 4.1Events of Default. The following shall constitute events of default (each, an “Event of Default”) by the applicable Member under this Agreement:
(a)any material breach of this Agreement by such Member;
(b)any failure by such Member to make any Additional Funding Requirement pursuant to and in accordance with a Capital Request Notice issued pursuant to Section 5.1 if such Member indicated it would do so in its Response To Capital Call but then failed to do so within the time period specified in Section 5.1;
(c)any purported Transfer by such Member made other than pursuant to and in accordance with the terms and conditions of this Agreement; and
(d)the filing of a petition seeking relief, or the consent to the entry of a decree or Order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by such Member or by any of its controlling Affiliates.
Section 4.2Default Notice. If an Event of Default occurs, then any Member (other than the Member subject to the Event of Default (the “Defaulting Member”)) may deliver to the Company and to the Defaulting Member a notice of the occurrence of such Event of Default, setting forth the circumstances of such Event of Default. The provisions of this Agreement applicable to a “Defaulting Member” shall apply to such Defaulting Member from and after the
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delivery of such notice until the Event of Default and the material effects thereof have been cured (if capable of being so cured).
Section 4.3Dissolution.
(a)Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the Company shall dissolve, and its affairs shall be wound up, upon either (i) the approval by the Board and the written consent of all of the Members or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act (each, an “Event of Dissolution”).
(b)Upon the occurrence of an Event of Dissolution, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Members. No Member, acting in its capacity as such, will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. All covenants contained and obligations provided for in this Agreement will continue to be fully binding upon the Members until such time as the property of the Company has been distributed pursuant to Section 5.3 and the certificate of formation of the Company has been canceled pursuant to the Act.
(c)After the occurrence of an Event of Dissolution, and after all of the Company’s debts, liabilities and obligations have been paid and discharged or adequate reserves have been made therefor and all of the remaining assets of the Company have been distributed to the Members, the Company shall make necessary resolutions and filings to dissolve the Company under the Act.
ARTICLE V
CAPITAL CONTRIBUTIONS; DISTRIBUTIONS
Section 5.1Capital Contributions.
(a)Subject to Sections 8.1 and 8.2, if the Board determines that it is in the best interests of the Company to obtain additional equity capital for purposes of (i) developing, acquiring or maintaining Qualifying Core Assets or funding ordinary course operations of the Company Business, (ii) satisfying the Company’s obligations to Third Parties (including in respect of the Indebtedness of the Company Group), (iii) complying with applicable Law or Order or (iv) funding any Emergency Expenditures (any such determination by the Board, an “Additional Funding Requirement”), then the Board may direct the Company to submit to the Members a written capital funding request notice (a “Capital Request Notice”), which Capital Request Notice shall set forth (A) the anticipated amount of, and the reason for, such Additional Funding Requirement, (B) each Member’s requested share of such Additional Funding Requirement, which with respect to each Member shall equal such Member’s Percentage Interest multiplied by the aggregate amount of the Additional Funding Requirement (such share, the “Pro Rata Request Amount”) and (C) the funding date for such Additional Funding Requirement (the “Capital Request Funding Date”), which Capital Request Funding Date shall not be earlier than 30 days following the date on which such
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Capital Request Notice is delivered to the Members. Subject to the express provisions of this Article V, each Member may, but shall not be obligated to, contribute its Pro Rata Request Amount as called for in the applicable Capital Request Notice. Upon the receipt of a Capital Request Notice, each Member shall, within 15 days of such receipt, provide written notice to the Company and the other Members as to the extent to which such Member intends to fund its Pro Rata Request Amount, whether in whole, in part or not at all (a “Response To Capital Call”). If one Member indicates in its Response To Capital Call that it does not intend to fund its Pro Rata Request Amount in full, and any other Member had, prior thereto, submitted a Response To Capital Call indicating that it intends to fund a greater percentage of its Pro Rata Request Amount, then such other Member will be entitled to amend its Response To Capital Call to reduce its percentage funding to an amount representing a percentage of its Pro Rata Request Amount not less than the lower percentage indicated in the other Member’s Response To Capital Call. For the avoidance of doubt, no Member shall have any obligation to fund any Additional Funding Requirement pursuant to this Section 5.1 unless such Member indicates that it will do so in its Response To Capital Call.
(b)If any Member refuses or fails to make all or any portion of its Pro Rata Request Amount pursuant to this Section 5.1 on or prior to the applicable Capital Request Funding Date (such Member, the “Non-Contributing Member”, and the unfunded amount, the “Unfunded Amount”), then the Company shall provide written notice thereof to the Members (the “Contribution Unfunded Amount Notice”), and:
(i)Excess Contribution. To the extent that the Non-Contributing Member contributes a portion (but less than all) of its Pro Rata Request Amount, and another Member (the “Over-Contributing Member”) has contributed a greater percentage of its Pro Rata Request Amount than the Non-Contributing Member, the Over-Contributing Member shall have the right to elect (which election shall be made by written notice to the Company and the other Members no later than 10 Business Days following the date of the Contribution Unfunded Amount Notice) to (A) receive a special distribution of the amount of such excess (the “Excess Contribution”), such that the Excess Contribution is returned to the Over-Contributing Member (and the Company shall cause such special distribution to be made as promptly as practicable), (B) have the portion of such Excess Contribution that would have been the Non-Contributing Member’s share thereof treated as a loan to the Company (consistent with the methodology in clause (ii)(A), below), or (C) have the portion of such Excess Contribution that would have been the Non-Contributing Member’s share thereof treated as a contribution to capital (consistent with the methodology in clause (ii)(B) below).
(ii)Top-Up Right. A Member that has paid its full Pro Rata Request Amount (the “Contributing Member”) shall have the right (but not the obligation) to elect (which election shall be made by written notice to the Company and the other Members no later than 10 Business Days following the receipt of the Contribution Unfunded Amount Notice) to contribute any portion of the Unfunded Amount in accordance with this Section 5.1(b) either (A) as a loan to the Company, or (B) as a capital contribution to the Company (or as any combination thereof as the Contributing Member elects) in accordance with the following procedures:
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(A)Loan. The Contributing Member may elect to advance all or a portion of the Unfunded Amount to the Company on behalf of the Non-Contributing Member, which advance shall be treated as a loan by the Contributing Member to the Company (an “Unfunded Amount Loan”) at an interest rate equal to the highest interest rate payable on any subordinated third-party debt of any member of the Company Group then outstanding. Subject to the terms of this Agreement, each Unfunded Amount Loan shall be repaid out of any subsequent distributions made pursuant to Section 5.2 to which the Non-Contributing Member would otherwise be entitled under this Agreement, and such payments shall be applied first to the payment of accrued but unpaid interest on each such Unfunded Amount Loan and then to the payment of the outstanding principal, until such Unfunded Amount Loan is paid in full.
(B)Capital Contribution. The Contributing Member may elect to contribute an amount equal to all or a portion of the Unfunded Amount to the Company. If the Contributing Member elects to contribute to the Company all or a portion of the Unfunded Amount, then, on or after the earlier of the date that the Non-Contributing Member indicates it will not cure the failure to fund its full Pro Rata Request Amount and the thirtieth (30th) day following the date of the Contribution Unfunded Amount Notice, the Company shall issue to the Contributing Member the amount of additional Membership Interests that can be purchased for such funded amount at a price per Membership Interest equal to 90% of the Fair Market Value of the Company (measured as of the date that such contribution is to be made) per Membership Interest, and the Contributing Member’s and the Non-Contributing Member’s respective Percentage Interests will be adjusted accordingly.
(C)Cure Right. Notwithstanding anything to the contrary in this Section 5.1, on or before the thirtieth (30th) day following the date of the Contribution Unfunded Amount Notice, a Non-Contributing Member may make a contribution to the Company equal to the sum of the Unfunded Amount plus, if the Contributing Member already made an Unfunded Amount Loan in respect of such Unfunded Amount, any interest accrued on the Unfunded Amount Loan, following which (1) the Unfunded Amount advanced by the Contributing Member to the Company together with any such interest shall be paid to the Contributing Member, and (2) the former Non-Contributing Member shall be deemed to have cured its failure to pay the Pro Rata Request Amount prior to the Capital Request Funding Date with respect to the applicable Capital Request Notice.
(c)If the Non-Contributing Member refuses or fails to make its full Pro Rata Request Amount pursuant to this Section 5.1 on or prior to the applicable Capital Request Funding Date and the Contributing Member has not fully funded the Unfunded Amount in accordance with Section 5.1(b), then on or after the thirtieth (30th) day following the date of the applicable Contribution Unfunded Amount Notice, the Board may authorize the Company to seek additional equity funds on commercially reasonable terms from a Third Party in an
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amount up to the difference between the total Additional Funding Requirement requested and the total funds received by the Company from the Non-Contributing Member and the Contributing Member (including any additional funds that the Contributing Member may have contributed pursuant to Section 5.1(b)), and to issue Membership Interests to Third Parties in connection therewith pursuant to this Section 5.1(c). If the Board determines to seek additional equity funds from and issue Membership Interests to a Third Party pursuant to this Section 5.1(c), then the Company must consummate such issuance within 180 days following the Capital Request Funding Date. If such issuance is not consummated within such 180-day period, then the Company’s right to so issue Membership Interests to a Third Party in connection with the applicable Additional Funding Requirement shall be lapsed, and the Company shall not thereafter issue any Membership Interests to a Third Party in connection with such Additional Funding Requirement; provided that, if a definitive agreement providing for such issuance is executed prior to the expiration of such 180-day period but the issuance has not been consummated at the expiration of such period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such issuance, then such period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of such original expiration date and the consummation of the issuance provided for in such definitive agreement; provided, further, that the Company shall have used its reasonable best efforts in seeking such authorizations, approvals and consents. Upon the completion of such issuance of Membership Interests pursuant to this Section 5.1(c), the Company shall give written notice to the Members of such issuance, which notice shall specify (i) the total number of new Membership Interests issued, (ii) the price per Membership Interest at which the Company issued the Membership Interests, and (iii) any other material terms of the issuance. Upon the issuance of new Membership Interests pursuant to this Section 5.1(c), the Contributing Member’s and Non-Contributing Member’s respective Percentage Interests will be adjusted accordingly.
(d)In the event that the Investor Member refuses or fails to fund all or any portion of its share of an Additional Funding Requirement pursuant to this Section 5.1 on or prior to the applicable Capital Request Funding Date in respect of two Additional Funding Requirements, subject to Section 5.1(b)(ii)(C), from and after the occurrence of the second such failure or refusal by the Investor Member, the FE Member may (but is not required to), at its option at any time, acquire all (but not less than all) of the Membership Interests held by the Investor Member (the “Call Right”) by giving written notice (the “Call Notice”) to the Investor Member of its election to exercise the Call Right; provided, that, the Investor Member shall have 60 days following the Call Notice to cure the most recent such failure to fund. The purchase price payable by the FE Member in connection with the exercise of the Call Right shall be equal to the product of (i) 90% of the Fair Market Value of the Company (measured as of the date of the delivery of the Call Notice to the Investor Member) multiplied (ii) by a fraction, (A) the numerator of which is the number of Membership Interests that the Investor Member owns at such time and (B) the denominator of which is the total number of Membership Interests then outstanding (the amount equal to such product, the “Call Exercise Price”). If the Call Right is exercised by the FE Member, each of the
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Parties shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Section 5.1(d) as promptly as practicable, but in any event not later than 30 days after, or, if the Investor Member indicates its intent to cure its funding failure prior to such 30th day, 60 days after, the delivery of the Call Notice (such period, the “Call Consummation Period”), including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary. If the Investor Member fails to take all actions necessary to consummate the Transfer of the Membership Interests held by it in accordance with this Section 5.1(d) prior to the expiration of the Call Consummation Period, then the Investor Member shall be deemed to be in material breach of this Agreement for purposes of Article IV and for all other purposes hereunder, and shall be deemed to have granted (and hereby grants, contingent only on the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by the FE Member to be the Investor Member’s agent and attorney to execute all necessary documentation and instruments on its behalf to Transfer the Investor Member’s Membership Interest to the Company as the holder thereof, in each case consistent with the provisions of this Section 5.1(d). At the consummation of any purchase and sale pursuant to this Section 5.1(d), the Investor Member shall sell to the FE Member all of the Membership Interests owned by the Investor Member in exchange for the Call Exercise Price. Contemporaneously with its receipt from the FE Member of the Call Exercise Price, the Investor Member shall Transfer to the FE Member all of the Membership Interests owned by the Investor Member, free and clear of all Liens. The Members and the Company acknowledge and agree that they shall cooperate reasonably to obtain any necessary authorization, approval or consent of any Governmental Body to consummate the transactions contemplated by this Section 5.1(d).
Section 5.2Distributions Generally; Support Payments.
(a)Except as otherwise provided herein and subject to Section 5.2(b), Section 5.2(c) and the Act, no later than 60 days after the end of each fiscal quarter, the Company shall make distributions in cash of all its Available Cash in respect of such fiscal quarter. The Company may make such other more frequent distributions (including interim distributions) at such times and in such amounts as the Board may determine.
(b)Except as otherwise provided herein, all distributions shall be paid to the Members only in cash and in the same proportion as their respective Percentage Interest; provided that, in the case of distributions to be paid in respect of any period during which the Percentage Interest of the Members changed, such distributions shall be prorated to reflect the Percentage Interest of the Members on each day of such measurement period, and the Company and the Members shall take such action as necessary to effectuate such proration.
(c)Notwithstanding the terms of this Section 5.2 and any other provision of this Agreement, (i) the Company shall not make any distribution to any Member on account of its Membership Interests to the extent such distribution would violate the Act, other applicable Law or an Order, and (ii) a Member may direct the payment of part or all of any distribution to another Person by providing written notice of such direction to the Company.
Section 5.3Distributions upon the Occurrence of an Event of Dissolution. Upon the occurrence of an Event of Dissolution, the Board will proceed, subject to the provisions herein, to wind up the affairs of the Company, liquidate and distribute the remaining assets of the
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Company (provided, however, that all distributions shall be paid to the Members only in cash) and apply the proceeds of such liquidation in the order of priority in accordance with Section 18-802 of the Act or as may otherwise be agreed to by the Members.
Section 5.4Withdrawal of Capital; Interest. Except as expressly provided in this Agreement, (a) no Member may withdraw capital or receive any distributions from the Company and (b) no interest shall be paid by the Company on any capital contribution or distribution.
ARTICLE VI
TRANSFERS OF MEMBERSHIP INTERESTS
Section 6.1General Restriction.
(a)No Member shall Transfer any of its Membership Interests except pursuant to and in accordance with this Article VI. Any purported Transfer by any Member of its Membership Interests in violation of this Section 6.1(a), or without compliance in all respects with the provisions of this Article VI pertaining to such purported Transfer, shall be invalid and void ab initio, and such purported Transfer by such Member shall constitute a material breach of this Agreement for purposes of Article IV.
(b)Subject to Section 6.2, neither the Investor Member nor the FE Member may Transfer any of its Membership Interests to any Person prior to the date that is the third anniversary of the Effective Date (the “Lock-Up Period”), other than with the prior written consent of the FE Member or the Investor Member, as applicable. After the expiration of the Lock-up Period, each of the Investor Member and the FE Member, as applicable, may Transfer its Membership Interests in accordance with this Article VI. Notwithstanding the foregoing, each of the Members may at any time Transfer Membership Interests in compliance with Section 6.5.
Section 6.2Transfers to Permitted Transferees; Liens by Members.
(a)Notwithstanding Section 6.1, each of the Members may Transfer at any time all or any portion of the Membership Interests held by it to any one of its Permitted Transferees; provided that, in connection with any such Transfer, (a) such Permitted Transferee shall, in writing, assume all of the rights and obligations of the transferring Member as a Member under this Agreement and as a Party hereto with respect to the Transferred Membership Interests and (b) effective provision shall be made whereby such Permitted Transferee shall be required, prior to the time when it shall cease to be a Permitted Transferee of the transferring Member, to Transfer such Membership Interests to the transferring Member or to another Person that would be a Permitted Transferee of the transferring Member as of such applicable time. In the event that a Member (including, as the case may be, a Permitted Transferee) intends to Transfer its Membership Interests to a Permitted Transferee, such transferring Member or the Permitted Transferee, as applicable, shall notify the other Member and the Company of the intended Transfer at least 20 Business Days prior to the intended Transfer.
(b)Each Member shall be permitted to directly or indirectly Encumber its Membership Interests or any equity interests in such Member in connection with any debt financing, the proceeds of which have been or will be used by such Member to finance its purchase of such
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Membership Interests (whether in respect of an issuance of new Membership Interests by the Company or the purchase of existing Membership Interests from a Member or the refinancing of any such debt financing in the future), and neither such Lien nor any commencement or consummation of foreclosure proceedings or exercise of foreclosure remedies by a secured party on, or the subsequent direct or indirect sale of, a Member’s Membership Interests Encumbered in connection with any such debt financing shall, in either case, be considered a “Transfer” for any purpose under this Agreement; provided, that (i) such Member shall be obligated to promptly notify the other Member and the Company in writing following the commencement of any such foreclosure remedies or proceedings, (ii) in the event of the consummation of such a foreclosure, such Member will automatically cease to be deemed the owner of the Membership Interests so foreclosed and will cease to have any rights in respect thereof (with the financing source foreclosing on such Membership Interests succeeding to the rights and responsibilities of the Member hereunder), and (iii) the consummation of any such foreclosure will be subject to the receipt of any required authorization, approval or consent of all applicable Governmental Bodies.
Section 6.3Right of First Offer.
(a)Prior to any Transfer by a Member (each, a “Transferring Member”) of Membership Interests constituting fifty percent (50%) or less of the outstanding Membership Interests, other than to a Permitted Transferee of such Transferring Member, the Transferring Member must first offer to sell to the other Member (the “Non-Transferring Member”) all of its Membership Interests that it desires to sell (such Membership Interests to be offered for sale to the Non-Transferring Member pursuant to this Section 6.3, the “Subject Membership Interests”), in each case, in accordance with the procedures set forth in the provisions of this Section 6.3.
(i)The Transferring Member shall first deliver to the Non-Transferring Member a written notice (a “Sale Notice”) setting forth the cash price and all of the other material terms and conditions at which the Transferring Member is willing to sell the Subject Membership Interests to the Non-Transferring Member, which notice shall constitute an offer to the Non-Transferring Member to effect such purchase and sale on the terms set forth therein. Any such Sale Notice shall be firm, not subject to withdrawal and prepared and delivered in good faith. Within 30 days following its receipt of a Sale Notice, the Non-Transferring Member may accept the Transferring Member’s offer and purchase the Subject Membership Interests at the cash price and upon the other material terms and conditions set forth in the Sale Notice, in which event the closing of the purchase and sale of the Subject Membership Interests will take place as promptly as practicable. The Sale Notice shall contain representations and warranties by the Transferring Member to the Non-Transferring Member that (A) the Transferring Member has full right, title and interest in and to the Subject Membership Interests, (B) the Transferring Member has all the necessary power and authority and has taken all necessary action to Transfer the Subject Membership Interests to the Non-Transferring Member as contemplated by this Section 6.3, and (C) the Subject Membership Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement and those arising under securities Laws of general applicability pertaining to limitations on the transfer of unregistered securities.
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(ii)If the Non-Transferring Member does not accept the Transferring Member’s offer within such 30-day period, then the Transferring Member will, for a period of 120 days commencing on the earlier of (A) the expiration of such 30-day period and (B) the delivery of a written notice by the Non-Transferring Member to the Transferring Member rejecting the offer set forth in the Sale Notice (if any) (such 120-day period, the “Sale Period”), be entitled to sell the Subject Membership Interests to any one Third Party at the same or higher price and upon other terms and conditions (excluding price) that are not more favorable to the acquiror than those specified in the Sale Notice, subject to the other terms of this Section 6.3. If such sale to any Third Party is not completed prior to the expiration of the Sale Period, then the process initiated by the delivery of the Sale Notice shall be lapsed, and the Transferring Member will be required to repeat the process set forth in this Section 6.3 before entering into any agreement with respect to, or consummating, any sale of Membership Interests to any Third Party; provided that if a definitive agreement providing for the consummation of such sale is executed within the Sale Period but such sale has not been consummated at the expiration of the Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such sale, then the Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Sale Period and the consummation of the sale provided for in such definitive agreement; provided, further, that the Transferring Member shall have used its reasonable best efforts in seeking such authorizations, approvals and consents.
(b)The Investor Member and its Permitted Transferees (if any) shall not be permitted to Transfer any of their Membership Interests to a Prohibited Competitor without the prior written consent of the FE Member. Within 10 Business Days after January 1, 2023 (and each year thereafter during the 10-Business Day period beginning on January 1 of the applicable year), the FE Member shall have the right to update the list of Prohibited Competitors set forth on Schedule 2 (i) to replace no more than three of the Prohibited Competitors with other Competitors designated by the FE Member, and (ii) in addition to any replacements pursuant to clause (i), to add up to two additional Prohibited Competitors designated by the FE Member to such list. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.3(b) and Schedule 2 (together with the definition of “Prohibited Competitor”) shall automatically terminate and have no further force and effect in the event that the FE Member and its Permitted Transferees, individually or collectively, no longer control the Company.
(c)No Transfer of Membership Interests by the Investor Member to any Third Party pursuant to Section 6.3(a)(ii) may be effected if it would, or would reasonably be expected to in the reasonable and good faith determination of the FE Member in consultation with the Board, (i) adversely affect in any material respect any member of the Company Group or the FE Outside Group, including with respect to their businesses, financial condition, operating results, prospects or relationships with Third Parties or with any Governmental Body, or (ii) create a material risk of an adverse Tax or regulatory consequence on any member of the Company Group or the FE Outside Group, in any such case in the foregoing clauses (i) and
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(ii), as a result of the identity of the Third Party transferee, any action taken or reasonably expected to be taken by any Governmental Body with respect to such Transfer, any Tax consequence or change in Tax status of any Person caused or reasonably expected to be caused by such Transfer, any terms or conditions of such Transfer, any requirement that the Membership Interests be registered under any applicable securities Laws in connection with or as a result of such Transfer, or any other similar matter. For purposes of this Section 6.3 and Section 6.4, “control” means (x) the ownership of at least a majority of the issued and outstanding Membership Interests of the Company, or (y) the ability to elect, directly or indirectly, a majority of the Directors of the Company in accordance with this Agreement.
(d)Prior to the consummation of any Transfer pursuant to Section 6.3(a)(ii), the Transferring Member shall have delivered to the Board and to the Non-Transferring Member evidence reasonably satisfactory to the Board (with the Directors appointed by the Transferring Member abstaining from any such determination) and to the Non-Transferring Member that (i) the transferee is financially capable of carrying out the obligations and promptly paying all liabilities of the Transferring Member pursuant to this Agreement with respect to the Subject Membership Interests, and (ii) the Transfer complies with the provisions of Section 6.3(b) (if applicable) and Section 6.3(c).
Section 6.4Tag-Along Rights.
(a)Other than with respect to a Transfer proposed and made in accordance with Section 6.5, in the event that the FE Member proposes to effect a Transfer to a Third Party transferee (the “Tag-Along Buyer”) of a number of its Membership Interests (i) constituting more than 5% of the total Membership Interests then outstanding (but which would not result in the Tag-Along Buyer acquiring control of the Company) or (ii) that would result in the Tag-Along Buyer acquiring control of the Company (in either case, a “Tag-Along Sale”), then the FE Member shall give the Investor Member written notice (a “Tag-Along Notice”) of such proposed Transfer at least 30 days prior to the consummation of such Tag-Along Sale, setting forth (w) the number of Membership Interests (“Tag-Along Offered Membership Interests”) proposed to be Transferred to the Tag-Along Buyer and the purchase price, (x) the identity of the Tag-Along Buyer, (y) any other material terms and conditions of the proposed Transfer, and (z) the intended dates on which the FE Member will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.
(b)Upon delivery of a Tag-Along Notice, the Investor Member shall have the right, (i) in the case of a Tag-Along Sale described under Section 6.4(a)(i), to sell up to its Tag Portion, and (ii) in the case of a Tag-Along Sale described under Section 6.4(a)(ii), to sell all of the Membership Interests of the Company held by the Investor Member, in either case at the same price per Membership Interest, for the same form of consideration and pursuant to the same terms and conditions (including time of payment) as set forth in the Tag-Along Notice (or, if different, as such are applicable at the time of the entry into a definitive agreement in respect of, or at the time of the consummation of, the Tag-Along Sale). If the Investor Member wishes to participate in the Tag-Along Sale, then the Investor Member shall provide written notice to the FE Member no less than 30 days after the date of the Tag-Along Notice, indicating such election. Such notice shall set forth the number of its Membership Interests that the Investor Member elects to include in the Tag-Along Sale (which number shall not exceed its Tag Portion solely in the case of a Tag-Along Sale described under Section
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6.4(a)(i)), and such notice shall constitute the Investor Member’s binding agreement to sell such Membership Interests on the terms and subject to the conditions applicable to the Tag-Along Sale.
(c)Any Transfer of the Investor Member’s Membership Interests in a Tag-Along Sale shall be on the same terms and conditions as the Transfer of the FE Member’s Membership Interests in such Tag-Along Sale, except as otherwise provided in this Section 6.4(c). The Investor Member shall be required to make customary representations and warranties in connection with the Transfer of the Investor Member’s Membership Interests, including as to its ownership and authority to Transfer, free and clear of all Liens, the Investor Member’s Membership Interests and shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Tag-Along Buyer against all losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Investor Member, as the case may be, under the terms of the agreements relating to such Transfer of Investor Member’s Membership Interests, in each case not to exceed the equivalent obligations to indemnify and hold harmless the Tag-Along Buyer provided by the FE Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the FE Member and the Investor Member) be expressly stated to be several but not joint and the FE Member and the Investor Member shall not be liable for any breach of covenants or representations or warranties as to the Membership Interests of any other Member and shall not, in any event, be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) the Investor Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the FE Member, (iii) the Investor Member shall not be obligated to agree to any non-customary administrative covenants (such as any non-compete covenants that would restrict its or its Affiliates’ business activities), and (iv) the Investor Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Tag-Along Sale.
(d)Notwithstanding the foregoing, and for the avoidance of doubt, the Investor Member shall not be entitled to Transfer its Membership Interests pursuant to this Section 6.4 in the event that, notwithstanding delivery of a written notice of election to participate in such Tag-Along Sale pursuant to this Section 6.4, the Investor Member fails to consummate the Transfer of its Membership Interests (on the terms and conditions required by this Section 6.4) in the applicable Tag-Along Sale.
(e)For the avoidance of doubt, (i) the terms of this Section 6.4 apply to any Transfers of any Membership Interests by a Permitted Transferee of the FE Member that would otherwise constitute a Tag-Along Sale, and (ii) the rights conferred to the Investor Member under this Section 6.4 do not apply in the event of a Change in Control of the FE Member.
Section 6.5Drag-Along Rights.
(a)In the event that the FE Member intends to effect a sale of all of the Membership Interests owned by the FE Member and such Membership Interests constitute at least a majority of the issued and outstanding Membership Interests of the Company (a “Drag-Along Sale”), then the FE Member shall have the option (but not the obligation) to require the Investor Member
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to Transfer all of its Membership Interests to the Third Party buyer (the “Drag-Along Buyer”) (or to such other Party as the Drag-Along Buyer directs) in accordance with the provisions of this Section 6.5 (such right of the FE Member, the “Drag-Along Right”).
(b)If the FE Member elects to exercise the Drag-Along Right pursuant to Section 6.5(a), then the FE Member shall send a written notice to the Investor Member (a “Drag-Along Notice”) specifying (i) that the Investor Member is required to Transfer all of its Membership Interests pursuant to this Section 6.5, (ii) the amount and form of consideration payable for the Investor Member’s Membership Interests, (iii) the name of the Third Party to which the Investor Member’s Membership Interests are to be Transferred (or which is otherwise entitled to direct the disposition thereof at the consummation of the Drag-Along Sale), (iv) any other material terms and conditions of the proposed Transfer, and (v) the intended dates on which the FE Member will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.
(c)In the event that the FE Member elects to exercise the Drag-Along Right, then the Investor Member hereby agrees with respect to all Membership Interests it holds:
(i)in the event such transaction requires the approval of Members, to vote (in person, by proxy or by action by written consent, as applicable) all of its Membership Interests in favor of such Drag-Along Sale;
(ii)to execute and deliver all related documentation and take such other action reasonably necessary to enter into definitive agreements in respect of and to consummate the proposed Drag-Along Sale in accordance with, and subject to the terms of, this Section 6.5; and
(iii)not to deposit its Membership Interests in a voting trust or subject any Membership Interests to any arrangement or agreement with respect to the voting of such Membership Interests, unless specifically requested to do so by the Drag-Along Buyer in connection with a Drag-Along Sale.
(d)Subject to Section 6.5(e), any Transfer of the Investor Member’s Membership Interests in a Drag-Along Sale shall be on the same terms and conditions as the proposed Transfer of the FE Member’s Membership Interests in the Drag-Along Sale. Upon the request of the FE Member, the Investor Member shall be required to make customary representations and warranties in connection with the Transfer of the Investor Member’s Membership Interests, including as to its ownership and authority to Transfer, free and clear of all Liens, its Membership Interests, and shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Drag-Along Buyer against all losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Investor Member as the case may be, under the terms of the agreements relating to such Transfer of the Investor Member’s Membership Interests, in each case not to exceed the equivalent obligations to indemnify and hold harmless the Tag-Along Buyer provided by the FE Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the FE Member and the Investor Member) be expressly stated to be several but not joint and the FE Member and the Investor Member shall not be liable for any breach of covenants or representations or warranties as to the Membership Interests of any other Member and shall not, in any event, be liable for more
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than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) the Investor Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the FE Member and (iii) the Investor Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Drag-Along Sale.
(e)Any Transfer required to be made by the Investor Member pursuant to this Section 6.5 shall be for consideration consisting solely of cash. Without the consent of the Investor Member, the Investor Member shall not be required in connection with such Drag-Along Sale to agree to any material non-customary administrative covenants (such as any non-compete covenants that would restrict its or its Affiliates’ business activities).
(f)At the consummation of the Drag-Along Sale, the Investor Member shall Transfer all of its Membership Interests to the Drag-Along Buyer (or its designee), and the Drag-Along Buyer shall pay the consideration due for the Investor Member’s Membership Interest. If the Investor Member has failed, as of immediately prior to the time that the consummation of the Drag-Along Sale would otherwise have occurred, to have taken all actions necessary in accordance with this Agreement to consummate the Transfer of the Membership Interests held by it, then the Investor Member shall be deemed to be in material breach of this Agreement for purposes of Article IV and for all other purposes hereunder, and shall be deemed to have granted (and hereby grants, contingent only on the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by the FE Member to be the Investor Member’s agent and attorney to execute all necessary documentation and instruments on its behalf to Transfer the Investor Member’s Membership Interest to the Drag-Along Buyer (or as it may direct) as the holder thereof, in each case consistent with the terms set forth in this Section 6.5.
(g)The FE Member shall have a period of 180 days commencing on the delivery of the Drag-Along Notice (such 180-day period, the “Drag Sale Period”) to consummate the Drag-Along Sale. If the Drag-Along Sale is not completed prior to the expiration of the Drag Sale Period, then the process initiated by the delivery of the Drag-Along Notice shall be lapsed, and the FE Member will be required to repeat the process set forth in this Section 6.5 to pursue any Drag-Along Sale; provided that if a definitive agreement providing for the consummation of such Drag-Along Sale is executed within the Drag Sale Period but such Drag-Along Sale has not been consummated at the expiration of the Drag Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such Drag-Along Sale, then the Drag Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Drag Sale Period and the consummation of the Drag-Along Sale provided for in such definitive agreement; provided, further, that the FE Member shall have used efforts in seeking such authorizations, approvals and consents consistent with its obligations under such definitive agreement(s) in respect thereof.
(h)Notwithstanding the foregoing, the FE Member may not exercise the Drag-Along Right or consummate any Drag-Along Sale without the prior written consent of the Investor Member unless the applicable Drag-Along Sale would result in the Investor Member
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achieving at least an IRR of 9%; provided, that any shortfall in the Investor Member achieving an IRR of 9% may be paid by the FE Member to the Investor Member in immediately available funds at the closing of the Drag-Along Sale, in which case the prior written consent of the Investor Member shall not be required to exercise the Drag-Along Right or consummate such Drag-Along Sale
(i)For the avoidance of doubt, the rights conferred to the FE Member under this Section 6.5 do not apply in the event of a Change in Control of the FE Member.
Section 6.6Cooperation. The Members and the Company acknowledge and agree that each of them shall cooperate reasonably to obtain the requisite authorization, approval or consent of any Governmental Body necessary to consummate any Transfers contemplated or permitted by this Article VI. The Members shall have the right in connection with any Transfer of Membership Interests permitted by this Agreement (or in connection with the investigation or consideration of any such potential Transfer) to require the Company to reasonably cooperate with potential purchasers in such prospective Transfer (at the sole cost and expense of the applicable Member or such potential purchasers) by taking such actions reasonably requested by the applicable Member or such potential purchasers, including (a) preparing or assisting in the preparation of due diligence materials, (b) providing access to the Company’s and each of its Subsidiaries’ books, records, properties and other materials (subject, in each case, to the execution of customary confidentiality and non-disclosure agreements) to potential purchasers, and (c) making the directors, officers, employees (if any) and other Representatives of the Company and its Subsidiaries available to potential purchasers for presentations and due diligence interviews; provided that no such cooperation by the Company shall be required (i) until the relevant potential purchaser executes and delivers to the Company a customary confidentiality agreement, (ii) to the extent such cooperation would unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries, and (iii) to the extent the provision of any information would (A) conflict with, or constitute a violation of, any applicable Law or Order or cause a loss of attorney-client privilege of the Company or any of its Subsidiaries, (B) in the FE Member’s reasonable determination, require the disclosure of any information that is proprietary, confidential or sensitive to the FE Member or to any other member of the FE Outside Group, or (C) require the disclosure of any information relating to any joint, combined, consolidated or unitary Tax Return that includes the FE Member or any other member of the FE Outside Group or any supporting work papers or other documentation related thereto.
Section 6.7Contracts Inhibiting Transfer. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract (or modify the terms of any existing Contract of the Company or any of its Subsidiaries so as to provide) that includes a provision that, by its terms, is triggered by a Transfer of the Investor Member’s Membership Interests and that the consequence of such triggering event under such Contract would have an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole.
ARTICLE VII
PREEMPTIVE RIGHTS
Section 7.1Preemptive Rights. The Company hereby grants to each Member the right to purchase such Member’s Preemptive Right Share of all (or any part) of any New Securities that the Company may from time to time issue after the date of this Agreement (the “Preemptive
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Right”). In the event the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), the Company shall give to each Member written notice of its intention to issue New Securities (the “Preemptive Right Participation Notice”), describing the amount and type of New Securities, the cash purchase price and the general terms upon which it proposes to issue such New Securities. Each Member shall have 10 Business Days from the date of receipt of any such Preemptive Right Participation Notice (the “Preemptive Right Notice Period”) to agree in writing to purchase for cash up to such Member’s Preemptive Right Share of such New Securities for the price and upon the terms and conditions specified in the Preemptive Right Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Member’s Preemptive Right Share). If any Member fails to so respond in writing within the Preemptive Right Notice Period, then such Member shall forfeit the right hereunder to purchase its Preemptive Right Share of such New Securities. Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the closing of any purchase by any Member pursuant to this Section 7.1 shall be consummated concurrently with the consummation of the issuance or sale described in the Preemptive Right Participation Notice. The Company shall be free to complete the proposed issuance or sale of New Securities described in the Preemptive Right Participation Notice with respect to any New Securities not elected to be purchased pursuant to this Section 7.1 in accordance with the terms and conditions set forth in the Preemptive Right Participation Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced).
ARTICLE VIII
PROTECTIVE PROVISIONS
Section 8.1Investor Member No Threshold Matters. Notwithstanding anything to the contrary in this Agreement, the Company shall not cause or permit, in each case, without the prior written consent of the Investor Member (except that no such written consent shall be required to the extent that such matter is necessary to comply with applicable Law or Order); provided, that the Investor Member may not unreasonably withhold its consent to the matters under clause (h) below (it being acknowledged and agreed that it shall be deemed unreasonable for the Investor Member to withhold its consent to any matter under clause (h) below solely on the basis of the pricing or other terms thereof if such pricing or other terms are provided for by, and are otherwise in accordance with, applicable Law):
(a)the issuance of any equity interests by any of the Company’s Subsidiaries to any Person that is not the Company or one of its Subsidiaries;
(b)the taking of any action that would reasonably be expected to result in the Company not being classified as a corporation for U.S. federal income Tax purposes (or for the purposes of any applicable state and local Taxes, to the extent material);
(c)any non-pro rata repurchase or redemption of any equity interests issued by the Company;
(d)the transfer, sale or other disposition, whether by way of asset sale, stock sale, merger or otherwise, of all or substantially all of the assets of the Company and the Company’s Subsidiaries, taken as a whole on a consolidated basis (it being understood, for the avoidance
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of doubt, that this Section 8.1(d) shall not be deemed to restrict a transfer, sale or other disposition of the equity of the Company);
(e)any amendment or modification to any Organizational Document of any Subsidiary of the Company, other than (i) ministerial amendments thereto or (ii) amendments thereto that would not reasonably be expected to have a material and adverse impact on the Investor Member;
(f)any election that would cause the Company to be treated as a “real estate investment trust” (within the meaning of Section 856 of the Code);
(g)(i) any amendment or modification to the Intercompany Income Tax Allocation Agreement in effect as of the date hereof, among the FE Member, the Company and the other parties thereto (or any replacement agreement thereof entered into among the FE Member, the Company and certain other Subsidiaries of the FE Member for the purpose of allocating consolidated tax liabilities, the “Tax Allocation Agreement”), or (ii) the entry by the Company into any Tax sharing or allocation agreement other than the Tax Allocation Agreement, other than, in the case of either clauses (i) or (ii), any amendment, modification or new agreement that (A) would not reasonably be expected to adversely affect the Company or any of its Subsidiaries, or (B) in the case of amendments or modifications to the Tax Allocation Agreement or such new agreements, would not affect the Company or any of its Subsidiaries in a manner that is less favorable to the Company and its Subsidiaries than it is to the other Subsidiaries of the FE Member that are parties to the Tax Allocation Agreement; provided that, for the avoidance of doubt, the foregoing shall not apply to any amendment or modification that is related or attributable solely to adding or removing members other than the Company or any of its Subsidiaries from the Tax Allocation Agreement;
(h)the entry into, amendment or termination of, or waiver of any material right under, any Affiliate Transaction (which shall not be deemed to include any corporate allocations involving the Company or any of its Subsidiaries that are made in compliance with Section 2.14, other than those corporate allocations that relate to operating electric transmission assets and facilities (non-corporate support services) that are specific to the Company or its Subsidiaries) other than Affiliate Transactions that satisfy each of the following requirements: (i) any and all such Affiliate Transactions are entered into on terms that are no less favorable in the aggregate to the Company (or the relevant Subsidiary thereof party thereto) than reasonably would be obtainable from an unaffiliated third party (it being agreed that any pricing or other terms required by applicable Law shall be deemed to constitute an arm’s length term for purposes of this clause (i)); and (ii) any and all such Affiliate Transactions involve revenues or expenditures of less than $10,000,000 per Contract, transaction or series of related transactions individually and less than $30,000,000 in the aggregate for any fiscal year for all such Affiliate Transactions (it being acknowledged and agreed that no prior written consent of the Investor Member will be required with respect to any amendments to any Affiliate Transaction made in the ordinary course of business unless and only to the extent such amendment would adversely affect the Company or its relevant Subsidiary party thereto in any material respect); provided, that with respect to any Affiliate
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Transaction contemplated by Section 8.2(c) or Section 8.1(g), Section 8.2(c) or Section 8.1(g) shall control over this Section 8.1(h); or
(i)the entry into any binding agreement or arrangement by the Company or any of its Subsidiaries to effect any of the foregoing actions.
Section 8.2Investor Member Threshold Matters. Notwithstanding anything to the contrary in this Agreement, the Company shall not cause or permit, in each case, without the prior written consent of the Investor Member, for so long as the Investor Member holds at least a 9.9% Percentage Interest (unless such matter is necessary (i) to comply with applicable Law or Order, or (ii) with respect to clauses (c), (d), (e) or (g) or, to the extent related to the foregoing, (l), in response to an Emergency Situation):
(a)any material change to any line or scope of the existing business of the Company or any of its Subsidiaries;
(b)the conversion of the Company or any of its Subsidiaries from its current legal business entity form to any other business entity form (e.g., the conversion of the Company from a Delaware limited liability company to a Delaware corporation);
(c)without limiting the requirements of Section 2.14, the direct or indirect acquisition by the Company or any of the Company’s Subsidiaries (whether by merger or consolidation, acquisition of assets or stock or by formation of a joint venture or otherwise), or any request for capital in connection therewith, (i) of any equity interests of any member of the FE Outside Group, or (ii) of any business, assets or operations of any member of the FE Outside Group, in either case having a Fair Market Value in excess of 2.5% of the Rate Base Amount in the aggregate in any calendar year, other than Qualifying Core Assets;
(d)the transfer, sale or other disposition, whether by way of asset sale, stock sale, merger or otherwise, of any business, assets or operations of one or more of the Company’s Subsidiaries having a Fair Market Value in excess of 2.5% of the Rate Base Amount in the aggregate in any single transaction or series of related transactions, other than Qualifying Core Assets;
(e)other than in connection with capital expenditures (which are addressed in subparagraph (f) below), any acquisition of assets, including equity securities, or any request for capital in connection therewith, by the Company or any of its Subsidiaries from a Third Party the aggregate purchase price of which exceeds 2.5% of the Rate Base Amount in any calendar year, other than Qualifying Core Assets;
(f)any capital expenditure by the Company or its Subsidiaries, or any request for capital in connection therewith, that exceeds in the aggregate 1.0% of the Rate Base Amount in any calendar year and that is not (i) made in connection with obtaining, constructing or otherwise acquiring a Qualifying Core Asset, or (ii) reasonably necessary to fund any Emergency Expenditures;
(g)the incurrence of Indebtedness (other than the refinancing of existing Indebtedness on commercially reasonable terms reflecting then-current credit market conditions) by the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s Debt-to-Capital Ratio equaling or exceeding (i) prior to the fifth (5th) anniversary
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of the Effective Date, sixty five percent (65%), and (ii) thereafter, seventy percent (70%); provided, that the Company shall notify the Investor Member at least thirty (30) days prior to the Company or any of its Subsidiaries incurring any Indebtedness in excess of the annual budget;
(h)the filing of a petition seeking relief, or the consent to the entry of a decree or order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by the Company or any of its Subsidiaries (other than AET PATH);
(i)the listing of any equity interests of the Company (or a successor to the Company, including by merger, conversion or other reorganization) on any stock exchange;
(j)the entrance into any joint venture, partnership or similar agreement, unless the aggregate amount of cash, property or other assets anticipated to be contributed by the Company or its applicable Subsidiary to such joint venture or partnership is less than 2.5% of the Rate Base Amount, or such joint venture, partnership or similar interests (or the cash, property or other assets so contributed to such joint venture or partnership) would continue to qualify as Qualifying Core Assets;
(k)material decisions relating to the conduct (including the settlement) of any litigation, administrative, or criminal proceeding to which the Company or any of its Subsidiaries is a party where (i) it is reasonably expected that the liability of the Company and its Subsidiaries would exceed $30,000,000 in the aggregate and (ii) such proceeding would reasonably be expected to have an adverse effect on the Investor Member or any of its Affiliates (other than in its or (if applicable, their) capacity as an investor in the Company); provided, that, for the avoidance of doubt, the foregoing shall not be applicable to any ordinary course regulatory proceedings (including rate cases) that do not involve claims of criminal conduct or intentional violations of applicable Law; or
(l)the entry into any binding agreement or arrangement by the Company or any of its Subsidiaries to effect any of the foregoing actions.
Section 8.3Consultation Matters. For so long as (x) the Investor Member’s Percentage Interest is at least 9.9% and (y) the Investor Member is not a Defaulting Member, the Company (and, as applicable, the Board) shall use its reasonable best efforts to consult in good faith with the Investor Member (which consultation shall be deemed to include the participation of Investor Directors in the meetings of the Board with respect to such matters, and, to the extent requested by the Investor Member, reasonable discussions between Representatives of the Company, of the Investor Member and of the FE Member) prior to the Company undertaking, or causing or permitting any of its Subsidiaries to undertake, any of the following matters (except as would be impracticable in respect of a particular action that the Board reasonably believes to be necessary or appropriate to comply with applicable Law, Order or in response to an Emergency Situation):
(a)establishing or materially amending the annual budget and business plan of the Company and its Subsidiaries;
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(b)without limiting the Investor Member’s rights under Section 8.2(g), incurring long-term Indebtedness of the Company or any of its Subsidiaries if such incurrence would be subject to the authorization or approval of any of the Public Utilities Commission of Ohio, the Pennsylvania Public Utility Commission or the United States Federal Energy Regulatory Commission, except for (i) any refinancing of Indebtedness using similar instruments on substantially similar or more favorable terms relative to the existing Indebtedness being so refinanced and (ii) any such incurrence of Indebtedness made in the ordinary course of business consistent with the Company’s or the applicable Subsidiary’s established target regulatory capital structure consistent with the Company’s or the applicable Subsidiary’s historical practices;
(c)without limiting the Investor Member’s rights under Section 8.2(l), initiating, settling or compromising any arbitration, lawsuit, proceeding or regulatory process (i) with a settlement or compromise amount in excess of 2.5% of the Rate Base Amount, or (ii) that has material non-monetary penalties or obligations on the Company and/or any of its Subsidiaries;
(d)the appointment or replacement of any member of the Transmission Leadership Team; and
(e)any material Tax election by or with respect to the Company or any Subsidiary or any material amendment or modification of the Tax Allocation Agreement, in each case, that would reasonably be expected to have a material impact on the Investor Member.
Section 8.4Actions by the Investor Director on behalf of the Investor Member. Where any action requires the consent of the Investor Member pursuant to Section 8.1 or Section 8.2, the Investor Director shall, unless the Investor Member indicates in writing to the FE Member otherwise, have the authority to provide such consent on behalf of the Investor Member at any meeting of the Board called to discuss such matters, and the Company, the other Members and the other Directors shall be entitled to rely on such action of the Investor Director as an action of the Investor Member with such action being binding upon the Investor Member.
Section 8.5Certain Excluded Matters. For the avoidance of doubt, and notwithstanding Section 8.1, Section 8.2 and Section 8.3, in no event will the Investor Member have any consent or consultation rights in respect of the dissolution, liquidation or winding up (or similar actions taken having the same effect) of AET PATH or any of its Subsidiaries or the business and affairs of any of such Persons.
Section 8.6Acknowledgement of Purpose of Provisions. It is hereby acknowledged and agreed by the Parties that the rights of the Investor Member set forth in this Article VIII are protection mechanisms for the Investor Member acting in its capacity as an investor in the Company and are not for purposes of, and should not be construed or otherwise interpreted as, providing the Investor Member or any of its Representatives or Affiliates with the ability to take any action that would constitute exercising substantial influence or control over the Company or any of its Subsidiaries or would otherwise provide the Investor Member or any of its Representatives or Affiliates with any right to direct the operation of the business of the Company or any of its Subsidiaries.
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ARTICLE IX
OTHER COVENANTS AND AGREEMENTS
Section 9.1Books and Records.
(a)The Company shall keep and maintain, or cause to be kept and maintained, books and records of accounts, taxes, financial information and all matters pertaining to the Company and its Subsidiaries at the principal offices and place of business of the Company in a commercially reasonable manner consistent with the manner in which similar books and records are kept and maintained by other members of the FE Outside Group. Each Member (other than any Defaulting Member) and its duly authorized Representatives shall have the right to, at reasonable times during normal business hours, upon reasonable notice, under supervision of the Company’s personnel and in such a manner as to not unreasonably interfere with the normal operations of any member of the Company Group, (i) visit and inspect the books and records of the Company Group, and, at its expense, make copies of and take extracts from any books and records of the Company Group and (ii) meet and consult with officers, other managers of the Company Group and Representatives of the Company Group regarding their businesses and activities; provided that, in the case of the Investor Member, any Person gaining access to such information regarding the Company Group pursuant to this Section 9.1 shall agree to hold in strict confidence, not make any disclosure of, and not use for purposes other than good faith administration of the Investor Member’s continuing investment, all information regarding any member of the Company Group that is not otherwise publicly available.
(b)Notwithstanding the foregoing, the Company shall not be obligated to provide to the Investor Member any record or information (i) relating to the negotiation and consummation of the transactions contemplated by this Agreement and the PSA, including confidential communications with Representatives or Advisors, including legal counsel, representing the Company or any of its Affiliates, (ii) that is subject to an attorney-client or other legal privilege, (iii) that, in the FE Member’s reasonable determination, are proprietary, confidential or sensitive to the FE Member or to any other member of the FE Outside Group, (iv) relating to any joint, combined, consolidated or unitary Tax Return that includes the FE Member or any other member of the FE Outside Group or any supporting work papers or other documentation related thereto, or (v) the provision of which would violate any applicable Law or Order.
(c)Each Member shall reimburse the Company for all documented out-of-pocket costs and expenses incurred by the Company in connection with such Member’s exercise of its inspection and information rights pursuant to this Section 9.1.
Section 9.2Financial Reports. The Company shall provide, or otherwise make available, to any Member (unless such Member is a Defaulting Member):
(a)on an annual basis, within 105 days after the end of each fiscal year, an audited consolidated balance sheet, statement of operations and statement of cash flow of each member of the Company Group;
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(b)on a quarterly basis, within 60 days after the end of each fiscal quarter, an unaudited quarterly and year-to-date consolidated balance sheet and related statement of operation and statement of cash flow of each member of the Company Group;
(c)on an annual basis, as soon as reasonably practicable after the approval thereof by the Board, the annual budget and business plan (if applicable) for each member of the Company Group; and
(d)on an annual basis, as soon as reasonably practicable after the approval thereof by the Board, financial forecasts for each member of the Company Group for the fiscal year, which shall be in such manner and form as approved by the Board, and which shall include a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year.
Section 9.3Other Business; Corporate Opportunities.
(a)To the extent permitted by applicable Law and, in the case of the FE Member, subject to its compliance with its obligations under Section 9.3(b), any Member and any Affiliate of any Member may engage in, possess an interest in or otherwise be involved in other business ventures of any nature or description, independently or with others, similar or dissimilar to the businesses of the Company Group, and neither the Company nor any other Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the businesses of the Company Group, shall be deemed not to be wrongful or improper so long as it is consistent with all Laws and Orders applicable to the Company and its Subsidiaries.
(b)In the event that the FE Member identifies an acquisition, “greenfield” development, expansion or upgrade opportunity primarily involving, related to or in furtherance of the activities described in clauses (i) and (iii) of the definition of the Company Business within the transmission zones within the PJM Region in which the Company and its Subsidiaries then currently operate (a “Company Business Opportunity”), if and to the extent it would be permissible by the relevant Governmental Body for FET or one of its Subsidiaries to pursue such Company Business Opportunity, then such Company Business Opportunity shall be presented by the FE Member to the Board for pursuit by the Company (subject to Article VIII) prior to any members of the FE Outside Group undertaking such opportunity; provided, however, that a “Company Business Opportunity” shall exclude any business activities conducted by the FE Outside Group as of the Effective Date, including direct or indirect investments in, or directly or indirectly developing, constructing, commercializing, operating, maintaining or owning, electric transmission assets and facilities in the Allegheny Power Systems and Jersey Central Power & Light transmission zones within the PJM Region. If the Company declines the Company Business Opportunity, then the FE Outside Group will have the right to pursue the Company Business Opportunity without further involvement of the Company.
(c)The Company and each Member expressly acknowledge and agree, that, except as set forth in Section 9.3(b), (i) neither the Members nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business
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opportunity to the Company in which the Company may, but for the provisions of this Section 9.3, have an interest or expectancy (a “Corporate Opportunity”), and (ii) neither of the Members nor any of their respective Affiliates or Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any duty or obligation to the Company by reason of the fact that such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company and each Member expressly renounce any interest in Corporate Opportunities and any expectancy that a Corporate Opportunity will be offered to the Company.
(d)For so long as the Investor Member is a Member, FET shall not, and shall cause its Subsidiaries not to, seek approval from the applicable Governmental Body to permit the members of the FE Outside Group that directly own equity interests in MAIT to make any capital contributions to MAIT.
Section 9.4Compliance with Laws.
(a)The Company shall not, and shall cause its Subsidiaries not to, and shall use its commercially reasonable efforts to procure that the Company Group’s respective Representatives shall not in the course of their actions for, or on behalf of, any Member of the Company Group:
(i)offer promise, provide or authorize the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or knowingly indirectly, to any government official, to unlawfully influence official action or secure an improper advantage, or to unlawfully encourage the recipient to improperly influence or affect any act or decision of any Governmental Body, in each case, in order to assist any member of the Company Group in obtaining or retaining business, or otherwise act in violation of any applicable Anti-Corruption Laws;
(ii)violate any applicable Anti-Money Laundering Laws;
(iii)engage in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violate Sanctions; or
(iv)violate any applicable FDI Law.
(b)The Company shall promptly notify the Members of (i) any allegations of misconduct by any member of the Company Group or any actions, suits or proceedings by or before any Governmental Body to which any member of the Company Group becomes a party, or to which the Company becomes aware that any Representative of the Company Group (in relation to such Representative’s actions for, or on behalf of, any member of the Company Group) is a party, in each case, relating to any material breach or suspected material breach of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or FDI Laws or (ii) any fact or circumstances of which it becomes aware that would reasonably be expected to result in a breach of this Section 9.4.
(c)The Company and its Subsidiaries have implemented and maintain, and will continue to implement and maintain, policies and procedures and a system of internal controls to ensure
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compliance by the Company, its Subsidiaries, their respective directors, officers, employees and agents (in their capacity as such) and Affiliates with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and FDI Laws.
(d)The Company and its Affiliates shall comply in all respects with all relevant terms of the Deferred Prosecution Agreement with the Southern District of Ohio entered into on July 22, 2021.
(e)Each Director and Board Observer may confer with the Member that appointed such Director and/or Board Observer regarding any allegations of misconduct by any member of the Company Group relating to any breach or suspected breach of any applicable anti-terrorism Laws, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or FDI Laws.
(f)Each Member shall, and shall use its commercially reasonable efforts to procure that its Representatives in the course of their actions for, or on behalf of, such Member or its Affiliates, comply in all respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and FDI Laws applicable to such Persons.
Section 9.5Non-Solicit. Without the prior written consent of the Company, the Investor Member shall not, shall cause its Affiliates not to, and shall use its reasonable best efforts to procure that other Persons in which it is invested do not, solicit for employment, hire or engage as a consultant any individual who is serving in any position within the Transmission Leadership Team or an FE Director; provided that this Section 9.5 shall not prohibit any Person from issuing general public solicitations not specifically targeted at the Transmission Leadership Team or from hiring any Person responding to such general solicitations.
Section 9.6Confidentiality.
(a)Each Member shall, and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company and its Subsidiaries, including their respective assets, business, operations, financial condition and prospects (“Confidential Information”), and to use such Confidential Information only in connection with the operation of the Company and its Subsidiaries or such Member’s administration of its investment in the Company; provided that nothing herein shall prevent any Member from disclosing such Confidential Information (i) upon the Order of any court or administrative agency, (ii) upon the request or demand of any Governmental Body having jurisdiction over such party, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the other Parties, (v) to such party’s Representatives that in the reasonable judgment of such party need to know such Confidential Information, or (vi) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from a Member so long as such transferee agrees to be bound by the provisions of this Section 9.6 as if a Member; provided, further, that in the case of clauses (i), (ii) or (iii), such Member shall, to the extent legally permissible, notify the other Parties of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, when and if available.
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(b)The restrictions in Section 9.6(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives in violation of this Agreement, (ii) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of its Representatives, (iii) is or has been independently developed or conceived by such Member or its Affiliates without use of the Company’s or any of its Subsidiaries’ Confidential Information or (iv) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Subsidiaries, any other Party or any of their respective Representatives; provided that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing party or any of its Representatives.
(c)Each Party shall inform any Representatives to whom it provides Confidential Information that such information is confidential and instruct them (i) to keep such Confidential Information confidential and (ii) not to disclose Confidential Information to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing Party shall be responsible for any breach of this Section 9.6 by the Person to whom the Confidential Information is disclosed.
(d)The restrictions in Section 9.6(a) shall not restrict any Member and its Affiliates from disclosing any Confidential Information required to be disclosed under applicable securities Laws or the rules of any stock exchange on which any of their securities are traded.
(e)Notwithstanding anything herein to the contrary, the provisions of this Section 9.6 shall survive the termination of this Agreement for a period of three years and, with respect to each Member, shall survive for a period of three years following the date on which such Member is no longer a Member. The provisions of this Section 9.6 shall supersede the provisions of any non-disclosure agreements entered into by the Company (or its Affiliates, including the FE Member) and any of the Members (or their respective Affiliates) with respect to the transactions contemplated hereby or by the PSA prior to the Effective Date.
Section 9.7Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of Representatives and other Advisors, incurred in connection with this Agreement and with the continuing relationship between the Company and its Members, and among any of them, shall be paid by the Party incurring such costs and expenses.

ARTICLE X
TAX MATTERS
Section 10.1    Tax Classification. The Parties intend that the Company be classified as a corporation for U.S. federal income (and applicable state and local) Tax purposes, and Internal Revenue Service Form 8832 has been properly filed electing such classification (which election was effective at least one Business Day prior to the Effective Date).
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Section 10.2    Tax Matters Shareholder. The FE Member is hereby designated the “Tax Matters Shareholder” of the Company and its Subsidiaries. Except as otherwise provided in this Agreement, the Tax Matters Shareholder may, in its reasonable discretion, make or refrain from making any Tax elections allowed under applicable Law for the Company or any of its Subsidiaries. The Tax Matters Shareholder shall prepare and file or cause to be prepared and filed any Tax Return required to be filed by or with respect to the Company or its Subsidiaries. Notwithstanding any other provision of this Agreement, the Tax Matters Shareholder shall be entitled to control in all respects, and neither the Investor Member nor its Affiliates shall have the right to participate in, any Tax audits, examinations or other proceedings by any taxing authority of any Governmental Body with respect to any Tax Return of the Company or any of its Subsidiaries.
Section 10.3    Tax Allocation Agreement. The Company shall use commercially reasonable efforts to enforce its rights under the Tax Allocation Agreement, including any rights to receive payments or indemnification thereunder.
Section 10.4    Cooperation. The Investor Member shall, and shall cause its Affiliates to, provide to the FE Member and its Subsidiaries (including the Company and its Subsidiaries), and the FE Member and the Company shall, and shall cause their Affiliates to, provide to the Investor Member, in each case, such cooperation, documentation and information as any of them reasonably may request in connection with (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or (c) preparing for or conducting any Tax audits, examinations or other proceedings by any taxing authority of any Governmental Body.
Section 10.5    Withholding. The Company may withhold and pay over to the United States Internal Revenue Service (or any other relevant Tax authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable Law, on account of a Member, including in respect of distributions made pursuant to Section 5.2 or Section 5.3, and, for the avoidance of doubt, the amount of any such distribution or other payment to a Member shall be net of any such withholding. To the extent that any amounts are so withheld and paid over, such amounts shall be treated as paid to the Person(s) in respect of which such withholding was made. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding Tax pursuant to an applicable income Tax treaty, or otherwise, such Member shall furnish the Company with such information and forms as such Member may be required to complete where necessary to comply with any and all Laws and regulations governing the obligations of withholding Tax agents, and the Company shall apply such reduced rate of, or exemption from, withholding Tax as reflected on such information and forms that have been provided by such Member. Each Member agrees that if any information or form provided pursuant to this Section 10.5 expires or becomes obsolete or inaccurate in any respect, such Member shall update such form or information.
Section 10.6    Certain Representations and Warranties. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding Taxes.

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Section 10.7    Intended Tax Treatment. Each of the Parties hereby acknowledges that the transactions contemplated hereby and those other transactions that were contemplated under the PSA were or are being structured by the Parties in a manner to preserve the status of the Company as a member of the “affiliated group” (as defined in Section 1504(a) of the Code) of which FE Member is the common parent and to enable the FE Member to include the Company in its U.S. consolidated group. To the extent that the FE Member determines, based on the advice of counsel, that there have been any changes in the applicable Tax consolidation rules, or the interpretation thereof, that would reasonably be expected to impair the foregoing treatment, the FE Member will have the option, upon written notice to the Investor Member and the Company, to cause alterations to the governance and ownership structure of the Company, including by making amendments to this Agreement (subject to Section 13.10), to the minimum extent necessary to preserve the intended Tax consolidation (any such changes, “Tax-Driven Changes”); provided that the Parties will cooperate in good faith to appropriately compensate the Investor Member for any loss in the Fair Market Value of its initial investment in the Membership Interests acquired pursuant to the PSA. In the event of the foregoing, the Parties shall act in good faith to take all actions reasonably necessary to effect such Tax-Driven Changes and provide the appropriate compensation to the Investor Member as contemplated by the foregoing in connection therewith.
ARTICLE XI
LIABILITY; EXCULPATION; INDEMNIFICATION
Section 11.1    Liability; Member Duties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Each Member acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter subject to the approval of such Member pursuant to any provision of this Agreement in the sole and absolute discretion of such Member, and in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to any other Member or to the Company Group, it being the intent of all Members that such Member, in its capacity as a Member, has the right to make such determination solely on the basis of its own interests.
Section 11.2    Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.
Section 11.3    Indemnification. The Company shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suits or proceedings by reason of the fact that such Person is or was a Director or officer of the Company, or is or was a Director or officer of the Company serving at the request of the Company as a director, officer or agent of another limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees),
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judgments, settlements, penalties and fines actually and reasonably incurred by him or her in connection with the defense or settlement of such, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; and, with respect to any criminal action or proceeding, either he or she had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful.
Section 11.4    Authorization. To the extent that such present or former Director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 11.3, or in the defense of any claim, issue or matter therein, the Company shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any other indemnification under Section 11.3 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the present or former Director or officer is permissible in the circumstances because such present or former Director or officer has met the applicable standard of conduct. Such determination shall be made, with respect to a Person who is a Director or officer at the time of such determination, (a) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even with less than a quorum, or (b) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (c) by the Members. Such determination shall be made, with respect to former Directors and officers, by any Person or Persons having the authority to act on the matter on behalf of the Company.
Section 11.5    Reliance on Information. For purposes of any determination under Section 11.3, a present or former Director or officer of the Company shall be deemed to have acted in good faith and have otherwise met the applicable standard of conduct set forth in Section 11.3 if his or her action is based on the records or books of account of the Company or on information supplied to him or her by the officers of the Company in the course of his or her duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company. The provisions of this Section 11.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a present or former Director or officer of the Company may be deemed to have met the applicable standard of conduct set forth in Section 11.3.
Section 11.6    Advancement of Expenses. Expenses (including reasonable attorneys’ fees) incurred by the present or former Director or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company as authorized in the specific case in the same manner described in Section 11.4, upon receipt of a written affirmation of the present or former Director or officer that he or she has met the standard of conduct described in Section 11.3 and upon receipt of a written undertaking by or on behalf of him or her to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this Article XI.
Section 11.7    Non-Exclusive Provisions. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.
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Section 11.8    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a Director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators.
Section 11.9    Limitations. Notwithstanding anything contained in this Article XI to the contrary, the Company shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board.
ARTICLE XII
REPRESENTATIONS AND WARRANTIES
Section 12.1    Members Representations and Warranties. Each Member hereby represents and warrants, severally and not jointly, to the Company and to the other Member as follows:
(a)Such Member is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
(b)The execution and delivery of this Agreement by such Member, and the performance by such Member of its obligations hereunder, have been duly and validly authorized by all requisite action by such Member, and no other proceedings on the part of such Member are necessary to authorize the execution, delivery or performance of this Agreement by such Member.
(c)This Agreement has been duly and validly executed and delivered by such Member, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity.
(d)The execution and delivery by such Member of this Agreement, and the performance by such Member of its obligations hereunder, does not (i) violate or breach its Organizational Documents, (ii) violate any applicable Law to which such Member is subject or by which any of its assets are bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which such Member is a party or by which any of its assets are bound.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this
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Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below in which case such notice shall be deemed to have been given when the recipient transmits manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt, (c) when sent by internationally-recognized courier in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to the Investor Member:

North American Transmission Company II LLC c/o Brookfield Infrastructure Group 1200 Smith Street, Suite 640 Houston, Texas 77002 Attention: Fred Day Email: fred.day@brookfield .com with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana Street
Houston, Texas 77002
Attention:    Eric Otness
Email:        eric.otness@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention:    Aryan Moniri
Email:        aryan.moniri@skadden.com

Notices to the FE Member:
FirstEnergy Corp. 76 South Main Street Akron, Ohio 44308 Attention: David W. Pinter Email: dpinter@firstenergycorp.com
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with a copy to (which shall not constitute notice): Jones Day 901 Lakeside Ave. Cleveland, Ohio 44114 Attention: Peter Izanec, George Hunter Email: peizanec@jonesday.com, ghunter@jonesday.com

Notices to the Company:

FirstEnergy Transmission, LLC c/o FirstEnergy Corp. 76 South Main Street Akron, Ohio 44308 Attention: David W. Pinter Email: dpinter@firstenergycorp.com with a copy to (which shall not constitute notice):

Jones Day 901 Lakeside Ave. Cleveland, Ohio 44114 Attention: Peter Izanec, George Hunter Email: peizanec@jonesday.com, ghunter@jonesday.com

Section 13.2    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement, and any attempted or purported assignment hereof not in accordance with the terms hereof shall be void ab initio.
Section 13.3    Waiver of Partition. Each Member hereby waives any right to partition of the Company property.
Section 13.4    Further Assurances. From and after the Effective Date, from time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to carry out the purposes and intent of this Agreement.

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Section 13.5    Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, that Covered Persons are express third party beneficiaries of Article XI.

Section 13.6    Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, legal representatives and permitted assigns.
Section 13.7    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.
Section 13.8    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 13.9    Complete Agreement. This Agreement (including any schedules thereto), constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the Parties hereto or Affiliates thereof, written or oral, to the extent they relate in any way to the subject matter hereof.
Section 13.10    Amendment; Waiver. Subject to Article VIII, neither this Agreement nor any other Organizational Document of the Company may be amended (whether by merger or otherwise) except in a written instrument signed by Members owning at least a majority of the Membership Interests; provided, that (a) except for any Tax-Driven Changes being implemented in accordance with Section 10.6, the prior written consent of any Member shall be required in respect of any such proposed modification, alteration, supplement or amendment that would have a material disproportionate adverse impact on that Member (in its capacity as a Member) as compared to the other Members (in their capacity as Members), (b) except for any Tax-Driven Changes being implemented in accordance with Section 10.6, the prior written consent of the Investor Member shall be required to modify, alter, supplement or amend any provision of this Agreement or any other Organizational Document of the Company (unless such modification, alteration, supplement or amendment would not have an adverse impact on the Investor Member), and (c) notwithstanding anything in this Agreement to the contrary, Article V may not be amended other than by a written instrument signed by the Investor Member. In the event that the Company issues Membership Interests to one or more Third Parties pursuant to Section 5.1(c) or Section 7.1, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional Members. Any
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amendment or revision to Schedule 1 that is made by an officer solely to reflect information regarding Members or the Transfer or issuance of Membership Interests made in accordance with the terms of this Agreement shall not be considered an amendment to this Agreement and shall not require any Board or Member approval. Any failure or delay on the part of any Party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.
Section 13.11    Governing Law. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
Section 13.12    Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, shall not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of this Agreement and the business and legal understandings between the Members with respect to the Company, and without that right, none of the Members would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 13.12 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
Section 13.13    Arbitration.
(a)With the exception only of any proceeding seeking interim or provisional relief in order to protect the rights or property of a Party which a Party may elect to pursue in court, all
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claims or disputes arising out of or relating to this Agreement, not amicably resolved between the Parties shall be determined by binding arbitration upon demand by a Party. Such arbitration shall be administered by the American Arbitration Association (“AAA”) utilizing its Commercial Arbitration Rules in effect as of the date the arbitration is commenced. The arbitration shall be conducted before a single arbitrator, if the Parties can agree on the one arbitrator. If the Parties cannot agree on a single arbitrator, there shall be a panel of three arbitrators with one chosen by each Member and the third arbitrator selected by the two Members-appointed arbitrators. If a Party fails to appoint an arbitrator within 30 days following a written request by another Party to do so or if the two party-appointed arbitrators fail to agree upon the selection of a third arbitrator, as applicable, within 30 days following their appointment, the additional arbitrator shall be selected by the AAA pursuant to its applicable procedures. Each arbitrator shall be disinterested and have at least 20 years of experience with commercial matters. The arbitrator(s) shall have the power to award any appropriate remedy consistent with the objectives of the arbitration and subject to, and consistent with, all Laws and Orders applicable to the Company and its Subsidiaries (including, for the avoidance of doubt, the necessity of obtaining any requisite authorization, approval or consent of any Governmental Body necessary to implement the appropriate remedy). The decision of the one arbitrator or, if applicable, the majority of the three arbitrators shall be final and binding upon the Parties (subject only to limited review as required by applicable Law). Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction or otherwise enforced in any jurisdiction in any manner provided by applicable Law. The losing Party shall pay the prevailing Party’s attorney’s fees and costs and the costs associated with the arbitration, including expert fees and costs and the arbitrators’ fees and costs; provided, however, that each Party shall bear its own fees and costs until the arbitrator(s) determine which, if any, Party is the prevailing Party and the amount that is due to such prevailing Party. The arbitration proceedings shall take place in Akron, Ohio and, for the avoidance of doubt, the arbitration proceedings shall be conducted in the English language.
(b)All discussions, negotiations and proceedings under this Section 13.13, and all evidence given or discovered pursuant hereto, will be maintained in strict confidence by all Parties, except where disclosure is required by applicable Law, necessary to comply with any legal requirements of such Party or necessary or advisable in order for a Party to assert any legal rights or remedies, including the filing of a complaint with a court or, based on the advice of counsel, such disclosure is determined to be necessary or advisable under applicable securities Laws or the rules of any stock exchange on which any of such Party’s securities are traded. Disclosure of the existence of any arbitration or of any award rendered therein may be made as part of any action in court for interim or provisional relief or to confirm or enforce such award.
(c) Any settlement discussions occurring and negotiating positions taken by any Party in connection with the procedures under this Section 13.13 will be subject to Rule 408 of the Federal Rules of Civil Procedure and shall not be admissible as evidence in any proceeding relating to the subject matter of this Agreement.
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(d)The fact that the dispute resolution procedure specified in this Section 13.13 has been or may be invoked will not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedure, all Parties must continue to perform their respective obligations in good faith.
Section 13.14    Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.
Section 13.15    Fair Market Value Determination. Upon request by any Member, so long as such Member holds a Percentage Interest greater than 5.0%, within five Business Days after receiving written notice of the Board’s determination in connection with any determination of Fair Market Value of Membership Interests or other assets under this Agreement (which determination shall be provided by the Company to each Member promptly following the making thereof), the Company shall select a nationally recognized independent valuation firm with no existing or prior business or personal relationship with any Member or any of its Affiliates in the five-year period immediately preceding the date of engagement pursuant to this Section 13.15 (the “Independent Evaluator”) to determine such Fair Market Value. Each of the Company and the requesting Member shall submit their view of the Fair Market Value of the Membership Interests or the relevant asset(s) to the Independent Evaluator, and each party will receive copies of all information provided to the Independent Evaluator by the other party. The final Independent Evaluator’s determination of the Fair Market Value of such Membership Interests or asset(s) shall be set forth in a detailed written report addressed to the Company and the requesting Member within 30 days following the Company’s selection of such Independent Evaluator and such determination shall be final, conclusive and binding. In rendering its decision, the Independent Evaluator shall determine which of the positions of the Company and the requesting Member submitted to the Independent Evaluator is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the Fair Market Value determined by the Company or the requesting Member. Any fees and expenses of the Independent Evaluator incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Independent Evaluator.
Section 13.16    Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
“Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.
“AET PATH” means AET PATH Company, LLC, a Delaware limited liability company.
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“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other Law concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Body.
“Anti-Money Laundering Laws” means any Law concerning or relating to money laundering, any predicate crime to money laundering or any record keeping, disclosure or reporting requirements related to money laundering imposed, administered or enforced by any Governmental Body.
    “Available Cash” means, for any fiscal quarter, the cash flow generated from the normal business operations of the Company and its Subsidiaries in such fiscal quarter, less any amounts that the Board reasonably determines are necessary and appropriate to be retained in order to (a) permit the Company and its Subsidiaries to pay their obligations as they become due in the ordinary course of business, (b) maintain the Company’s and its Subsidiaries’ target regulatory capital structure and investment-grade credit metrics, (c) fund planned capital expenditures, (d) maintain an adequate level of working capital, (e) maintain prudent reserves for future obligations (including contingent obligations of the Company and its Subsidiaries), (f) comply with applicable Law, Order, the terms of the Company’s and its Subsidiaries Indebtedness (including making any required payments of principal or interest in satisfaction of Indebtedness) or (g) respond to an Emergency Situation.  For the avoidance of doubt, the proceeds of the issuance of the Investor Member’s Membership Interests shall be excluded from the calculation of Available Cash (and may be held in a segregated sub-account in the money pool of the FE Member).
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are authorized by applicable Law to be closed.
“Change in Control” means with respect to the applicable Party, any person or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) at any time becoming the beneficial owner of 50% or more of the combined voting power of the voting securities of such Party.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Group” means the Company and each of its Subsidiaries, collectively.
“Competitor” means any Person that is, or through its Subsidiaries is, directly involved in the transmission of electricity in the United States.
“Contract” means any written agreement, arrangement, commitment, indenture, instrument, purchase order, license or other binding agreement.
“Covered Person” means any (a) Member, any Affiliate of a Member or any officers, directors, shareholders, partners, members, employees, representatives or agents of a Member or
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their respective Affiliates, (b) Director, or (c) employee, officer or agent of the Company or its Affiliates.
“Debt-to-Capital Ratio” means, with respect to any Person, the ratio of (a) the Indebtedness of such Person and its Subsidiaries to (b) the sum of (i) the Indebtedness of such Person and its Subsidiaries plus (ii) Member equity (including noncontrolling interest of MAIT Class B membership equity), capital stock (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings and paid in capital but excluding accumulated other comprehensive income and loss) of such Person and its Subsidiaries, determined in accordance with GAAP.
“Emergency Expenditure” means amounts required to be incurred in order to respond to an Emergency Situation or to avoid an Emergency Situation in a manner that is consistent with general practices applicable to facilities used in the Company Business, but only to the extent such expenditures are reasonably designed to ameliorate the consequences, or an immediate threat of any of the consequences, of the issues set forth in the definition of “Emergency Situation.”
“Emergency Situation” means, with respect to the business of the Company and its Subsidiaries, (a) any abnormal system condition or abnormal situation requiring immediate action to maintain system frequency, loading within acceptable limits or voltage or to prevent loss of firm load, material equipment damage or tripping of system elements that is reasonably likely to materially and adversely affect reliability of an electric system, (b) any other occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to the safety of Persons or the operational integrity of, or material damage to, any material assets of, or the business of the Company or its Subsidiaries, or (c) any other condition or occurrence requiring immediate implementation of emergency procedures as defined by the applicable transmission grid operator or transmitting utility.
“Encumber” means to place a Lien against.
“Excluded Membership Interests” means any Membership Interests or other equity interests in the Company issued in connection with:
(a)any issuance to a Third Party pursuant to and in accordance with Section 7.1;
(b)any arrangement approved unanimously by the Board for the return of income or capital to the Members;
(c)any equity split, equity dividend or any similar recapitalization; or
(d)the commencement of any offering of Membership Interests or other equity interests of the Company or any of its Subsidiaries, pursuant to a registration statement filed in accordance with the United States Securities Act of 1933.
“Fair Market Value” means, with respect to any asset (including equity interest), the price at which the asset would change hands between a willing buyer and a willing seller that are not affiliated parties, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset. In valuing Membership Interests, no consideration of any control, liquidity or minority discount or
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premium shall be taken into account. Fair Market Value shall be determined by the Board in accordance with the foregoing, subject to Section 13.15.
“FDI Law” means any Law concerning or relating to foreign investment or national security imposed, administered or enforced by any Governmental Body.
“FE Outside Group” means the FE Member and its Subsidiaries, other than the Company and its Subsidiaries.
“FERC” means the U.S. Federal Energy Regulatory Commission or any successor agency thereto.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.
“Governmental Body” means any national, foreign, federal, regional, state, local, municipal or other governmental authority of any nature (including any division, department, agency, commission or other regulatory body thereof) and any court or arbitral tribunal, including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electricity, power or the transmission or transportation thereof, including any regional transmission operator, independent system operator and any market monitor thereof.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money or in respect of any loans or advances, (b) all other indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities (excluding trade accounts payables constituting short term liabilities under GAAP), (c) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all guarantees of the obligations of any other Person, (e) net obligations of such Person under any hedging arrangement, and (f) any accrued interest, premiums and penalties.
“IRR” means, as of the consummation of a Drag-Along Sale, the actual pre-Tax annual rate of return of the Investor Member (specified as a percentage) taking into account only the following, on a cash-in, cash-out basis: (a) all capital contributions actually made to the Company by or on behalf of the Investor Member or any of its Permitted Transferees with respect to their Membership Interests on or before such date, and (b) all cash distributions to the Investor Member or any of its Permitted Transferees on or before such date. The IRR will be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating the IRR as is reasonably determined by the Board), and will be based on the actual dates of funding of such capital contributions and the actual dates of receipt of such cash distributions and proceeds.
“Law” means any law (statutory, common, or otherwise), rule, regulation, code or ordinance enacted, adopted, promulgated or applied by any Governmental Body, including all regulatory requirements emanating from state and federal regulators of the Company Group’s businesses and operations.
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“Liens” means all liens, mortgages, deeds of trust, pledges, security interests, charges, claims, proxy, voting trust or transfer restriction under any stockholder or similar agreement.
“MAIT” means Mid-Atlantic Interstate Transmission, LLC.
“Member” means each of FE Member and Investor Member, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.
“Membership Interests” means membership interests of the Company.
“New Securities” means any Membership Interests or other equity interests in the Company, other than any Excluded Membership Interests.
“OFAC” means the U.S. Office of Foreign Assets Control.
“Order” means any judgment, order, injunction, decree, ruling, writ or arbitration award of any Governmental Body or any arbitrator.
“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles of association, articles of organization or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.
“Percentage Interest” means, in respect of any Member, their relative ownership in the Membership Interests, expressed as a percentage, which shall be deemed to be equal to the number of Membership Interests that such Member owns divided by the total number of Membership Interests then outstanding.
“Permitted Transferee” means, with respect to the FE Member or the Investor Member, (a) a directly or indirectly wholly owned Subsidiary of such Member, (b) an Affiliate of such Member of which such Member is, directly or indirectly, a wholly owned Subsidiary (an “Affiliate Parent”), or (c) an Affiliate of such Member that is a wholly owned Subsidiary of an Affiliate Parent.
“Persons” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“PJM Region” means the aggregate of the transmission zones within the PJM Interconnection, L.L.C.
“Preemptive Right Share” means a ratio of (a) the number of Membership Interests held by such Member with Preemptive Rights, to (b) the total number of Membership Interests then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.
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“Prohibited Competitor” means any Person listed on Schedule 2, as may be updated from time to time in accordance with Section 6.3(b).
“PSA” means the Purchase and Sale Agreement, dated November 6, 2021, by and among the Company, the FE Member, the Investor Member, and, solely for the purposes of Sections 5.5, 5.6(c) and 8.1(a) and Article X thereof, the Guarantors (as defined therein).
“Qualified Designee” means either (a) an employee of the Investor Member or any direct or indirect wholly owned Subsidiary thereof (an “Investor Employee”) or (b) an individual with at least 10 years of management-level experience in the private sector electricity transmission, distribution and generation business; provided, that a “Qualified Designee” shall not include (i) any director, officer, employee or other Person affiliated with a Competitor, (ii) any Person that is, or within 10 years prior to the Effective Date was, an employee or consultant of FERC or any other Governmental Body, a public official or a candidate for public office (it being agreed that any individual affiliated with the Investor Member shall not be considered a public official as a result of such affiliation), (iii) any Person convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction) or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude, or (iv) solely in the case of an individual that is not an Investor Employee, any Person that would create a material regulatory or reputational risk to the Company based on a good-faith determination by the Board.
“Qualifying Core Assets” means assets utilized in connection with the conduct of the Company’s and its Subsidiaries’ business on which the Company reasonably expects (a) that it or its Subsidiaries will be eligible to include in the applicable rate base, and (b) to earn a return through rates approved by FERC (or such other Governmental Body that may then be applicable) that are commercially reasonable (to be determined by the Board in good faith) and are not otherwise inconsistent with applicable FERC (or such other Governmental Body, as the case may be) rate precedent). For the avoidance of doubt, “Qualifying Core Assets” shall also include necessary or ancillary expenses to support such assets (including working capital).
“Rate Base Amount” means an amount equal to the net utility plant of the Company and its Subsidiaries, taken as a whole, as determined based on the most recently filed FERC Form 1s for the Company and each of its Subsidiaries.
“Representatives” means the directors, officers, employees, agents, and Advisors of a Party.
“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list of designated Persons maintained by an applicable Governmental Body described in the definition of “Sanctions.”
“Sanctions” means any sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union or any agency or subdivision of any of the foregoing, including any regulations, rules and executive orders issued in connection therewith.
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“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Tag Portion” means an amount of Membership Interests equal to the specified quantity of Tag-Along Offered Membership Interests multiplied by Investor Member’s Percentage Interest.
“Tax” or “Taxes” means any federal, state, local, foreign or other income, gross receipts, capital stock, capital gains, franchise, profits, withholding, payroll, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, excise, escheat, unclaimed property, transfer, value added, import, export, alternative minimum, estimated or other tax, duty, assessment or governmental charge of any kind whatsoever, including any interest, penalty or addition thereto.
“Tax Return” means any return, claim for refund, report, election, form, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Third Party” means, with respect to a Member, another Person that is not another Member or an Affiliate of a Member.
“Transfer” shall mean, with respect to the legal or beneficial ownership of any of a Member’s Membership Interests, any sale, assignment, transfer, pledge, encumbrance, hypothecation or other similar arrangement or disposal, directly or indirectly, whether voluntarily, involuntarily or by operation of applicable Law including by the entry into any contract, option or other arrangement, or the granting or imposition of any Lien, that gives any Person other than the Member, whether or not upon the occurrence or nonoccurrence of an event, the right to acquire any Membership Interests or any interest therein, to vote any Membership Interest, or to require that any Membership Interests be transferred, directly or indirectly, whether voluntarily, involuntarily or by operation of applicable Law, except in any such case as expressly set forth in Section 6.2(b). For the avoidance of doubt and notwithstanding the foregoing, (a) any sale, assignment, transfer, or other disposition of equity interests in any Member or any direct or indirect parent of such Member in which the Membership Interests held by such Member represent more than 50% of the Fair Market Value of all of the assets directly or indirectly held by such Member or direct or indirect parent the equity interests of which are being disposed shall constitute a “Transfer” for all purposes of this Agreement, except in any such case as expressly set forth in Section 6.2(b) or the following clause (b), (b) any direct or
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indirect transfer of equity interests in the Investor Member that does not result in a Change in Control of the Investor Member shall not constitute a “Transfer” for any purpose under this Agreement so long as (i) any required authorization, approval or consent of all applicable Governmental Bodies in respect of such transfer has been received, and (ii) such transfer would not reasonably be expected to result in the consequences specified in either clause (i) or clause (ii) of Section 6.3(c), and (c) a Change in Control of the FE Member shall not constitute a “Transfer” for any purpose under this Agreement.
“Transmission Leadership Team” means the individuals serving in the following positions (or any successor positions thereof, however titled or restyled) at FE Member: (a) President of the Company, (b) Vice President of Transmission, (c) Vice President of Construction and Design Services, (d) Vice President of Compliance and Regulated Services, and (e) Director of Transmission Rates and Regulatory Affairs.
Section 13.17    Terms Defined Elsewhere in this Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them in the sections indicated:

Term	Section
AAA	Section 13.13(a)
Additional Funding Requirement	Section 5.1(a)
Affiliate Transaction Default	Section 2.14(d)
Affiliate Transactions	Section 2.14(a)
Agreement	Preamble
Board	Section 2.1
Board Observer	Section 2.13
Call Consummation Period	Section 5.1(d)
Call Exercise Price	Section 5.1(d)
Call Notice	Section 5.1(d)
Call Right	Section 5.1(d)
Capital Request Funding Date	Section 5.1(a)
Capital Request Notice	Section 5.1(a)
Company	Preamble
Company Business	Section 1.3(a)
Company Business Opportunity	Section 9.3(b)
Confidential Information	Section 9.6(a)
Contributing Member	Section 5.1(b)(ii)
Contribution Unfunded Amount	Section 5.1(b)
Corporate Opportunity	Section 9.3(c)
Default Notice	Section 2.14(d)
Defaulting Member	Section 4.2
Designated Alternate	Section 2.2(f)
Directors	Section 2.1
Drag-Along Buyer	Section 6.5(a)
Drag-Along Notice	Section 6.5(b)
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Drag-Along Right	Section 6.5(a)
Drag-Along Sale	Section 6.5(a)
Event of Default	Section 4.1
Event of Dissolution	Section 4.3(a)
Excess Contribution	Section 5.1(b)(i)
FE Directors	Section 2.2(d)
FE Member	Preamble
Independent Evaluator	Section 13.15
Investor Directors	Section 2.2(b)
Investor Member	Preamble
Lock-Up Period	Section 6.2(b)
Non-Transferring Member	Section 6.3(a)
Over-Contributing Member	Section 5.1(b)(i)
Party	Preamble
Preemptive Right	Section 7.1
Preemptive Right Notice Period	Section 7.1
Preemptive Right Participation Notice	Section 7.1
Pro Rata Request Amount	Section 5.1(a)
Response To Capital Call	Section 5.1(a)
Sale Notice	Section 6.3(a)
Sale Period	Section 6.3(a)(ii)
Subject Membership Interests	Section 6.3(a)
Tag-Along Buyer	Section 6.4(a)
Tag-Along Notice	Section 6.4(a)
Tag-Along Offered Membership Interests	Section 6.4(a)
Tag-Along Sale	Section 6.4(a)
Tax-Driven Changes	Section 10.7
Tax Matters Shareholder	Section 10.2
Total Number of Directors	Section 2.2(a)
Transferring Member	Section 6.3(a)
Unfunded Amount	Section 5.1(b)
Unfunded Amount Loan	Section 5.1(b)(ii)(A)

Section 13.18    Other Definitional Provisions. The following shall apply to this Agreement:

(a)Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.
(b)The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section,
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clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(d)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day. In addition, notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.
(e)Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(f)The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.
(g)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(h)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(i)Any reference to any Contract shall be a reference to such agreement or Contract, as amended, amended and restated, modified, supplemented or waived.
(j)Any reference to any particular Code section or any Law shall be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided, that, for the purposes of the representations and warranties contained herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.
(k)For all purposes of this Agreement (including the determination of a Member’s Percentage Interest and its entitlement, if applicable, to designate one or more Directors), such Member and its Permitted Transferees shall be deemed to be, and shall be treated as, one and the same Member.
[Remainder of Page Intentionally Left Blank]
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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.
The Company:
FirstEnergy Transmission, LLC,
a Delaware limited liability company
By:______________________________
Name:
Title:

[Signat
[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.
FE Member:
FirstEnergy Corp., an Ohio corporation
By:______________________________
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.
Investor Member:
North American Transmission Company II LLC, a Delaware limited liability company

By:______________________________
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

Schedule 1
Schedule of Members

Name	Address	Percentage Interest
FirstEnergy Corp.	76 South Main Street Akron, Ohio 44308	80.1%
North American Transmission Company II LLC	1200 Smith Street, Suite 640 Houston, Texas 77002	19.9%

[Signat

Schedule 2
Prohibited Competitors
1.American Electric Power
2.American Municipal Power
3.AES
4.Dominion Energy
5.Duke Energy
6.Duquesne Light Company
7.Exelon
8.ITC
9.LS Power
10.PSE&G
11.PPL
12.NextEra Energy